$1,395,400,000
Nissan Auto Lease Trust 2005-A
Issuer
Nissan Auto Leasing LLC II
Transferor
Nissan Motor Acceptance Corporation
Servicer
$219,700,000 4.271% ASSET BACKED NOTES, CLASS A-1
$242,000,000 4.61% ASSET BACKED NOTES, CLASS A-2
$445,000,000 4.70% ASSET BACKED NOTES, CLASS A-3
$488,700,000 FLOATING RATE ASSET BACKED NOTES, CLASS A-4

You should review carefully the factors set forth under “Risk Factors” beginning on page 8 of this prospectus.
The main sources for payment of the notes are a selected portfolio of Nissan and Infiniti lease contracts and the related Nissan and Infiniti leased vehicles, payments due on the lease contracts, proceeds from the sale of the leased vehicles, payments due under an interest rate cap agreement and monies on deposit in a reserve account.
The notes are asset backed securities issued by Nissan Auto Lease Trust 2005-A and are not obligations of or interests in Nissan Motor Acceptance Corporation, Nissan Auto Leasing LLC II or any of their respective affiliates. Neither the notes offered hereby nor the leases are issued or guaranteed by any government agency.

•	Nissan Auto Lease Trust 2005-A will issue four classes of notes, which are described in the following table, and a class of asset backed certificates which will be retained by the transferor.

•	Only the notes described on the following table are being offered by this prospectus.

•	The notes will accrue interest from on or about October 25, 2005.

	Notes

	A-1 Notes	A-2 Notes	A-3 Notes	A-4 Notes

Principal Amount	$219,700,000	$242,000,000	$445,000,000	$488,700,000
Interest Rate	4.271%	4.61%	4.70%	LIBOR + 0.05%
Final Schedule Payment Date	November 15, 2006	January 15, 2008	October 15, 2008	August 15, 2011
Price to Public(1)	100.00000%	99.99754%	99.99369%	100.00000%
Underwriting Discount(1)	0.080%	0.125%	0.140%	0.190%
Proceeds to Transferor(1)	$219,524,240.00	$241,691,546.80	$444,348,920.50	$487,771,470.00

(1)	Total price to the public is $1,395,365,967.30, total underwriting discount is $2,029,790.00, and total proceeds to the Transferor are $1,393,336,177.30.
Credit Enhancement

•	Reserve account, with an initial deposit of $15,504,423.91, and thereafter a required balance equal to $46,513,271.73.

•	Subordinated certificates, with an original principal balance of $155,042,391.02.

•	Interest rate cap agreement to mitigate risk associated with an increase in the floating interest rate of the class A-4 Notes.
      Neither the SEC nor any state securities commission has approved or disapproved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.	Citigroup
ABN AMRO Incorporated

Deutsche Bank Securities

JPMorgan

Morgan Stanley

RBS Greenwich Capital

SG Corporate & Investment Banking

The Williams Capital Group, L.P.
The date of this prospectus is October 18, 2005

Important Notice about Information Presented in this Prospectus
Content of Prospectus
      You should rely only on the information contained in this prospectus. We and the underwriters have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it. You should not assume that the information in this prospectus is accurate as of any date other than the date at the bottom of the front cover page.
      We include cross-references in this prospectus to the captions herein under which you can find additional related information. The table of contents lists the pages on which these captions are located.
      You can find a listing of the pages where the principal terms are defined under “Index of Principal Terms” beginning on page 113.
Limitations on Offers or Solicitations
      We do not intend this prospectus to be an offer or solicitation:

•	if used in a jurisdiction in which such offer or solicitation is not authorized,

•	if the person making such offer or solicitation is not qualified to do so, or

•	if such offer or solicitation is made to anyone to whom it is unlawful to make such offer or solicitation.
Dealer Prospectus Delivery Requirements
      Until January 16, 2006, all dealers that effect transactions in the notes, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.
      The transferor, Nissan-Infiniti LT, NILT Trust, and the issuer have filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement under the Securities Act of 1933, as amended, with respect to the notes being offered in this prospectus. This prospectus does not contain all of the information in the Registration Statement. The Registration Statement is available for inspection and copying at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. Nissan Motor Acceptance Corporation, on behalf of the issuer, will file or cause to be filed with the SEC periodic reports required under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

i

ii

iii

TRANSACTION OVERVIEW

•	The special unit of beneficial interest, or SUBI, represents a beneficial interest in specific Titling Trust assets.

•	The 2005-A SUBI represents a beneficial interest in a pool of closed-end Nissan and Infiniti vehicle leases and the related Nissan and Infiniti leased vehicles.

•	The UTI represents Titling Trust assets not allocated to the 2005-A SUBI or any other special unit of beneficial interest similar to the 2005-A SUBI and the Issuer has no rights in either the UTI assets or the asset of any other SUBI.

SUMMARY OF MONTHLY DEPOSITS TO AND
WITHDRAWALS FROM ACCOUNTS*

Transferor
Lessees
Lease
Payments
Payments On
Leases
Servicer
Proceeds
From Sale
of Leased
Vehicles
Purchasers
of Lease
Vehicles
Payments on Leases and
sale of Leased Vehicles
Servicer Advances
Reimbursement of
Servicer Advances
Repurchase Payments &
Reallocation Payments
Total Servicing Fees
Collection Account
Cap Payments and
Cap Termination
Payments
Cap
Provider
Withdrawals from Reserve Account
Deposits to Reserve Account
Reserve
Account
Interest and Principal
Payments on Certificates
Excess Funds From
Reserve Account
Noteholders
Certificate-
holders
Transferor

*	This chart provides only a simplified overview of the monthly flow of funds. Refer to this prospectus for a further description.

SUMMARY
      This summary highlights selected information from this prospectus and may not contain all of the information that you need to consider in making your investment decision. This summary provides an overview of certain information to aid your understanding and is qualified in its entirety by the full description of this information appearing elsewhere in this prospectus. You should carefully read this entire prospectus to understand all of the terms of the offering.
Basic Terms of the Notes

Issuer/ Trust:	Nissan Auto Lease Trust 2005-A
Transferor:	Nissan Auto Leasing LLC II
Servicer:	Nissan Motor Acceptance Corporation
Cap Provider:	HSBC Bank USA, National Association
Owner Trustee:	Wilmington Trust Company
Indenture Trustee:	U.S. Bank National Association
Titling Trust:	Nissan-Infiniti LT
Titling Trustee:	NILT, Inc.
Cutoff Date:	Close of business on September 30, 2005.
Trust Assets:	Beneficial interests in a discrete pool of Nissan and Infiniti leases and leased vehicles and related proceeds.
Credit Enhancement:	A reserve account, the certificates and the interest rate cap agreement.
Notes to be Offered:
Class A-1 Notes:	$219,700,000
Class A-2 Notes:	$242,000,000
Class A-3 Notes:	$445,000,000
Class A-4 Notes:	$488,700,000
The notes will be issued in minimum denominations of $25,000 and integral multiples of $1,000 in excess thereof in book-entry form.
Interest Rates:
Class A-1 Notes:	4.271%
Class A-2 Notes:	4.61%
Class A-3 Notes:	4.70%
Class A-4 Notes:	LIBOR + 0.05%
Interest Basis:
Class A-1 Notes and Class A-4 Notes:	Actual number of days elapsed and a 360-day year.
Class A-2 Notes, and Class A-3 Notes:	A 360-day year comprised of twelve 30-day months.
Payment Dates:	The 15th day of each month or, if such day is not a business day, the next business day.
First Payment Date:	November 15, 2005.

Final Scheduled Payment Dates:
Class A-1 Notes:	November 15, 2006
Class A-2 Notes:	January 15, 2008
Class A-3 Notes:	October 15, 2008
Class A-4 Notes:	August 15, 2011
Closing Date:	Expected on or about October 25, 2005.
Transaction Structure
General
Motor vehicle dealers in the Nissan Motor Acceptance Corporation network of dealers have assigned closed-end retail lease contracts and the related Nissan and Infiniti leased vehicles to Nissan-Infiniti LT. Some of the leases and the related leased vehicles assigned to Nissan-Infiniti LT have been allocated to a separate pool of assets. Beneficial interests — but not direct ownership — in the leases and vehicles in that pool will be transferred to the issuer. Neither the issuer nor holders of the issuer’s securities will have any interest in assets other than those in the issuer’s pool. Payment of the notes and certificates will be backed by those beneficial interests in the leases and vehicles in the issuer’s pool.
The issuer will issue the notes to the transferor in exchange for the interests in the pool. In addition to the notes, the issuer is also issuing to the transferor $155,042,391.02 aggregate principal amount of asset backed certificates in exchange for the interests in the pool. The notes are the only securities being offered hereby. The transferor will retain all of the certificates.
The issuer will rely upon collections from the pool’s leases, proceeds from the disposition of the related leased vehicles, payments received under an interest rate cap agreement and funds on deposit in specified accounts to make payments on the notes and the certificates. The issuer will be solely liable for payments made on the notes and the certificates.
Nissan Motor Acceptance Corporation will service the leases, the disposition of the related vehicles when the leases terminate or when vehicles relating to defaulted leases are repossessed and the collection of amounts due in respect of the leases.
Interest Payments and Interest Rate Cap Agreement
Noteholders and certificateholders are entitled to receive payments of interest and principal from the issuer only to the extent that collections from the issuer’s assets and funds on deposit in specified accounts are sufficient to make those payments. Interest and principal collections will be divided among the various classes of notes and the certificates in specified proportions and priorities as more fully described in this Prospectus.
Because the interest rate on the Class A-4 Notes will be floating while the leases are fixed monthly obligations, the issuer will enter into an interest rate cap agreement with HSBC Bank USA, National Association, as cap provider, to mitigate the risk associated with an increase in the floating interest rate of the Class A-4 Notes above the weighted average lease rates under the leases. If LIBOR related to any payment date exceeds the cap rate of 5.25%, the cap provider will pay to the issuer an amount equal to the product of:

•	LIBOR for the related payment date minus the cap rate of 5.25%;

•	the notional amount for the related payment date, which will be equal to the total outstanding principal amount of the Class A-4 Notes on the first day of the accrual period related to such payment date; and

•	a fraction, the numerator of which is the actual number of days elapsed from and including the previous payment date, to but excluding the current payment date, or with respect to the first payment date, from and including the closing date, to but excluding the first payment date, and the denominator of which is 360.
Any amounts received under the interest rate cap agreement will be available to the issuer to make (among other things) payments on the notes, including interest payments.
For more detailed information concerning payments of interest, you should refer to “Additional Information Regarding the Securities — Payments on the Securities” and “Description of the Notes — Interest.” For more detailed information concerning the interest rate cap agreement, you should refer to “The Interest Rate Cap Agreement.”
Priority of Principal Payments
The timing of payments of principal on the notes is largely dependent on the timing of collections of cash flows generated by the underlying assets. Principal will be paid on your notes on each payment date in an amount generally equal to the available principal distribution amount generated by the underlying pool of leases and proceeds from the sale of the related leased vehicles.
Principal payments on the notes generally will be made to the holders of the notes sequentially, in the following order of priority:

(1)	to the Class A-1 Notes until they are paid in full;

(2)	to the Class A-2 Notes until they are paid in full;

(3)	to the Class A-3 Notes until they are paid in full; and

(4)	to the Class A-4 Notes until they are paid in full.
Until all principal due to the notes is paid, no principal will be paid to the certificates. After the notes have been paid in full, principal will then be paid on the certificates until they have been paid in full.
An exception to the sequential payment rule is that allocable principal from the sale of the issuer’s assets and collections on the pool’s assets following a default under the indenture and the acceleration of the repayment of the notes will be paid first to the Class A-1 Notes until they have been paid in full, second, on a pro rata basis, to the Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes until they have been paid in full, and third, to the certificates until they have been paid in full.
Any unpaid principal amount of each class of notes will be payable in full on the payment dates in the following months:

•	for the Class A-1 Notes, November 2006,

•	for the Class A-2 Notes, January 2008,

•	for the Class A-3 Notes, October 2008, and

•	for the Class A-4 Notes, August 2011.
For more detailed information concerning payments of principal, you should refer to “Additional Information Regarding the Securities — Payments on the Securities” and “Description of the Notes — Principal.”
Optional Redemption
The servicer has the option to purchase or cause to be purchased all of the assets of the issuer on any payment date when the aggregate unpaid principal amount of the securities is less than or equal to 5% of the aggregate initial principal amount of the securities. If the servicer exercises this option, any notes that are outstanding at that time will be prepaid in whole at a redemption price equal to their unpaid principal amount plus accrued and unpaid interest. It is expected that at the time this redemption option becomes available to the servicer only the certificates will be outstanding.
The Property of the Issuer
General
The primary property of the issuer will be:

•	the 2005-A SUBI certificate, which is described below, including the right to receive monthly payments under the leases and the amounts realized from sales of the related leased vehicles,

•	the amounts deposited in the reserve account and

•	proceeds of the interest rate cap agreement and the rights of the issuer under the interest rate cap agreement.
The Leases and the Leased Vehicles
The leased vehicles allocated to the 2005-A SUBI are new Nissan or Infiniti automobiles, minivans, sport utility vehicles and light-duty trucks titled in the name of the titling trust. The leases allocated to the 2005-A SUBI are the related retail closed-end leases that were originated by Nissan and Infiniti motor vehicle dealers. The leases are operating leases for accounting purposes and provide for equal monthly payments that amortize a “capitalized cost” (which may exceed the manufacturer’s suggested retail price) to a contract residual value of the related leased vehicle established at the time of origination of the lease. The securitization value of each lease will be the sum of the present value of (i) the remaining monthly payments payable under the lease and (ii) the base residual of the related leased vehicle, which is the lowest of (a) the residual value established or assigned by Nissan Motor Acceptance Corporation at origination of the lease, (b) the residual value established by Automotive Lease Guide in September 2005 as a “mark-to-market” value, without making a distinction between value-adding options and non-value adding options and (c) the residual value established by Automotive Lease Guide in September 2005 as a “mark-to-market” value, making a distinction between value-adding options and non-value adding options. These present value calculations will be made as of September 30, 2005, the cutoff date, using a discount rate of 8.15%.
As of the close of business on September 30, 2005, the cutoff date, the leases had:

•	an aggregate securitization value of approximately $1,550,442,391.02, of which $941,165,061.74 (approximately 60.70%) represented the non-discounted base residual values of the leased vehicles,

•	a weighted average original lease term of approximately 43 months and

•	a weighted average remaining term to scheduled maturity of approximately 32 months.
The 2005-A SUBI Certificate
The titling trust will issue a special unit of beneficial interest, which is also called the “2005-A SUBI,” constituting a beneficial interest in the specific leases and related vehicles included in this transaction.
The 2005-A SUBI will be represented by the 2005-A SUBI certificate representing a beneficial interest in the 2005-A SUBI and the related 2005-A SUBI assets. The 2005-A SUBI certificate will be transferred to the issuer at the time it issues the securities. The 2005-A SUBI certificate is not offered to you under this prospectus.
The 2005-A SUBI certificate will evidence a beneficial interest in the related 2005-A SUBI assets and will not evidence a direct ownership interest in such 2005-A SUBI assets or an interest in any assets of the titling trust other than such 2005-A SUBI assets, and payments made on or in respect of all other titling trust assets will not be available to make payments on the Issuer’s securities. By holding the 2005-A SUBI certificate, the issuer will receive an amount equal to all payments made on or in respect of the 2005-A SUBI assets.
For more information regarding the issuer’s property, you should refer to “The 2005-A SUBI” and “The Leases.”
Credit Enhancement
Credit enhancement for the notes will consist primarily of the following:

•	subordination of the certificates,

•	the reserve account and

•	the interest rate cap agreement.
Subordination of the Certificates
The certificates will be subordinated to the notes to provide credit enhancement for the notes so that no payments will be made on the certificates until the notes have been paid in full. The certificates are not offered to you under this prospectus.
The Reserve Account
As an additional source of credit enhancement, the transferor will establish a reserve account in the name of the indenture trustee. The reserve account will be funded as follows:

•	on the closing date, the transferor will make an initial deposit into the reserve account of $15,504,423.91, which is approximately 1.00% of the aggregate securitization value of the leases as of the cutoff date, and

•	on each payment date while the notes remain outstanding, any excess collections remaining after payment of interest and principal on the notes and various other obligations and expenses of the issuer will be deposited into the reserve account until the reserve account balance is equal to $46,513,271.73, which is approximately 3.00% of the aggregate securitization value of the leases as of the cutoff date.
On each payment date, after all appropriate deposits and withdrawals have been made to and from the reserve account, any amounts on deposit in the reserve account in excess of the reserve account requirement will be released to the transferor.
Available amounts in the reserve account on each payment date will be available to cover shortfalls in payments on the notes and, after all payments are made to the notes, to the certificates.
The required reserve account balance on each payment date may be reduced pursuant to a downward adjustment formula acceptable to the rating agencies rating the notes.
For more information regarding the reserve account, you should refer to “Security for the Notes — The Accounts — The Reserve Account.”
Servicing
Nissan Motor Acceptance Corporation will service the titling trust assets, including the 2005-A SUBI assets. On each payment date, the issuer will pay Nissan Motor Acceptance Corporation, as servicer, a servicing fee equal to one-twelfth of 1.00% of the aggregate securitization value of the leases and leased vehicles represented by the 2005-A SUBI certificate at the beginning of the preceding month, or in the case of the first payment date, at the cutoff date.
Tax Status
On the closing date, and subject to certain assumptions and qualifications, Mayer, Brown, Rowe & Maw LLP, special counsel to the transferor, will render an opinion to the effect that the notes will be classified as debt for federal income tax purposes. The transferor will agree, and noteholders and beneficial owners will agree by accepting a note or a beneficial interest therein, to treat the notes as debt for federal income tax purposes.
You are encouraged to consult your own tax advisor regarding the federal income tax consequences of the purchase, ownership and disposition of the notes and the tax consequences arising under the laws of any state or other taxing jurisdiction.

For additional information concerning the application of federal income tax laws to the issuer and the notes, you should refer to “Certain Material Federal Income Tax Consequences.”
Ratings
On the closing date, each class of the notes will receive the following ratings from Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and Moody’s Investors Service, Inc.:

Standard &
Class	Poor’s	Moody’s

A-1	A-1+	P-1
A-2	AAA	Aaa
A-3	AAA	Aaa
A-4	AAA	Aaa
There can be no assurance that a rating will not be lowered or withdrawn by an assigning rating agency.
ERISA Considerations
It is expected that the notes will be eligible for purchase by employee benefit plans subject to the considerations discussed under “Certain ERISA Considerations.” However, plans contemplating a purchase of notes are encouraged to consult their counsel before making a purchase.
Money Market Investment
The Class A-1 Notes have been structured to be eligible securities for purchase by money market funds under Rule 2a-7 under the Investment Company Act of 1940. Money market funds contemplating a purchase of Class A-1 Notes should consult their counsel before making a purchase.

RISK FACTORS
      You should consider the following risk factors in deciding whether to purchase any of the notes.

You may have difficulty selling your notes and/or obtaining your desired price.	The notes will not be listed on any securities exchange. Therefore, in order to sell your notes, you must first locate a willing purchaser. The absence of a secondary market for the notes could limit your ability to resell them. Currently, no secondary market exists for the notes. We cannot assure you that a secondary market will develop. The underwriters intend to make a secondary market for the notes by offering to buy the notes from investors that wish to sell. However, the underwriters are not obligated to make offers to buy the notes and they may stop making offers at any time. In addition, the underwriters’ offered prices, if any, may not reflect prices that other potential purchasers would be willing to pay were they given the opportunity. There have been times in the past where there have been very few buyers of asset backed securities and, thus, there has been a lack of liquidity. There may be similar lack of liquidity at times in the future.

As a result of the foregoing restrictions and circumstances, you may not be able to sell your notes when you want to do so you may not be able to obtain the price that you wish to receive.

You may experience a loss if defaults on the leases or residual value losses exceed the available credit enhancement.	The issuer does not have, nor is it permitted or expected to have, any significant assets or sources of funds other than the 2005-A SUBI certificate, together with its right to payments under the interest rate cap agreement and available funds in the reserve account and certain distribution and collection accounts. The notes represent obligations solely of the issuer and will not be insured or guaranteed by any entity. Accordingly, you will rely primarily upon collections on the leases and the related leased vehicles, together with monies on deposit in the reserve account and payments under an interest rate cap agreement, for payments on your notes. The reserve account will cover delinquencies on the leases and losses on the leases and leased vehicles up to a certain amount. However, if delinquencies and losses exceed the available credit enhancement, including the credit enhancement provided by subordination of the certificates, you may experience delays in payments due to you and you could suffer a loss. You will have no claim to any amounts properly distributed to the transferor or to others from time to time.

The residual values established by Nissan Motor Acceptance Corporation are future projections that are based on projections by Automotive Lease Guide, as described in this prospectus under “Nissan Motor Acceptance Corporation — Determination of Residual Values.” There is no guarantee that the assumptions regarding future events that are used to determine residual values will prove to be correct. If the residual values of the leased vehicles as originally determined by Nissan Motor Acceptance Corporation are substantially higher than the sales proceeds actually realized upon the sale of the leased vehicles, you may suffer losses if the available credit enhancement is exceeded.

For a discussion of factors that may contribute to residual value losses, you should refer to “Risk Factors — Used car market factors may increase the risk of loss on your investment,” “Risk Factors — The concentration of leased vehicles to particular models could negatively affect the issuer’s assets,” “Risk Factors — The geographic concentration of the leases, economic factors, natural disasters and lease performance could negatively affect the issuer’s assets,” “Risk Factors — Increased turn-in rates may increase losses” and “Nissan Motor Acceptance Corporation — Determination of Residual Values.”

The timing of principal payments is uncertain.	The amount of principal distributed on the notes and the time when you receive those distributions depends on the rate of payments and losses relating to the leases and the leased vehicles, which cannot be predicted with certainty. Those principal payments may be regularly scheduled payments or unscheduled payments like those resulting from prepayments or liquidations of defaulted leases.

Additionally, the servicer may be required to make payments relating to the leases and leased vehicles under some circumstances. Each of these payments will have the effect of accelerating the payment of principal and shortening the average lives of all outstanding notes. You will bear any reinvestment risks resulting from a faster or slower rate of payments of the leases and the leased vehicles.

Payment priorities increase risk of loss or delay in payment to certain notes.	Based on the priorities described in this prospectus under “Additional Information Regarding the Securities — Payments on the Securities,” classes of notes that receive payments, particularly principal payments, before other classes of notes will be repaid more rapidly than the other classes of notes. In addition, because principal of each class of notes will be paid sequentially, classes of notes that have higher sequential numerical class designations (i.e. 2 being higher than 1) will be outstanding longer and therefore will be exposed to the risk of losses on the leases during periods after other classes of notes have been receiving most or all amounts payable on their notes, and after which a disproportionate amount of credit enhancement may have been applied and not replenished.

Because of the priority of payment on the notes, the yields of the Class A-2, Class A-3 and Class A-4 Notes will be relatively more sensitive to losses on the leases and the timing of such losses than the Class A-1 Notes. The Class A-3 and Class A-4 Notes will be relatively more sensitive to losses on the leases and the timing of such losses than the Class A-2 Notes. The Class A-4 Notes will be relatively more sensitive to losses on the leases and the timing of such losses than the Class A-3 Notes. If the actual rate and amount of losses exceed your expectations, and if amounts in the reserve account are insufficient to cover the resulting shortfalls, the yield to maturity on your notes may be lower than anticipated, and you could suffer a loss.

Classes of notes that receive payments earlier than expected are exposed to greater reinvestment risk, and classes of notes that receive principal later than expected are exposed to greater risk of loss. In either case, the yields on your notes could be materially and adversely affected.

Potential termination of the interest rate cap agreement presents cap provider risk.	General. The issuer is obligated to make payments of interest accrued on the Class A-4 Notes at a floating interest rate, but the leases are fixed monthly obligations. The issuer will enter into an interest rate cap agreement with HSBC Bank USA, National Association as the cap provider to enable the issuer to issue notes bearing interest at a floating rate. If LIBOR related to any payment date exceeds the cap rate of 5.25%, the cap provider will pay to the issuer an amount equal to the product of:

• LIBOR for the related payment date minus the cap rate of 5.25%;

• the notional amount for the related payment date, which will equal the total outstanding principal amount of the Class A-4 Notes on the first day of the accrual period related to such payment date; and

• a fraction, the numerator of which is the actual number of days elapsed from and including the previous payment date, to but excluding the current payment date, or with respect to the first payment date, from and including the closing date, to but excluding the first payment date, and the denominator of which is 360.

For a description of the key provisions of the interest rate cap agreement, see “The Interest Rate Cap Agreement” in this prospectus.

Cap Provider Risk; Performance and Ratings Risks. The amounts available to the issuer to pay interest and principal on all classes of the notes depend in part on the operation of the interest rate cap agreement and the performance by the cap provider of its obligations under the interest rate cap agreement. The ratings of all the notes take into account the provisions of the interest rate cap agreement and the ratings currently assigned to the cap provider.

During any interest accrual period in which LIBOR is greater than the cap rate of 5.25%, the issuer will be more dependent on receiving payments from the cap provider in order to make payments on the notes. If the cap provider fails to pay the amounts due under the interest rate cap agreement, the amount of credit enhancement available in the current or any future period may be reduced and you may experience delays and/or reductions in the interest and principal payments on your notes.

The cap provider’s senior long-term unsecured debt obligations currently are rated “AA-” from Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and “Aa2” from Moody’s Investors Service, Inc. A downgrade, suspension or withdrawal of any rating of the cap provider by a rating agency may result in the downgrade, suspension or withdrawal of the ratings assigned by such rating agency to any class (or all classes) of notes. Investors should make their own determinations as to the likelihood of performance by the cap provider of its obligations under the interest rate cap agreement. A downgrade, suspension or withdrawal of the rating assigned by a rating agency to a class of notes would likely have adverse consequences on the liquidity or market value of those notes.

The geographic concentration of the leases, economic factors, natural disasters and lease performance could negatively affect the issuer’s assets.	The leased vehicles related to the leases allocated to the 2005-A SUBI were registered in 45 states and the District of Columbia, with 14.85%, 13.11%, 10.97% and 10.31% of the aggregate cutoff date securitization value, based on the state of original registration, in New York, California, New Jersey, and Florida, respectively. No state other than New York, California, New Jersey and Florida accounts for 10% or more of the total number of leases. Adverse economic conditions in any of these states may have a disproportionate impact on the performance of the leases and the leased vehicles. Economic factors like unemployment, interest rates, the rate of inflation and consumer perceptions of the economy may affect the rate of prepayment and defaults on the leases and the ability to sell or dispose of the related leased vehicles for an amount at least equal to their stated residual values.

Further, the effect of natural disasters, such as Hurricane Katrina, on the performance of the leases and leased vehicles is unclear, but there may be a significant adverse effect on general economic conditions, consumer confidence and general market liquidity. Investors should consider the possible effect on delinquency, default and prepayment experience of the leases and leased vehicles.

Used car market factors may increase the risk of loss on your investment.	The used car market is affected by supply and demand, consumer tastes, economic factors and manufacturer decisions on pricing of new car models. For instance, introduction of a new model with additional equipment not reflected in the manufacturer’s suggested retail price may impact the resale value of the existing portfolio of similar model types. Other factors that are beyond the control of the issuer, the transferor and the servicer could also have a negative impact on the value of a vehicle.

Increased turn-in rates may increase losses.	In addition, losses may be greater as turn-in rates upon the expiration of leases increase because more used cars would be available on the used car market. Under each lease, the lessee may elect to purchase the related vehicle at the expiration of the lease for an amount generally equal to the stated residual value established at the inception of the lease. Lessees who decide not to purchase their related vehicles at lease expiration will expose the issuer to possible losses if the sale prices of such vehicles in the used car market are less than their respective stated residual values. The level of turn-ins at termination of the leases could be adversely affected by lessee views on vehicle quality, the relative attractiveness of new models available to the lessees, sales and lease incentives offered with respect to other vehicles (including those offered by Nissan Motor Acceptance Corporation), the level of the purchase option prices for the related vehicles compared to new and used vehicle prices and economic conditions generally. The early termination of leases by lessees may affect the number of turn-ins in a particular month. If losses resulting from increased turn-ins exceed the credit enhancement, you may suffer a loss on your investment.

The concentration of leased vehicles to particular models could negatively affect the issuer’s assets.	The Altima, Pathfinder, G35, Maxima and Murano models represent approximately 23.25%, 12.44%, 12.44%, 11.78% and 10.06% of the aggregate cutoff date securitization value, respectively, of the leased vehicles allocated to the 2005-A SUBI. Any adverse change affecting a specific model type would reduce the proceeds received at disposition of a related leased vehicle. As a result, you may incur a loss on your investment.

Failure to comply with consumer protection laws could result in a loss.	Federal and state consumer protection laws, including the federal Consumer Leasing Act of 1976 and Regulation M promulgated by the Board of Governors of the Federal Reserve System, impose requirements on retail lease contracts such as the leases allocated to the 2005-A SUBI. The failure by the titling trust to comply with these requirements may give rise to liabilities on the part of the titling trust or the issuer (as owner of the 2005-A SUBI certificate). Further, many states have adopted “lemon laws” that provide vehicle users certain rights in respect of substandard vehicles. A successful claim under a lemon law could result in, among other things, the termination of the related lease and/or the requirement that a portion of payment previously paid by the lessee be refunded. Nissan Motor Acceptance Corporation will represent and warrant that each lease complies with applicable law in all material respects. If that representation and warranty relating to any lease allocated to the 2005-A SUBI proves incorrect, materially and adversely affect the interests of the issuer and is not timely cured, Nissan Motor Acceptance Corporation will be required to repurchase the beneficial interest in the noncompliant lease and related vehicle from the issuer. To the extent that Nissan Motor Acceptance Corporation fails to make such a repurchase, or to the extent that a court holds the titling trust or the issuer liable for violating consumer protection laws regardless of such a repurchase, a failure to comply with consumer protection laws could result in required payments by the titling trust or the issuer. If sufficient funds are not available to make both payments to lessees and on your notes, you may suffer a loss on your investment in the notes.

For a discussion of federal and state consumer protection laws which may affect the leases, you should refer to “Additional Legal Aspects of the Leases and the Leased Vehicles — Consumer Protection Laws.”

If ERISA liens are placed on the titling trust assets, you could suffer a loss.	Liens in favor of and/or enforceable by the Pension Benefit Guaranty Corporation could attach to the leases and leased vehicles owned by the titling trust (including the leases and the leased vehicles allocated to the 2005-A SUBI) and could be used to satisfy unfunded ERISA obligations of any member of a controlled group that includes Nissan Motor Acceptance Corporation and its affiliates. Because these liens could attach directly to the leases and leased vehicles and because the issuer does not have a prior perfected security interest in the assets included in the 2005-A SUBI, these liens could have priority over the interest of the issuer in the assets included in the 2005-A SUBI. As of the date of this prospectus, neither Nissan Motor Acceptance Corporation nor any of its affiliates had any material unfunded liabilities with respect to their respective defined benefit pension plans. Moreover, the transferor believes that the likelihood of this liability being asserted against the assets of the titling trust or, if so asserted, being successfully pursued, is remote. However, you cannot be sure the leases and leased vehicles will not become subject to an ERISA liability.

Vicarious tort liability may result in a loss.	Some states allow a party that incurs an injury involving a leased vehicle to sue the owner of the vehicle merely because of that ownership. Most states, however, either prohibit these vicarious liability suits or limit the lessor’s liability to the amount of liability insurance that the lessee was required to carry under applicable law but failed to maintain.

On August 8, 2005, President Bush signed into law the Safe Accountable, Flexible, and Efficient Transportation Equity Act of 2005 (the “Transportation Act”), Pub. L. No. 109-59. The Transportation Act provides that an owner of a motor vehicle that rents or leases the vehicle to a person shall not be liable under the law of a state or political subdivision by reason of being the owner of the vehicle, for harm to persons or property that results or arises out of the use, operation, or possession of the vehicle during the period of the rental or lease, if (i) the owner (or an affiliate of the owner) is engaged in the trade or business of renting or leasing motor vehicles; and (ii) there is no negligence or criminal wrongdoing on the part of the owner (or an affiliate of the owner). This provision of the Transportation Act was effective upon enactment and applies to any action commenced on or after August 8, 2005. The Transportation Act is intended to preempt state and local laws that impose possible vicarious tort liability on entities owning motor vehicles that are rented or leased and it is expected that the Transportation Act should reduce the likelihood of vicarious liability being imposed on the titling trust.

Nissan Motor Acceptance Corporation maintains, on behalf of the titling trust, contingent liability insurance against third party claims that provides coverage with no annual or aggregate cap on the number of claims thereunder, providing primary coverage of $1 million combined single limit coverage per occurrence and excess coverage of $15 million combined single limit per occurrence. If Nissan Motor Acceptance Corporation ceases to maintain this liability insurance coverage or the insurance coverage protecting the titling trust is insufficient to cover, or does not cover, a material claim, that claim could be satisfied out of the proceeds of the vehicles and leases allocated to this transaction and you could incur a loss on your investment.

If vicarious liability imposed on the titling trust exceeds the coverage provided by its primary and excess liability insurance policies, or if lawsuits are brought against either the titling trust or Nissan Motor Acceptance Corporation involving the negligent use or operation of a leased vehicle, you could experience delays in payments due to you, or you may ultimately suffer a loss.

For a discussion of the possible liability of the titling trust in connection with the use or operation of the leased vehicles, you should refer to “Additional Legal Aspects of the Leases and the Leased Vehicles — Vicarious Tort Liability.”

A transferor or servicer bankruptcy could delay or limit payments to you.	Following a bankruptcy or insolvency of the servicer or the transferor, a court could conclude that the 2005-A SUBI certificate is owned by the servicer or the transferor, instead of the issuer. This conclusion could be either because the transfer of the 2005-A SUBI certificate from the transferor to the issuer was not a true sale or because the court concluded that the transferor or the issuer should be consolidated with the servicer or the transferor for bankruptcy purposes. If this were to occur, you could experience delays in payments due to you, or you may not ultimately receive all amounts due to you as a result of:

• the automatic stay, which prevents a secured creditor from exercising remedies against a debtor in bankruptcy without permission from the court, and provisions of the United States bankruptcy code that permit substitution for collateral in limited circumstances,

• tax or government liens on the servicer’s or the transferor’s property (that arose prior to the transfer of the 2005-A SUBI certificate to the issuer) having a prior claim on collections before the collections are used to make payments on the notes, and

• the fact that neither the issuer nor the indenture trustee has a perfected security interest in the leased vehicles allocated to the 2005-A SUBI and may not have a perfected security interest in any cash collections of the leases and leased vehicles allocated to the 2005-A SUBI held by the servicer at the time that a bankruptcy proceeding begins.

For a discussion of how a bankruptcy proceeding of the servicer, the transferor or certain related entities may affect the issuer and the notes, you should refer to “Additional Legal Aspects of the Titling Trust and the 2005-A SUBI — Insolvency Related Matters.”

The failure to make principal payments on the notes will generally not result in an event of default.	The amount of principal required to be paid to you prior to the applicable final scheduled payment date generally will be limited to amounts available for those purposes. Therefore, the failure to pay principal of a note before the applicable final scheduled payment date will not result in an event of default under the indenture.

The notes are not suitable investments for all investors.	The notes are complex investments that are not a suitable investment if you require a regular predictable schedule of payments. The notes should be considered only by investors who, either alone or with their financial, tax and legal advisors, have the expertise to analyze the prepayment, reinvestment, residual value, default and market risk, the tax consequences of an investment and the interaction of these factors.

The return on the notes could be reduced by shortfalls due to military action.	The effect of any current or future military action by or against the United States, as well as any future terrorist attacks, on the performance of the leases is unclear, but there may be an adverse effect on general economic conditions, consumer confidence and general market liquidity. Investors should consider the possible effects on delinquency, default and prepayment experience of the leases and the leased vehicles allocated to the 2005-A SUBI.

The Servicemembers Civil Relief Act and similar state laws may provide relief to members of the military on active duty, including reservists or national guard members, who have entered into an obligation, such as a lease contract for a lease of a vehicle, before entering into military service and provide that under some circumstances the lessor may not terminate the lease contract for breach of the terms of the contract, including non-payment. Furthermore, under the Servicemembers Civil Relief Act, a lessee may terminate a lease of a vehicle at anytime after the lessee’s entry into military service or the date of the lessee’s military orders (as described below) if (i) the lease is executed by or on behalf of a person who subsequently enters military service under a call or order specifying a period of not less than 180 days (or who enters military service under a call or order specifying a period of 180 days or less and who, without a break in service, receives orders extending the period of military service to a period of not less than 180 days); or (ii) the lessee, while in the military, executes a lease contract for a vehicle and thereafter receives military orders for a permanent change of station outside of the continental United States or to deploy with a military unit for a period of not less than 180 days. No early termination charges may be imposed on the lessee for such termination. No information can be provided as to the number of leases that may be affected by these laws. In addition, current military operations of the United States, including military operations in Iraq and the Middle East, have increased and may continue to increase the number of citizens who are in active military service, including persons in reserve or national guard status who have been called or will be called to active duty. In addition, these laws may impose limitations that would impair the ability of the servicer to repossess a defaulted vehicle during the related obligor’s period of active duty and, in some cases, may require the servicer to extend the maturity of the lease contract, lower the monthly payments and readjust the payment schedule for a period of time after the completion of the obligor’s military service. It is not clear that the Servicemembers Civil Relief Act would apply to leases such as the leases allocated to the 2005-A SUBI. If a lessee’s obligation to make lease payments is reduced, adjusted or extended, or if the lease is terminated early and no early termination charge is imposed, the servicer will not be required to advance those amounts. Any resulting shortfalls in interest or principal will reduce the amount available for distribution on the notes and the certificates.

For more information regarding the effect of the Servicemembers Civil Relief Act, you should refer to “Additional Legal Aspects of the Leases and the Leased Vehicles — Consumer Protection Laws.”

OVERVIEW OF THE TRANSACTION
      Please refer to page 1 for a diagram providing an overview of the transaction described in this prospectus. You can find a listing of the pages where the principal terms are defined under “Index of Principal Terms” beginning on page 113.
      All of the motor vehicle dealers (“Dealers”) in the Nissan Motor Acceptance Corporation (“NMAC”) network of Dealers have entered into agreements with NMAC or Infiniti Financial Services, which is a division of NMAC, pursuant to which they have assigned and will assign retail closed-end motor vehicle lease contracts to Nissan-Infiniti LT, a Delaware statutory trust (the “Titling Trust”). The Titling Trust was created in July 1998 to avoid the administrative difficulty and expense associated with retitling leased vehicles for the securitization of motor vehicle leases. The Titling Trust issued to NILT Trust (the “UTI Beneficiary”) a beneficial interest in the undivided trust interest (the “UTI”) representing the entire beneficial interest in the unallocated assets of the Titling Trust. See “The Titling Trust — Property of the Titling Trust.” In connection with this transaction, the UTI Beneficiary will instruct the trustee of the Titling Trust:

•	to establish a special unit of beneficial interest (the “2005-A SUBI”) and

•	to allocate to the 2005-A SUBI a separate portfolio of leases (the “Leases”) and the related vehicles leased under the Leases (the “Leased Vehicles”) and other associated assets owned by the Titling Trust.
      The 2005-A SUBI will represent the entire beneficial interest in the Leases, Leased Vehicles and related assets (collectively, the “2005-A SUBI Assets”). The Titling Trust will issue a certificate evidencing the 2005-A SUBI (the “2005-A SUBI Certificate”) to or upon the order of the UTI Beneficiary. Upon the creation of the 2005-A SUBI, the portfolio of Leases or Leased Vehicles will no longer constitute assets of the Titling Trust represented by the UTI, and the interest in the Titling Trust Assets represented by the UTI will be reduced accordingly. The 2005-A SUBI will evidence an indirect beneficial interest, rather than a direct legal interest, in the related 2005-A SUBI Assets. The 2005-A SUBI will not represent a beneficial interest in any Titling Trust Assets other than the related 2005-A SUBI Assets. Payments made on or in respect of any Titling Trust Assets other than the 2005-A SUBI Assets will not be available to make payments on the Securities. The UTI Beneficiary may from time to time cause special units of beneficial interest similar to the 2005-A SUBI (each, an “Other SUBI”) to be created out of the UTI. The Issuer (and, accordingly, the securityholders) will have no interest in the UTI, any Other SUBI or any assets of the Titling Trust evidenced by the UTI or any Other SUBI. See “The Titling Trust” and “The 2005-A SUBI.”
      On the date of initial issuance of the Securities (the “Closing Date”), the UTI Beneficiary will sell, transfer and assign its beneficial interests in the 2005-A SUBI represented by the 2005-A SUBI Certificate to Nissan Auto Leasing LLC II (the “Transferor”). The Transferor will in turn sell, transfer and assign the 2005-A SUBI Certificate to Nissan Auto Lease Trust 2005-A, a Delaware statutory trust (the “Trust” or the “Issuer”). The Issuer will issue four classes of Notes (the “Notes”) in an aggregate principal amount of $1,395,400,000 (the “Initial Note Balance”) and one class of asset backed certificates (the “Certificates”) in an aggregate principal amount of $155,042,391.02 (the “Initial Certificate Balance”) to the Transferor in consideration for the 2005-A SUBI Certificate and will pledge the 2005-A SUBI Certificate to the indenture trustee as security therefor. The holders of the Notes are referred to in this prospectus as the “Noteholders,” and the holders of the Certificates are referred to herein as the “Certificateholders.” The Notes and the Certificates are collectively referred to in this prospectus as the “Securities,” and the holders of the Securities are referred to as “Securityholders.” Each Note will represent an obligation of, and each Certificate will represent a fractional beneficial interest in, the Issuer. Payments in respect of the Certificates will be subordinated to payments in respect of the Notes to the extent described in this prospectus.
      The Notes are the only Securities being offered hereby. The Transferor will retain all of the Certificates.

      As a condition to the issuance of the Notes, Moody’s Investors Service, Inc. or its successors (“Moody’s”) and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or its successors (“Standard & Poor’s Ratings Services” and, together with Moody’s, the “Rating Agencies”) must each rate (i) the Class A-1 Notes in their highest short-term rating category and (ii) the remaining classes of the Notes in their highest long-term rating category. See “Ratings of the Notes” for further information concerning the ratings assigned to the Notes, including the limitations of such ratings.

THE ISSUER
Formation
      The Issuer was formed as a statutory trust under the laws of the State of Delaware solely for the purposes of the transactions described in this prospectus. The Issuer will be governed by an Amended and Restated Trust Agreement, to be dated as of the Closing Date (the “Trust Agreement”), between the Transferor and Wilmington Trust Company, as trustee (the “Owner Trustee”).
      The Issuer will issue the Notes pursuant to an indenture, to be dated as of the Closing Date (the “Indenture”), between the Issuer and U.S. Bank National Association, as trustee (the “Indenture Trustee” and, together with the Owner Trustee, the “Trustees”), and will issue the Certificates pursuant to the Trust Agreement.
      The Issuer will not engage in any activity other than as duly authorized in accordance with the terms of the Trust Agreement. On the Closing Date, the authorized purposes of the Issuer will be limited to:

•	issuing the Securities,

•	acquiring the 2005-A SUBI Certificate and the other property of the Issuer with the net proceeds from the sale of the Notes and the Certificates and certain capital contributions from NMAC,

•	assigning and pledging the property of the Issuer to the Indenture Trustee,

•	making payments on the Securities,

•	entering into and performing its obligations under the transaction documents to which it is a party,

•	engaging in other transactions, including entering into agreements, that are necessary, suitable or convenient to accomplish, or that are incidental to or connected with, any of the foregoing activities and

•	subject to compliance with the transaction documents, engaging in such other activities as may be required in connection with conservation of the trust estate of the Issuer and the making of distributions to the holders of the Notes and the Certificates.
      Approval of additional Issuer activities and purposes may be requested by holders of at least 66 2/3% of the outstanding balance of the Certificates (which for this purpose includes Certificates held by the Issuer, the Transferor, the Servicer or any of their respective affiliates) and will require (1) receipt of written approval by each Rating Agency rating the Notes and (2) approval by Noteholders representing in the aggregate at least 66 2/3% of the outstanding balance of the Notes, voting together as a single class. Notwithstanding the foregoing, as more fully described under “Additional Documents Provisions — Miscellaneous Provisions — Securities Owned by the Issuer, the Transferor and their Affiliates,” so long as any Notes are outstanding, Securities owned by the Issuer, the Transferor, the Servicer and their respective affiliates will be entitled to all benefits afforded to the Securities except that they generally will not be deemed outstanding for the purpose of making requests, demands, authorizations, directions, notices, consents or other action under the Basic Documents.
      The Issuer’s principal offices will be in Wilmington, Delaware, in care of the Owner Trustee, at the address listed below under “— The Owner Trustee.”
Capitalization of the Issuer
      On the Closing Date, in exchange for the 2005-A SUBI Certificate, the Issuer will transfer the Securities to the Transferor, who will then sell the Notes to the Underwriters, as described below under “Underwriting.”

The Transferor will retain the Certificates. The following table illustrates the capitalization of the Issuer as of the Closing Date, as if the issuance and sale of the Securities had taken place on that date:

Notes	$1,395,400,000.00
Certificates	155,042,391.02

Total	$1,550,442,391.02

      The Owner Trustee Wilmington Trust Company will be the Owner Trustee under the Trust Agreement. Wilmington Trust Company is a Delaware banking corporation, and its corporate trust office is located at Rodney Square North, 1100 N. Market Street, Wilmington, Delaware 19890. NMAC, the Transferor and their respective affiliates may maintain normal commercial banking relationships with the Owner Trustee and its affiliates. The fees and expenses of the Owner Trustee will be paid by the Administrative Agent. See “Additional Document Provisions — Miscellaneous Provisions — Fees and Expenses.”
Property of the Issuer
      On the Closing Date, the Transferor will transfer the 2005-A SUBI Certificate to the Issuer pursuant to the Trust SUBI Certificate Transfer Agreement. The Issuer will then pledge its interest in the 2005-A SUBI Certificate to the Indenture Trustee under the Indenture. See “The 2005-A SUBI  — Transfers of the 2005-A SUBI Certificate.”
      After giving effect to the transactions described in this prospectus, the property of the Issuer (the “Trust Estate”) will include:

•	the 2005-A SUBI Certificate, evidencing a 100% beneficial interest in the 2005-A SUBI Assets, including the lease payments and the right to payments received after September 30, 2005 (the “Cutoff Date”) from the sale or other disposition of the Leased Vehicles on deposit in the 2005-A SUBI Collection Account and investment earnings, net of losses and investment expenses, on amounts on deposit in the 2005-A SUBI Collection Account,

•	the Reserve Account and any amounts deposited therein (including investment earnings, net of losses and investment expenses, on amounts on deposit therein),

•	the rights of the Indenture Trustee as secured party under a back-up security agreement with respect to the 2005-A SUBI Certificate and the 100% undivided interest in the 2005-A SUBI Assets,

•	the rights of the Issuer to funds on deposit from time to time in the Note Distribution Account and any other account or accounts established pursuant to the Indenture,

•	the rights of the Transferor, as transferee, under the SUBI Certificate Transfer Agreement,

•	the rights of the Issuer, as transferee, under the Trust SUBI Certificate Transfer Agreement,

•	the rights of the Issuer as a third-party beneficiary of the Servicing Agreement, to the extent relating to the 2005-A SUBI Assets, and the SUBI Trust Agreement,

•	the rights of the Issuer and powers of the Owner Trustee under the interest rate cap agreement and the amounts payable to the Issuer thereunder and

•	all proceeds and other property from or relating to the foregoing.
      The Issuer will pledge the Trust Estate to the Indenture Trustee pursuant to the Indenture.
      Because the 2005-A SUBI will represent a beneficial interest in the 2005-A SUBI Assets, Securityholders will be dependent on payments made on the Leases and proceeds received in connection with the sale or other disposition of the related Leased Vehicles for payments on the related Securities. Except to the extent of the back-up security interest as discussed in this Prospectus under “Additional Legal Aspects of the Leases and the Leased Vehicles — Back-up Security Interests,” the Issuer will not have a direct ownership interest in the Leases or a direct ownership interest or perfected security interest in the Leased Vehicles —

which will be titled in the name of the Titling Trust or the Titling Trustee on behalf of the Titling Trust — and it is therefore possible that a claim or lien in respect of the Leased Vehicles or the Titling Trust could limit the amounts payable in respect of the 2005-A SUBI Certificate to less than the amounts received from the lessees of the Leased Vehicles or received from the sale or other disposition of the Leased Vehicles. To the extent that a claim or lien were to delay the disposition of the Leased Vehicles or reduce the amount paid to the holder of the 2005-A SUBI Certificate in respect of its beneficial interest in the 2005-A SUBI Assets, you could experience delays in payment or losses on your investment. See “Risk Factors — A transferor or servicer bankruptcy could delay or limit payments to you,” “Risk Factors — If ERISA liens are placed on the titling trust assets, you could suffer a loss,” “The 2005-A SUBI,” “Additional Legal Aspects of the Titling Trust and the 2005-A SUBI — The 2005-A SUBI” and “Additional Legal Aspects of the Leases and the Leased Vehicles — Back-up Security Interests.”
USE OF PROCEEDS
      The Transferor will use the net proceeds from the sale of the Notes (the proceeds of the sale minus expenses relating thereto) to acquire the 2005-A SUBI Certificate from NILT Trust, to make a capital contribution to the Issuer to purchase the Cap Agreement and to fund the Reserve Account.
THE TITLING TRUST
General
      The Titling Trust is a Delaware statutory trust and is governed by an amended and restated trust and servicing agreement, dated as of August 26, 1998 (the “Titling Trust Agreement”), among NILT Trust, as the UTI Beneficiary, NMAC as servicer (the “Servicer”), NILT, Inc., as trustee (the “Titling Trustee”), Wilmington Trust Company, as Delaware trustee, and U.S. Bank National Association (“U.S. Bank”), as trust agent (in that capacity, the “Trust Agent”). To provide for the servicing of the Titling Trust Assets, the Titling Trust, the Servicer and the UTI Beneficiary have entered into the Servicing Agreement (the “Basic Servicing Agreement”), dated as of March 1, 1999. The primary business purpose of the Titling Trust is to take assignments of, and serve as record holder of title to, leases and leased vehicles, in order to facilitate the securitization of the leases and leased vehicles in connection with the issuance of asset backed securities.
      Except as otherwise described under “Additional Document Provisions — The SUBI Trust Agreement,” under the Titling Trust Agreement, the Titling Trust has not and will not:

•	issue beneficial or other interests in the Titling Trust Assets or securities other than the 2005-A SUBI, the 2005-A SUBI Certificate, Other SUBIs, one or more certificates representing each Other SUBI (the “Other SUBI Certificates”), the UTI and one or more certificates representing the UTI (the “UTI Certificates”),

•	borrow money, except from NMAC, the UTI Beneficiary or their respective affiliates in connection with funds used to acquire leases and leased vehicles,

•	make loans,

•	invest in or underwrite securities,

•	offer securities in exchange for Titling Trust Assets, with the exception of the 2005-A SUBI Certificate, Other SUBI Certificates and the UTI Certificates,

•	repurchase or otherwise reacquire, other than for purposes of cancellation, any UTI Certificate or, except as permitted by or in connection with permitted financing transactions, any Other SUBI Certificate, or

•	grant any security interest in or lien on any Titling Trust Assets.

For further information regarding the Titling Trust and the servicing of the Leases and Leased Vehicles, you should refer to “Additional Document Provisions — The SUBI Trust Agreement” and “— The Servicing Agreement.”
The UTI Beneficiary
      NILT Trust is the UTI Beneficiary under the Titling Trust Agreement. The sole beneficiary of the UTI Beneficiary is NMAC. The UTI Beneficiary was formed as a Delaware statutory trust in July 1998 for the sole purpose of being initial beneficiary of the Titling Trust, holding the UTI and the UTI Certificate, acquiring interests in the 2005-A SUBI and Other SUBIs and engaging in related transactions. So long as any financings involving interests in the Titling Trust, including the transaction described in this prospectus, are outstanding, NMAC may not transfer its beneficial interest in the UTI Beneficiary. The principal offices of NILT Trust are located at 990 West 190th Street, Torrance, California 90502, and its telephone number is (310) 719-8584.
The Titling Trustee
      NILT, Inc., the Titling Trustee, is a wholly-owned special purpose subsidiary of U.S. Bank and was incorporated in Delaware for the sole purpose of acting as Titling Trustee. The Titling Trustee is not affiliated with NMAC or any of its affiliates. U.S. Bank, as trust agent, serves as agent for the Titling Trustee to perform some functions of the Titling Trustee under the Titling Trust Agreement. Under the Titling Trust Agreement, if U.S. Bank can no longer act as the trust agent, the designees of the UTI Beneficiary — which may not be the UTI Beneficiary or any of its affiliates — will have the option to purchase the stock of the Titling Trustee for a nominal amount. If the UTI Beneficiary does not timely exercise that option, a successor trust agent appointed by the Titling Trustee will have the option to purchase the stock of the Titling Trustee. If none of these options is timely exercised, U.S. Bank may sell the stock of the Titling Trustee to another party.
Property of the Titling Trust
      The assets of the Titling Trust (the “Titling Trust Assets”) generally consist of:

•	leases originated by Dealers and assigned to the Titling Trust and all monies due from the lessees thereunder,

•	leased vehicles and all proceeds of those leased vehicles,

•	all of the Dealers’ rights with respect to those leases and leased vehicles,

•	the rights to proceeds from any physical damage, liability or other insurance policies, if any, covering the leases or the related lessees or the leased vehicles, including but not limited to the Contingent and Excess Liability Insurance and

•	all proceeds of the foregoing.
      From time to time after the date of this prospectus, Dealers may assign additional leases to the Titling Trust and, as described below, title the related leased vehicles in the name of the Titling Trust (or a nominee or trustee thereof on behalf of the Titling Trust).
Lease Origination and the Titling of Vehicles
      All leases owned by the Titling Trust have been or will be underwritten using the underwriting criteria described under “Nissan Motor Acceptance Corporation — Lease Underwriting Procedures.” Under each lease, the Titling Trust (or a nominee or trustee thereof on behalf of the Titling Trust) will be listed as the owner of the related leased vehicle on the related certificate of title. Liens will not be placed on the certificates of title, nor will new certificates of title be issued, to reflect the interest of the Issuer, as holder of the 2005-A SUBI Certificate, in the Leased Vehicles. The certificates of title to the Leased Vehicles registered in several states will, however, reflect a first lien held by the Titling Trust or NMAC (the “Administrative Lien”) that will exist solely to provide for delivery of title documentation of the Leased Vehicles to the Titling Trustee or

the Servicer. Each entity that records an Administrative Lien (other than the Titling Trust) will enter into an agreement by which it acknowledges that it has no interest in the related Leased Vehicles and additionally waives, quitclaims and releases any claim that it may have against the Leased Vehicles by virtue of such liens.
      After the sale of the 2005-A SUBI Certificate to the Issuer, the Servicer will be obligated to cause the repurchase of any Leased Vehicles relating to Leases not meeting certain representations and warranties by making Repurchase Payments in respect thereof. Those representations and warranties relate primarily to the origination of the Leases and do not typically relate to the creditworthiness of the related lessees or the collectibility of the Leases. In addition, the Servicer will be required to direct the Titling Trustee to reallocate from the 2005-A SUBI to the UTI a Lease and related Leased Vehicle or cause to be conveyed to the Servicer a Lease and related Leased Vehicle and remit to the 2005-A SUBI Collection Account an amount equal to the Repurchase Payment with respect to a Lease as to which the Servicer grants a Term Extension or, in certain circumstances, as to which the related lessee changes the domicile of or title to a Leased Vehicle to Alabama or any other restricted jurisdictions.
      All leased vehicles owned by the Titling Trust will be held for the benefit of entities that from time to time hold beneficial interests in the Titling Trust. Those interests will be evidenced with respect to:

•	leases and leased vehicles not allocated to the 2005-A SUBI or any Other SUBI, by the UTI,

•	the Leases and the Leased Vehicles, by the 2005-A SUBI and

•	leases and leased vehicles financed in another transaction, by one or more Other SUBIs.
      Entities holding beneficial interests in the Titling Trust will not have a direct ownership in the related leases or a direct ownership or perfected security interest in the related leased vehicles.
      The certificates of title for the Leased Vehicles will not reflect the indirect interest of the Issuer in the Leased Vehicles by virtue of its beneficial interest in the 2005-A SUBI Assets. Therefore, if the transfer of the 2005-A SUBI Certificate were recharacterized as secured loans, the Issuer would not have a perfected lien in the 2005-A SUBI Assets, unless a validly filed financing statement is in effect in each of the appropriate jurisdictions, to the extent that the security interest may be perfected by filing a financing statement under the UCC. The Servicer has agreed to file or cause to be filed a financing statement and any appropriate continuing statements in each of the appropriate jurisdictions. For further information regarding the titling of the Leased Vehicles and the interest of the Issuer therein, you should refer to “Additional Legal Aspects of the Leases and the Leased Vehicles — Back-up Security Interests.”
THE 2005-A SUBI
General
      The 2005-A SUBI will be issued by the Titling Trust under the 2005-A SUBI Supplement to the Titling Trust Agreement to be dated as of the Closing Date (the “2005-A SUBI Supplement” and, together with the Titling Trust Agreement, the “SUBI Trust Agreement”). To provide for the servicing of the 2005-A SUBI Assets, the Titling Trust, the Servicer and the UTI Beneficiary will enter into a supplement to the Basic Servicing Agreement to be dated as of the Closing Date (together with the Basic Servicing Agreement, the “Servicing Agreement”). The 2005-A SUBI will represent an indirect beneficial interest, rather than a direct legal interest, in the 2005-A SUBI Assets. The 2005-A SUBI will not represent a beneficial interest in any Titling Trust Assets other than the related SUBI Assets. The Issuer and the Securityholders will have no interest in the UTI, any Other SUBI or any assets of the Titling Trust evidenced by the UTI or any Other SUBI. Payments made on or in respect of Titling Trust Assets not represented by the 2005-A SUBI will not be available to make payments on the Securities. For further information regarding the Titling Trust, you should refer to “The Titling Trust.”
      The 2005-A SUBI Certificate will evidence a beneficial interest in the 2005-A SUBI Assets, which will generally consist of the Leases, Leased Vehicles and all proceeds of or payments on or in respect of the Leases or Leased Vehicles received or due after the close of business on the Cutoff Date, and all other 2005-A SUBI Assets, including:

•	amounts in the 2005-A SUBI Collection Account received in respect of the Leases or the sale of the Leased Vehicles,

•	certain monies due under or payable in respect of the Leases and the Leased Vehicles after the Cutoff Date, including the right to receive payments made to NMAC, the Transferor, the Titling Trust, the Titling Trustee or the Servicer under any insurance policy relating to the Leases, the Leased Vehicles or the related lessees and

•	all proceeds of the foregoing.
      On the Closing Date, the Titling Trust will issue the 2005-A SUBI Certificate to or upon the order of NILT Trust, as UTI Beneficiary.
Transfers of the 2005-A SUBI Certificate
      Simultaneously with the issuance of the 2005-A SUBI Certificate to the UTI Beneficiary, the UTI Beneficiary will convey the 2005-A SUBI Certificate to the Transferor pursuant to a transfer agreement, to be dated as of the Closing Date (the “SUBI Certificate Transfer Agreement”). The UTI Beneficiary will covenant to treat the conveyance of the 2005-A SUBI Certificate to the Transferor as an absolute sale, transfer and assignment for all purposes.
      Immediately after the transfer of the 2005-A SUBI Certificate to the Transferor, the Transferor will:

•	sell, transfer and assign to the Issuer, without recourse, all of its right, title and interest in and to the 2005-A SUBI Certificate under a transfer agreement, to be dated as of the Closing Date (the “Trust SUBI Certificate Transfer Agreement”) and

•	deliver the 2005-A SUBI Certificate to the Issuer.
      In exchange, the Issuer will transfer to the Transferor the Notes and the Certificates.
      Immediately following the transfer of the 2005-A SUBI Certificate to the Issuer, the Issuer will pledge its interest in the Trust Estate, which includes the 2005-A SUBI Certificate, to the Indenture Trustee as security for the Notes.
THE TRANSFEROR
      Nissan Auto Leasing LLC II, the Transferor, is a special purpose limited liability company that was formed under the laws of Delaware on October 24, 2001. The sole member of the Transferor is NMAC. NMAC may not transfer its membership interest in the Transferor so long as any financings involving interests held by the Transferor at any time in the Titling Trust, including the transaction described in this prospectus, are outstanding. The principal office of the Transferor is located at 990 West 190th Street, Torrance, California 90502, and its telephone number is (310) 719-8509.
      The Transferor was organized solely for the purpose of acquiring interests in the UTI, the 2005-A SUBI and Other SUBIs, causing securities such as the Securities to be issued, and engaging in related transactions. The limited liability company agreement of the Transferor limits its activities to the foregoing purposes and to any activities incidental or necessary thereto.
NISSAN MOTOR ACCEPTANCE CORPORATION
General
      NMAC was incorporated in the state of California in November 1981 and began operations in February 1982. NMAC provides indirect automotive consumer loan and lease financing and direct dealer financing through (and to) approximately 1,235 Nissan and Infiniti Dealers in the United States. NMAC’s principal executive offices are located at 990 West 190th Street, Torrance, California 90502, and its telephone number is (310) 719-8000.
      NMAC is an indirect wholly-owned subsidiary of Nissan Motor Co., Ltd. (“Nissan”). Although Nissan is not guaranteeing the Issuer’s obligations under the Notes, Nissan’s financial condition may affect NMAC’s ability to service the Leases. For the fiscal year ended March 31, 2005, Nissan reported consolidated net income of 512.3 billion yen (US$4.76 billion), up 1.7% for the fiscal year ended March 31, 2005. Consolidated operating profit totaled a record 861.2 billion yen (US$8.0 billion), up 4.4% compared with a year earlier. The operating margin was 10.0%, a decline of 1.1% due to foreign exchange risk and higher purchasing costs. Nissan’s mid-year earnings will be announced on October 28, 2005.
      Current long-term ratings for Nissan by Standard & Poor’s and Moody’s are BBB+/ Stable and Baa1/ Positive Outlook, respectively.
      The foregoing expression of Japanese yen in U.S. dollars has been converted, for the convenience of the reader only, at the foreign exchange rate of 107.6 yen/dollar, the average rate for the fiscal year ended March 31, 2005.
Lease Underwriting Procedures
      Both auto loan and auto lease applications are subject to the same credit policies and procedures at NMAC. Contracts that are purchased must comply with NMAC’s underwriting standards and other requirements, as described below, under existing agreements between NMAC and the Dealers. NMAC’s underwriting standards emphasize the prospective lessee’s ability to pay, as well as the asset value of the motor vehicle to be financed. NMAC’s underwriting, servicing and collection activities are conducted principally at a centralized processing center in Irving, Texas.
      NMAC’s credit decision is influenced by, among other things, the applicant’s credit score as obtained by NMAC from the 3 national credit bureaus: Equifax, Experian and TransUnion. A lease application may be reviewed by the credit officers within NMAC’s consumer credit department. Depending on their level and experience, credit officers may have the authority to approve or deny certain types of lease applications. For example, newly hired credit analysts are assigned level 1 authority, which allows them to approve applications with a FICO Score of 620 and above and amounts up to $30,000 ($50,000 for analysts assigned to Infiniti Financial Services). Senior credit analysts are given level 2 authority, which allows them to approve applications with a FICO Score as low as 500 and amounts up to $75,000. A credit supervisor has level 3 authority, and may approve amounts up to $150,000 for any FICO Score. Finally, level 4 authority is reserved for the regional credit manager, the senior manager of the consumer credit and risk management departments, and the regional financial service managers, all of whom can approve or deny any type of lease application.
      NMAC makes its final credit decision based upon the degree of credit risk with respect to each lease applicant. NMAC also uses a repeat customer algorithm to grant pre-approvals to existing lease customers. From September 1996 through October 2001, NMAC utilized its own empirically derived scorecards. However, for competitive reasons, NMAC switched to risk models developed by Fair, Isaac and Company, Inc. beginning October 4, 2001. These generic scorecards (“FICO Scores”) will allow Dealers to enter into financing contracts with customers during hours that NMAC is not open for business.
Determination of Residual Values
      The value of the Securities being issued is based on the aggregate Securitization Value of the Leases. As used in this prospectus, the term “Securitization Value” means, for each Lease, the sum of the present value (discounted at a rate of 8.15% (the “Securitization Rate”)) of (i) the remaining monthly lease payments and (ii) the Base Residual. The “Base Residual” means the lowest of (i) the Contract Residual (as defined below), (ii) the ALG Residual (as defined below) and (iii) the MRM Residual (as defined below). The ALG Residual and the MRM Residual are residual value calculations produced by a third-party source, Automotive Lease Guide (“ALG”), an independent publisher of residual value percentages recognized throughout the automotive finance industry for projecting vehicle market values at lease termination. The “ALG Residual” is the expected value of the related Leased Vehicle at the scheduled termination of the Lease calculated by using a residual value estimate produced by ALG in September 2005 as a “mark-to-market” value (assuming that the vehicle is in “average” condition rather than “clean” condition) based on the total MSRP of the base vehicle and all NMAC authorized options, without making a distinction between value adding options and non-value adding options. The “MRM Residual” is the expected value of the related Leased Vehicle at the scheduled termination of the Lease calculated by using a residual value estimate produced by ALG in September 2005 as a “mark-to-market” value (assuming that the vehicle is in “average” condition rather than “clean” condition) based on the “Maximum Residualized MSRP,” which consists of the Manufacturers Suggested Retail Price (the “MSRP”) of the typically equipped vehicle and value adding options, giving only partial credit or no credit for those options that NMAC understands add little or no value to the resale price of the vehicle. This calculation has the effect of placing a cap on the total capitalized cost of a vehicle for purposes of calculating the residual value of such vehicle.
      The following discussion relates to NMAC’s Contract Residuals, which will affect the return rates of vehicles to NMAC. Each lease sets forth a residual value (the “Contract Residual”), which is the value of the leased vehicle at the scheduled termination of the lease established or assigned by NMAC at the time of origination of the lease. In general, NMAC establishes the Contract Residual by adding a small number of percentage points to the Initial ALG Residual as requested by Nissan North America, Inc., NMAC’s parent company (“NNA”), as part of NNA’s marketing programs. “The Initial ALG Residual” is a residual value estimate produced by ALG at the time of origination of the related lease based on the total MSRP of the base vehicle and all NMAC authorized options, without making a distinction between value adding options and non-value adding options. The difference between the Contract Residual specified in a lease and the Initial ALG Residual represents marketing incentives offered to customers. NMAC has fully reserved funds for the difference between the Contract Residual and the Initial ALG Residual.
      The estimated future value of a leased vehicle is a major component of the leasing business. Specifically, any excess of the Contract Residual of a vehicle over its actual future market value represents a residual loss at lease termination. NMAC believes that this difference between the Contract Residual and the actual value at maturity may affect consumer behavior concerning purchasing or returning a vehicle to the lessor at lease termination. Furthermore, NMAC believes that return rates may decline as the difference between the Contract Residual and actual value declines. As it specifically pertains to this transaction, the residual loss at lease termination in respect of a Leased Vehicle will be determined by the excess, if any, of the Base Residual of the Leased Vehicle, which is the lowest of the related Contract Residual, the ALG Residual and the MRM Residual of such vehicle, over its actual future market value.
      The Leases and Leased Vehicles that will be allocated to each SUBI after the date of this Prospectus will have been originated under NMAC’s revised residual policies that were initiated in fiscal year 1999. Notwithstanding the foregoing, no assurance can be given as to NMAC’s future experience with respect to the return rates of Nissan and Infiniti vehicles relating to leases originated under these revised residual policies. In addition, no assurance can be given that NMAC’s experience with respect to the return of off-lease Nissan and Infiniti vehicles or related residual value losses, or the experience of the Issuer with respect to the related Leased Vehicles, will be similar to that set forth in the residual value loss experience table. If the residual values of the Leased Vehicles, as originally determined by NMAC are substantially higher than the sales proceeds actually realized upon the sale of the Leased Vehicles, you may suffer losses on your investment. See “Risk Factors — You may experience a loss if defaults on the leases or residual value losses exceed the available credit enhancement.” For more information regarding NMAC’s procedures for realizing the residual value of leased vehicles, see “— Methods of Vehicle Disposal” and “— Collection and Repossession Procedures” below.
      NMAC believes that the historical residual value loss experience is partially attributable to new car pricing policies of all manufacturers. Most manufacturers have recently endeavored to keep new car pricing flat and, in some cases, less than the prices for models from prior years. New car models frequently have certain standard equipment that was included as optional equipment in models from prior years. NMAC believes that these factors have exerted additional downward pressure on the value of used vehicles when compared to the price for new vehicles.
Remarketing Program
      NMAC handles all remarketing efforts of leased vehicles, including customer service, collections, accounting, the end of term process and titling. NMAC’s remarketing department conducts a direct mail campaign to lessees at 180 days 120 days, 90 days and 30 days prior to the lease maturity date.

•	180 day mailer — explains end of lease options, information on the end of term process and product information. A business reply card is enclosed for the lessee to indicate whether or not he intends to purchase the leased vehicle at the end of the lease term.

•	120 day mailer — explains end of term options, end of term process and the owner loyalty program. A business reply card is also included.

•	90 day mailer — explains end of term options, end of term process and provides more in-depth information regarding the pre-return and inspection process. A brochure describing excessive wear and tear and a key assessment card are also included, along with a pre-approval certificate (if the lessee qualifies) and information on the owner loyalty program.

•	30 day letter — explains end of lease responsibilities with regard to the federal odometer statement and the vehicle condition report.
      At 90 days to maturity, NMAC’s Lease Customer Network Department (“LCN”) begins placing calls to a lessee to:

•	Obtain the lessee’s end of term intentions and document the current mileage on the lease vehicle;

•	Determine the date the lessee plans to return the vehicle and the dealership to which the vehicle will be returned;

•	Assist and educate the lessee regarding the end of lease process;

•	Advise the lessee of the need for a complimentary pre-termination inspection of the vehicle that can be conducted at the lessee’s home or place of business, and transfer the lessee to NMAC’s independent inspection company to schedule an appointment;

•	Advise the lessee (if any repairs are made to the vehicle after it has been pre-inspected) to contact LCN to schedule another inspection;

•	Advise the lessee to schedule an appointment with the Dealer for return of the vehicle;

•	Provide the lessee with information on special extension offers, programs or models;

•	Answer questions and resolve issues with the lessee regarding end of lease liability statement;

•	Provide product brochures on new models;

•	Advise the lessee to sign and retain a copy of the federal odometer statement completed at the dealership upon return of the vehicle; and

•	If applicable, advise the lessee of state-specific rights pertaining to the pre-return vehicle inspection and/or counter inspection of the lessee’s vehicle.
Lease Vehicle Maintenance
      Each NMAC form of lease provides that the lessee is responsible for all maintenance, repair, service and operating expenses of the leased vehicle. In addition, the lessee is responsible for all damage to the leased vehicle and for its loss, seizure or theft. At the scheduled maturity date of a lease, if the lessee does not purchase the leased vehicle, the lease requires the lessee to pay the lessor any applicable charges for excess mileage or excess wear and tear (“Excess Mileage and Excess Wear and Tear Charges”). The Excess Mileage

and Excess Wear and Tear Charges are assessed to compensate the lessor in connection with, among others: (1) inoperative mechanical parts including power accessories; (2) dents, scratches, chips or rusted areas on the body; (3) mismatched paint; (4) broken windows or inoperative window mechanisms; (5) broken headlight lenses or sealed beams, dents, cuts, scratches or gouges in the bumper; (6) broken grilles or dents in the grilles; (7) single dents or a series of small dents on other train parts, including headlight and taillight bezels; (8) seats, seat belts, head lining, door panels or carpeting that are torn or are damaged beyond ordinary wear and use or are burned; (9) any windshield damaged with chips, cracks or bull’s-eyes; (10) any tire not part of a matching set of five tires (or four with an emergency spare), or tires with less than 1/8 inch of tread remaining at the shallowest point, or tires which are not a matching set of tires of comparable type and quality to the tires furnished with the vehicle upon commencement of the lease; or (11) missing parts, accessories and adornments, including bumpers, ornamentation, aerials, hubcaps, chrome stripping, rearview mirrors, radio and stereo components, or emergency spare.
Methods of Vehicle Disposal
      NMAC’s vehicle remarketing department handles all motor vehicle sales for NMAC including repossessions and end of term leases. The department is managed at a centralized location in Torrance, California, with a customer call center located in Irving, Texas and field representatives located near their respective auction sites.
      Each lease provides that upon maturity, the lessee has the option to purchase the related motor vehicle for an amount equal to the related Contract Residual. If the lessee does not exercise this option, the related Dealer has the option to purchase the vehicle at the Contract Residual. Vehicles that are not purchased by the lessee or the Dealer are turned over to NMAC for sale. Returned vehicles that meet certain mileage condition parameters are then offered for sale to other Nissan or Infiniti dealers at the Contract Residual over the internet utilizing the Nissan or Infiniti Remarketing Portfolio Management (“RPM”) electronic grounding, recovery and sales system. The RPM system provides an electronic grounding, recovery and sales procedure for the dealership to use at lease termination to obtain the vehicle odometer statement and electronic customer signature. The RPM system is also used by the grounding dealer to purchase the returned vehicles at the Contract Residual. Dealers that purchase vehicles via the RPM system are charged electronically for the amount of the Contract Residual and then have the responsibility for transporting the vehicle from the grounding dealer to their own dealership. If neither the lessee nor the grounding dealer decides to purchase the returned vehicle, the returned vehicle is made available for purchase to non-grounding Nissan and Infiniti dealers over the RPM system at an amount equal to the Contract Residual. After a 2 day sale period, returned vehicles that have not been sold electronically are then sent by the vehicle remarketing department to auction. NMAC uses a system of auto auctions throughout the United States. NMAC views speed and efficiency of operations as the most critical aspects of managing off-lease vehicle inventory. NMAC has an internal target of 45 days from the time a leased vehicle is turned in until it is sold at auction. Credit repossessions are handled in accordance with various state requirements.
      All remarketing operations are electronic. This allows NMAC to control inventory management, select the best sales channel, manage the flow of vehicles to the auction and placement of the vehicles to auction locations that it believes will yield the highest net recovery value.
      Each vehicle is required to be inspected by an independent third party at the auction locations to determine its condition prior to sale. Condition reports are electronically transmitted to the remarketing department’s system. Based on its condition and mileage, each vehicle is assigned a target auction floor price. Field representatives monitor the auctions and determine which vehicles to sell or pass on a given day. Vehicles that are passed on are offered again on the next available auction date, to attempt to ensure that the vehicles are sold in a timely manner.
      In general, off-lease vehicles are sold in the following order of preference: (a) Electronic Sales System — NMAC makes available some of these off-lease vehicles for sale to Nissan Dealers over its RPM system; (b) Closed Auction — only Nissan Dealers can purchase Nissan vehicles and only Infiniti Dealers can purchase Infiniti vehicles at a closed auction event; (c) Corporate Closed Auction — open to both Nissan and

Infiniti Dealers regardless of which type of vehicle is sold; and (d) Open Auction — open to any licensed Dealer in the United States. NMAC favors closed auctions; however, open auctions are used when NMAC management deems it appropriate given the size of the off-lease vehicle inventory.
      NMAC has regular sales at auction locations throughout the United States. NMAC’s highest volume has historically been in the northeast region. From time to time, auction capacity and demand for pre-owned vehicles in the northern markets is insufficient to absorb the volume. Therefore, NMAC will transport vehicles to different regions where it perceives there to be a greater demand in order to maximize the vehicles’ recovery values.
Insurance
      NMAC’s form of lease requires that lessees maintain motor vehicle liability and motor vehicle physical damage insurance on the leased vehicle. The motor vehicle liability coverage must provide minimum limits of $100,000 per person and $300,000 combined limit per accident for bodily injury to third parties, and $50,000 for damage to the property of third parties ($30,000 in Hawaii). These limits exceed the statutory minimums required by many states. The insurance policy must name the Titling Trust, or the Titling Trustee, on behalf of the Titling Trust, as an additional insured and loss payee. The motor vehicle physical damage coverage must provide comprehensive and collision coverage for the actual cash value of the vehicle, with maximum deductibles of $1,000 for each such coverage. Since lessees may choose their own insurers to provide the required coverage, the specific terms and conditions of policies vary. NMAC requires lessees to provide evidence that the specified insurance coverage and additional insured loss payee provisions are in effect at the inception of the lease. Except in certain states, NMAC does not monitor lessees’ continued compliance with their insurance obligations.
      For vehicle leases originated prior to April 1, 2004, NMAC provided Guaranteed Automobile Protection coverage on all leased vehicles with no additional cost to the lessee. If a lessee’s vehicle is destroyed or irretrievably lost as a result of theft, an accident or other reason that meets NMAC’s published criteria, and NMAC determines that the lessee is not in default, NMAC will accept the actual cash value paid by the lessee’s insurance company as payment in full of the lease balance. If the insurance loss proceeds exceed the lessee’s lease obligations, the excess will not be refunded to the lessee (unless required by state law). If the lessee owes any past due payments or other amounts under the lease, the Servicer may use the security deposits to offset such amounts.
      NMAC does not require lessees to carry credit disability, credit life, credit health or other similar insurance coverage, which provides for payments to be made on the leases on behalf of lessees in the event of disability or death. To the extent that the lessee obtains any of these insurance coverages, payments received on such coverage may, if permitted by applicable law, be applied to payments on the related lease to the extent that the lessee’s beneficiary chooses to do so.
Contingent and Excess Liability Insurance
      In addition to the personal property and liability insurance coverage required to be obtained and maintained by the lessees pursuant to the Leases, and as additional protection if a lessee fails to maintain the required insurance, NMAC maintains contingent liability or similar types of insurance for the benefit of, among others, NMAC, the Titling Trustee, on behalf of the Titling Trust, the UTI Beneficiary, the Transferor and the Issuer against third party claims that may be raised against the Titling Trust or the Titling Trustee, on behalf of the Titling Trust, with respect to any Leased Vehicle owned by the Titling Trust (the “Contingent and Excess Liability Insurance”). The Contingent and Excess Liability Insurance provides primary coverage of $1 million combined single limit coverage per occurrence and excess coverage of $15 million combined single limit each occurrence, without limit on the number of occurrences in any policy period. Claims could be imposed against the assets of the Titling Trust, in excess of such coverage. In that event, you could incur a loss on your investment. See “Risk Factors — Vicarious tort liability may result in a loss,” “Additional Legal Aspects of the Titling Trust and the 2005-A SUBI — The 2005-A SUBI” and “Additional Legal Aspects of the Leases and the Leased Vehicles — Vicarious Tort Liability” for a discussion of related risks.

      With respect to damage to the Leased Vehicles, each lessee is required by the related Lease to maintain comprehensive and collision insurance. As more fully described under “Description of the Servicing Agreement — Insurance on Leased Vehicles,” the Servicer will generally not be required to monitor a lessee’s continued compliance with insurance requirements. If the foregoing insurance coverage is exhausted or unavailable for any reason and no third-party reimbursement for any damage is available, you could incur a loss on your investment.
      The Servicing Agreement will provide that for so long as any Securities are outstanding, neither the Titling Trustee nor NMAC may terminate or cause the termination of any Contingent and Excess Liability Insurance policy unless (i) a replacement insurance policy is obtained that provides coverage against third party claims that may be raised against the Titling Trust, the Trustee on behalf of the Titling Trust or the Issuer in an amount at least equal to $1 million combined single limit per occurrence and excess coverage of $15 million combined single limit each occurrence without limit on the number of occurrences in any policy period (which insurance policy may be a blanket insurance policy covering the Servicer and one or more of its affiliates), and (ii) each Rating Agency then rating the Notes receives prior written notice of such termination and any replacement insurance. These obligations of NMAC will survive any termination of NMAC as Servicer under the Servicing Agreement, until such time as claims can no longer be brought that would be covered by such insurance policies, whether as a result of the expiration of any applicable statute of limitations period or otherwise.
Collection and Repossession Procedures
      There are two methods for lessees to make monthly lease payments. Most lessees mail payments, along with a payment statement, to one of four lockboxes. A small percentage of lessees use NMAC’s automated clearinghouse system, others utilize a pay by phone system or cash payments through Western Union. Lease payments are due on the 1st through the 28th day of each calendar month. All payments received by NMAC on the Leases will be deposited into the SUBI Collection Account within two Business Days after receipt, unless certain conditions as set forth in the related Servicing Agreement have been met, which would then permit deposits on a monthly basis. See “Description of the Servicing Agreement — Collections.”
      NMAC considers a lease to be delinquent when $50 or more of a scheduled payment is past due. If a lease is delinquent, NMAC will charge a late fee where permissible and not exceeding statutory limits for each month that the lease is delinquent. Since August 2000, NMAC has utilized behavioral based campaigns in its collection activities. The behavioral based campaigns are comprised of two areas in addressing delinquent lessees. The first assesses the risk of the delinquent lessee through a behavioral scoring algorithm. The algorithm prioritizes the lessee from high to low risk and calling campaigns are structured to target high-risk lessees. Secondly, based on the score, management determines the best strategy for past due letters. Assessing the score allows the managers to focus resources on higher risk lessees. Lower risk lessees may receive no communication from NMAC unless the delinquency becomes more severe. If the delinquent lease cannot be brought current or completely collected within 60 to 90 days, NMAC generally attempts to repossess the related leased vehicle. NMAC holds repossessed vehicles in inventory to comply with any applicable statutory requirements for reinstatement and then sells or otherwise disposes of the vehicles. Any deficiencies remaining after repossession and sale of the vehicle or after the full charge-off of the lease are pursued by or on behalf of NMAC to the extent practicable and legally permitted. See “Additional Legal Aspects of the Leases and Leased Vehicles — Deficiency Judgments.” NMAC attempts to contact lessees and establish and monitor repayment schedules until the deficiencies are either paid in full or become impractical to pursue.
Extensions and Pull-Forwards
      On occasion, NMAC may extend the term of a lease if the lessee requests such extension and is not in default on any of its obligations under the lease and if the lessee agrees to continue to make monthly payments (each, a “Term Extension”). Lessees at the end of a lease who intend to lease another Nissan or an Infiniti automobile but cannot do so at lease maturity for reasons such as awaiting delivery of a new vehicle, preference for the next model year or other timing circumstances, may qualify for a lease term extension of up to six months. Lessees who wish to extend their lease term beyond six months (up to one year) of the Lease Maturity Date must sign a lease extension agreement with NMAC.
      In the future NMAC may adopt incentive programs that encourage Term Extensions in circumstances other than in connection with the lease of another Nissan or Infiniti automobile. If a Term Extension is granted, the Servicer will be required to deposit into the related Collection Account an amount equal to the Repurchase Payment, at which time such Lease and the related Leased Vehicle will be repurchased from the Issuer and reallocated from the related SUBI to the UTI and will no longer constitute assets of such SUBI.
      NMAC, as Servicer, may also permit a lessee to terminate a lease prior to its maturity in order to allow such lessee, among other things, (i) to enter into a new lease contract for a different Nissan or Infiniti vehicle or (ii) to purchase a different Nissan or Infiniti vehicle, provided that the lessee is not in default on any of its obligations under the related lease and the financing of the new vehicle is provided by NMAC (each, a “Pull-Forward”). In the case of such early termination, all Pull-Forward Payments due and payable by the lessee under the Lease will be paid and deposited in the related Collection Account within the time period required for the Servicer to deposit collections into the related Collection Account. The lessee will still be responsible for (a) any amounts assessed by the Servicer as a result of excessive wear and tear, (b) any excess mileage charge for the period for which the Lease was in effect, pro-rated monthly and (c) any taxes related to the termination of the Lease.
      The “Pull-Forward Payment” with respect of any Lease will mean, an amount equal to the sum of (a) any due and unpaid payments under that Lease plus (b) the monthly payment amount multiplied by the number of monthly payments not yet due with respect to that Lease.
Delinquency, Repossession and Loss Data
      Set forth below is information concerning NMAC’s experience with respect to its entire portfolio of new and used Nissan and Infiniti motor vehicle leases, which includes leases owned by NMAC or the Titling Trust and leases that have been sold but are still being serviced by NMAC. The dollar amounts of the leases outstanding is NMAC’s book value. NMAC believes credit losses are an expected cost in the business of extending credit. NMAC’s strategy is to minimize credit losses while providing financing support for the sale of the motor vehicles.
      NMAC establishes an allowance for expected credit losses and deducts amounts reflecting losses against such allowance. For credit loss terminations, NMAC charges the account balance related to a lease against the allowance for credit losses upon the related vehicle’s sale date. For losses related to uncollected end of term charges such as Excess Mileage and Excess Wear and Tear Charges on early, full and over termination leases, NMAC charges the account balance to the related allowance 120 days after the initial customer billing statement is produced. NMAC credits any recoveries from charge-offs related to a lease to the allowance.
      Gains or losses associated with the sale of off-lease inventory are recorded and charged to the corresponding allowance upon the vehicle sale date.
      Delinquency, repossession and loss experience may be influenced by a variety of economic, social and geographic conditions and other factors beyond NMAC’s control. There is no assurance that NMAC’s delinquency, repossession and loss experience with respect to its leases and the related leased vehicles in the future, or the experience of the Issuer with respect to the Leases and the Leased Vehicles, will be similar to that set forth below.
      We have not provided similar delinquency, repossession and loss data on the Leases, because none of the Leases, as of the Cutoff Date, were more than 29 days delinquent in payments. See “The Leases — Characteristics of the Leases — General.”

Nissan Lease Delinquency Experience(1)(4)
(dollars in thousands)

	At or For
	the Three	At or For the Twelve Months Ended March 31,
	Months Ended
	June 30, 2005	2005	2004	2003	2002	2001

Ending Dollar Amount of Lease Contracts Outstanding(2)	$5,681,643	$5,086,769	$4,047,700	$3,770,177	$3,826,858	$3,956,050
Ending Number of Lease Contracts Outstanding	265,308	240,665	196,965	193,120	206,206	219,632
Number of Delinquent Lease Contracts (3)
31-60 Days	1.16%	1.12%	1.21%	1.30%	1.18%	1.06%
61-90 Days	0.27%	0.24%	0.26%	0.25%	0.26%	0.18%
91 Days or more	0.07%	0.07%	0.06%	0.05%	0.07%	0.03%

Total	1.49%	1.42%	1.53%	1.60%	1.51%	1.27%

(1)	Includes leases for Nissan vehicles that NMAC has sold to third parties but continues to service.

(2)	Dollar amounts based on net book value of vehicles.

(3)	An account is considered delinquent if $50 or more of the scheduled monthly payment is past due.

(4)	Percentages may not add to total due to rounding.
Infiniti Lease Delinquency Experience(1)(4)
(dollars in thousands)

	At or For
	the Three	At or For the Twelve Months Ended March 31,
	Months Ended
	June 30, 2005	2005	2004	2003	2002	2001

Ending Dollar Amount of Lease Contracts Outstanding(2)	$2,993,658	$2,608,750	$1,769,694	$1,105,050	$878,621	$842,815
Ending Number of Lease Contracts Outstanding	95,971	85,513	58,453	38,905	32,815	32,950
Number of Delinquent Lease Contracts(3)
31-60 Days	0.76%	0.84%	0.81%	0.91%	0.96%	0.72%
61-90 Days	0.16%	0.16%	0.15%	0.19%	0.21%	0.14%
91 Days or more	0.04%	0.04%	0.05%	0.04%	0.04%	0.04%

Total	0.95%	1.04%	1.01%	1.14%	1.21%	0.89%

(1)	Includes leases for Infiniti vehicles that NMAC has sold to third parties but continues to service.

(2)	Dollar amounts based on net book value of vehicles.

(3)	An account is considered delinquent if $50 or more of the scheduled monthly payment is past due.

(4)	Percentages may not add to total due to rounding.

NMAC Total Lease Delinquency Experience(1)(4)
(dollars in thousands)

	At or For the
	Three Months	At or For the Twelve Months Ended March 31,
	Ended
	June 30, 2005	2005	2004	2003	2002	2001

Ending Dollar Amount of Lease Contracts Outstanding(2)	$8,675,301	$7,695,519	$5,817,394	$4,875,227	$4,705,479	$4,798,865
Ending Number of Lease Contracts Outstanding	361,279	326,178	255,418	232,025	239,021	252,582
Number of Delinquent Lease Contracts(3)
31-60 Days	1.05%	1.05%	1.12%	1.24%	1.15%	1.02%
61-90 Days	0.24%	0.22%	0.24%	0.24%	0.25%	0.17%
91 Days or more	0.06%	0.06%	0.06%	0.05%	0.06%	0.03%

Total	1.35%	1.32%	1.41%	1.53%	1.46%	1.22%

(1)	Includes leases for Nissan and Infiniti vehicles that NMAC has sold to third parties but continues to service.

(2)	Dollar amounts based on net book value of vehicles.

(3)	An account is considered delinquent if $50 or more of the scheduled monthly payment is past due.

(4)	Percentages may not add to total due to rounding.

Nissan Lease Repossession and Credit Loss Experience(1)
(dollars in thousands)

	At or For the
	Three Months	At or For the Twelve Months Ended March 31,
	Ended
	June 30, 2005	2005	2004	2003	2002	2001

Ending Number of Lease Contracts Outstanding	265,308	240,665	196,965	193,120	206,206	219,632
Average Number of Lease Contracts Outstanding(6)	256,752	215,892	193,324	202,798	222,809	235,318
Repossessions:
Number of Repossessions	1,080	4,435	4,232	3,978	2,989	4,510
Number of Repossessions as a Percentage of Ending Number of Lease Contracts Outstanding(2)	1.63%	1.84%	2.15%	2.06%	1.45%	2.05%
Number of Repossessions as a Percentage of Average Number of Lease Contracts Outstanding(2)	1.68%	2.05%	2.19%	1.96%	1.34%	1.92%
Losses:
Dollar Amount of Lease Contracts Outstanding(3)	$5,681,643	$5,086,769	$4,047,700	$3,770,177	$3,826,858	$3,956,050
Average Dollar Amount of Lease Contracts Outstanding(3)(6)	$5,472,757	$4,511,977	$3,902,816	$3,881,212	$4,066,373	$4,217,960
Gross Repossession Losses(4)	$11,541	$43,891	$40,537	$36,225	$23,600	$37,242
Repossession Recoveries(4)	$5,316	$11,314	$9,761	$8,530	$5,632	$9,741

Net Repossession Losses	$6,225	$32,577	$30,776	$27,695	$17,968	$27,501
Average Net Repossession Loss per Liquidated Contract(5)	$5,764	$7,345	$7,272	$6,962	$6,011	$6,098
Net Repossession Losses as a Percentage of Average Dollar Amount of Lease Contracts Outstanding(2)	0.45%	0.72%	0.79%	0.71%	0.44%	0.65%

(1)	Includes leases for Nissan vehicles that the Titling Trust has sold to third parties but NMAC continues to service.

(2)	The percentages for the three months ended June 30, 2005 have been annualized in order to facilitate year to year comparisons. Actual percentages for the entire year may differ from the annualized percentages.

(3)	Dollar amounts based on net book value of vehicles.

(4)	Includes involuntary and voluntary repossessions, bankruptcy repossessions and charge-offs.

(5)	Dollars not in thousands.

(6)	Average amounts calculated based on month-end data for the periods indicated.

Infiniti Lease Repossession and Credit Loss Experience(1)
(dollars in thousands)

	At or For the
	Three Months	At or For the Twelve Months Ended March 31,
	Ended
	June 30, 2005	2005	2004	2003	2002	2001

Ending Number of Lease Contracts Outstanding	95,971	85,513	58,453	38,905	32,815	32,950
Average Number of Lease Contracts Outstanding(6)	92,287	72,833	49,157	36,856	34,587	39,687
Repossessions:
Number of Repossessions	197	652	478	417	251	411
Number of Repossessions as a Percentage of Ending Number of Lease Contracts Outstanding(2)	0.82%	0.76%	0.82%	1.07%	0.76%	1.25%
Number of Repossessions as a Percentage of Average Number of Lease Contracts Outstanding(2)	0.85%	0.90%	0.97%	1.13%	0.73%	1.04%
Losses:
Dollar Amount of Lease Contracts Outstanding(3)	$2,993,658	$2,608,750	$1,769,694	$1,105,050	$878,621	$842,815
Average Dollar Amount of Lease Contracts Outstanding(3)(6)	$2,858,833	$2,217,420	$1,469,505	$1,008,101	$908,305	$1,000,491
Gross Repossession Losses(4)	$5,987	$9,302	$7,650	$5,823	$2,784	$5,170
Repossession Recoveries(4)	$5,804	$3,050	$1,946	$1,381	$990	$1,340

Net Repossession Losses	$183	$6,252	$5,704	$4,442	$1,794	$3,830
Average Net Repossession Loss per Liquidated Contract(5)	$929	$9,589	$11,933	$10,652	$7,147	$9,319
Net Repossession Losses as a Percentage of Average Dollar Amount of Lease Contracts Outstanding(2)	0.03%	0.28%	0.39%	0.44%	0.20%	0.38%

(1)	Includes leases for Infiniti vehicles that the Titling Trust has sold to third parties but NMAC continues to service.

(2)	The percentages for the three months ended June 30, 2005 have been annualized in order to facilitate year to year comparisons. Actual percentages for the entire year may differ from the annualized percentages.

(3)	Dollar amounts based on net book value of vehicles.

(4)	Includes involuntary and voluntary repossessions, bankruptcy repossessions and charge-offs.

(5)	Dollars not in thousands.

(6)	Average amounts calculated based on month-end data for the periods indicated.

NMAC Total Lease Repossession and Credit Loss Experience(1)
(dollars in thousands)

	At or For the
	Three Months	At or For the Twelve Months Ended March 31,
	Ended
	June 30, 2005	2005	2004	2003	2002	2001

Ending Number of Lease Contracts Outstanding	361,279	326,178	255,418	232,025	239,021	252,582
Average Number of Lease Contracts Outstanding(6)	349,039	288,725	242,481	239,654	257,396	275,005
Repossessions:
Number of Repossessions	1,277	5,087	4,710	4,395	3,240	4,921
Number of Repossessions as a Percentage of Ending Number of Lease Contracts Outstanding(2)	1.41%	1.56%	1.84%	1.89%	1.36%	1.95%
Number of Repossessions as a Percentage of Average Lease Contracts Outstanding(2)	1.46%	1.76%	1.94%	1.83%	1.26%	1.79%
Losses:
Dollar Amount of Net Receivables Outstanding(3)	$8,675,301	$7,695,519	$5,817,394	$4,875,227	$4,705,479	$4,798,865
Average Dollar Amount of Lease Contracts Outstanding(3)(6)	$8,331,590	$6,729,397	$5,372,321	$4,889,313	$4,974,678	$5,218,451
Gross Repossession Losses(4)	$17,528	$53,193	$48,187	$42,048	$26,384	$42,412
Repossession Recoveries(4)	$11,120	$14,364	$11,707	$9,911	$6,622	$11,081

Net Repossession Losses	$6,408	$38,829	$36,480	$32,137	$19,762	$31,331
Average Net Repossession Loss per Liquidated Contract(5)	$5,018	$7,633	$7,745	$7,312	$6,099	$6,367
Net Repossession Losses as a Percentage of Average Dollar Amount of Lease Contracts Outstanding(2)	0.31%	0.58%	0.68%	0.66%	0.40%	0.60%

(1)	Includes leases for Nissan and Infiniti vehicles that the Titling Trust has sold to third parties but NMAC continues to service.

(2)	The percentages for the three months ended June 30, 2005 have been annualized in order to facilitate year to year comparisons. Actual percentages for the entire year may differ from the annualized percentages.

(3)	Dollar amounts based on net book value of vehicles.

(4)	Includes involuntary and voluntary repossessions, bankruptcy repossessions and charge-offs.

(5)	Dollars not in thousands.

(6)	Average amounts calculated based on month-end data for the periods indicated.

Residual Value Loss Experience
      Set forth below is information concerning residual value loss experience and return rates for Nissan and Infiniti vehicles at termination. The residual value loss rates are indicated as the difference between the Initial ALG Residual and the actual amounts received for the off-lease vehicles (customer purchases and auction proceeds). Contract Residuals on contracts originated prior to April 1997 reflect values set by NNA’s internal model. In general, Contract Residuals on contracts originated after April 1997 reflect Initial ALG Residuals plus a small number of percentage points. See “— Determination of Residual Values.”
Nissan Residual Value Loss Experience(1)

	At or For the
	Three Months	At or For the Twelve Months Ended March 31,
	Ended
	June 30, 2005	2005	2004	2003	2002	2001

Total Number of Vehicles Scheduled to Terminate(1)	11,163	35,960	64,959	91,484	75,694	110,893
Total Initial ALG Residual on Vehicles Scheduled to Terminate(2)	$135,039,621	$433,378,770	$816,742,203	$1,122,973,104	$856,734,707	$1,310,931,321
Number of Vehicles Returned to NMAC(3)	5,352	22,710	46,382	65,737	55,130	86,851
Vehicles Returned to NMAC Ratio	47.94%	63.15%	71.40%	71.86%	72.83%	78.32%
Number of Vehicles going to Full Termination(4)	4,740	18,328	40,523	58,541	47,087	75,373
Full Termination Ratio(5)	42.46%	50.97%	62.38%	63.99%	62.21%	67.97%
Total Gain/(Loss) on Vehicles Returned to NMAC(3)(6)	$1,924,332	($1,143,254)	($19,935,609)	($31,453,370)	($16,650,128)	($37,640,468)
Average Gain/(Loss) on Vehicles Returned to NMAC(6)	$360	($50)	($430)	($478)	($302)	($433)
Total Initial ALG Residual on Vehicles Returned to NMAC(2)	69,915,216	286,957,456	594,331,354	818,086,651	$633,372,482	$1,046,438,153
Total Gain/(Loss) on Vehicles Returned to NMAC as a Percentage of Initial ALG Residuals of Returned Vehicles Sold by NMAC	2.75%	(0.40%)	(3.35%)	(3.84%)	(2.63%)	(3.60%)
Total Gain/(Loss) on Vehicles Returned to NMAC as a Percentage of Initial ALG Residuals of Vehicles Scheduled to Terminate	1.43%	(0.26%)	(2.44%)	(2.80%)	(1.94%)	(2.87%)
Average Contract Residual Percentage of Adjusted MSRP	52.32%	51.03%	55.08%	56.89%	58.90%	61.14%
Average Initial ALG Residual Percentage of Adjusted MSRP	47.08%	46.08%	49.43%	49.16%	49.38%	49.88%
Percentage Difference	5.25%	4.95%	5.65%	7.73%	9.52%	11.26%

(1)	Includes leases for Nissan vehicles that the Titling Trust has sold to third parties but NMAC continues to service. The leases are grouped by scheduled lease maturity date. Excludes leases that have been terminated pursuant to a lessee default (including, but not limited to, as a result of the lessee’s failure to maintain insurance coverage required by the lease, the failure of the lessee to timely or properly perform any obligation under the lease, or any other act by the lessee constituting a default under applicable law).

(2)	Initial ALG Residual for Standard Mileage Leases (15,000 miles/year) (not adjusted for Maximum Residualized MSRP).

(3)	Excludes repossessions, vehicles in inventory and NMAC Residual Percentages of less than 10% and greater than 95%. MSRP adjusted for Dealer add-ins in accordance with NMAC policy. Includes lessee initiated early terminations.

(4)	Includes all vehicles terminating at scheduled maturity, terminating past scheduled maturity and terminating within 90 days prior to scheduled maturity.

(5)	The ratio of the vehicles that went to full termination during the stated period over the vehicles scheduled to terminate.

(6)	Gain/(Loss) net of the difference between the Contract Residual and the Initial ALG Residual.

Infiniti Residual Value Loss Experience(1)

	At or For the
	Three Months	At or For the Twelve Months Ended March 31,
	Ended
	June 30, 2005	2005	2004	2003	2002

Total Number of Vehicles Scheduled to Terminate(1)	287	622	910	1,136	318
Total Initial ALG Residual on Vehicles Scheduled to Terminate(2)	$5,166,458	$9,795,320	$10,125,860	$12,763,129	$3,898,900
Number of Vehicles Returned to NMAC(3)	80	277	440	541	162
Vehicles Returned to NMAC Ratio	27.87%	44.53%	48.35%	47.62%	50.94%
Number of Vehicles going to Full Termination(4)	87	230	420	489	150
Full Termination Ratio(5)	30.31%	36.98%	46.15%	43.05%	47.17%
Total Gain/(Loss) on Vehicles Returned to NMAC(3)(6)	$44,155	$142,890	$508,491	$568,561	$(192,612)
Average Gain/(Loss) on Vehicles Returned to NMAC(6)	$552	$516	$1,156	$1,051	$(1,189)
Total Initial ALG Residual on Vehicles Returned to NMAC(2)	$1,445,750	$4,202,532	$4,915,617	$6,210,429	$2,012,516
Total Gain/(Loss) on Vehicles Returned to NMAC as a Percentage of Initial ALG Residuals of Vehicles Scheduled to Terminate	3.05%	3.40%	10.34%	9.15%	(9.57%)
Average Contract Residual Percentage of Adjusted MSRP	55.10%	56.05%	50.42%	53.09%	54.90%
Average Initial ALG Residual Percentage of Adjusted MSRP	53.93%	53.06%	44.98%	47.02%	50.86%
Percentage Difference	1.17%	2.99%	5.44%	6.08%	4.04%

(1)	Includes leases for Infiniti vehicles (G35, FX35 and FX45 models only) that the Titling Trust has sold to third parties but NMAC continues to service.

(2)	Initial ALG Residual for Standard Mileage Leases (15,000 miles/year) (not adjusted for Maximum Residualized MSRP).

(3)	Excludes repossessions, vehicles in inventory and NMAC Residual Percentages of less than 10% and greater than 95%. MSRP adjusted for Dealer add-ins in accordance with NMAC policy. Includes lessee initiated early terminations.

(4)	Includes all vehicles terminating at scheduled maturity, terminating past scheduled maturity and terminating within 90 days prior to scheduled maturity.

(5)	The ratio of the vehicles that went to full termination during the stated period over the vehicles scheduled to terminate.

(6)	Gain/(Loss) net of the difference between the Contract Residual and the Initial ALG Residual.

Like Kind Exchange
      In January 2001, NMAC implemented a like kind exchange (“LKE”) program for its lease portfolio. Previously, NMAC recognized a taxable gain on the resale of most vehicles returned to the Titling Trust upon lease termination. The LKE program is designed to permit NMAC to defer recognition of taxable gain by exchanging Matured Vehicles and Defaulted Vehicles, for new vehicles (the “Replacement Vehicles”):

•	The documents governing the LKE program require the proceeds from the sale of a Matured Vehicle or a Defaulted Vehicle to be assigned to, and deposited directly with, a Qualified Intermediary (the “QI”) rather than being paid directly to NMAC as Servicer.

•	In order to enable NMAC to take advantage of the tax deferral, the Matured Vehicle or the Defaulted Vehicle will be reallocated from the related SUBI to the UTI at the same time and in exchange for the same dollar amount that such Matured Vehicle or Defaulted Vehicle is sold at auction. See “Description of the Servicing Agreement — Sale and Disposition of Leased Vehicles.”

•	The QI uses the proceeds of the sale, together with additional funds, if necessary, to purchase Replacement Vehicles.

•	The Replacement Vehicles are then transferred to the Titling Trust and become part of the UTI.

•	The Titling Trust is then deemed to have exchanged Matured Vehicles and Defaulted Vehicles for the Replacement Vehicles and NMAC is not required to recognize any taxable gain.
      Because the 2005-A SUBI will receive amounts equal to the Reallocation Payments for the Leased Vehicles in the same time frame as if there was no reallocation from that SUBI to the UTI, the LKE program is not anticipated to have any impact on the amounts and timing of payments to be received by the Issuer from the disposition of the Leased Vehicles.
THE LEASES
General
      The Leases allocated to the 2005-A SUBI consist of 68,257 motor vehicle retail closed-end leases for new Nissan and selected models of Infiniti motor vehicles. Each of the Leases was originated by a Dealer in the ordinary course of such Dealer’s business and assigned to the Titling Trust on or prior to the Cutoff Date, in accordance with the underwriting procedures described under “Nissan Motor Acceptance Corporation — Lease Underwriting Procedures.” The Leases are operating leases for accounting purposes and have been selected based upon the criteria specified in the SUBI Trust Agreement and described under “— Characteristics of the Leases” and “— Representations, Warranties and Covenants.” NMAC will represent and warrant, among other things, that no adverse selection procedures were employed in selecting the Leases or the Leased Vehicles for inclusion in the 2005-A SUBI Assets; however, it is nonetheless possible that the delinquencies or losses on the Leases could exceed those on other leases included in NMAC’s portfolio of new and used Nissan and Infiniti motor vehicle leases, which includes leases owned by NMAC or the Titling Trust and leases that have been sold but are still being serviced by NMAC.
      Each Lease is a closed-end lease. Over the term of the Lease (the “Lease Term”), the lessee is required to make level monthly payments intended to cover the cost of financing the related Leased Vehicle, scheduled depreciation of the Leased Vehicle and certain sales, use or lease taxes. From each payment billed with respect to a Leased Vehicle, the amounts that represent the financing cost and depreciation of the Leased Vehicle (including any capitalized amounts, such as insurance and warranty premiums) (the “Monthly Payment”) will be available to the Issuer to make payments in respect of the Securities. At the scheduled end of the Lease Term (the “Lease Maturity Date”), the lessee has two options:

(1)	the lessee can purchase the Leased Vehicle at the Contract Residual stated in the Lease, or

(2)	the lessee can return the Leased Vehicle to, or upon the order of, the lessor and pay an amount (the Disposition Amount) determined by adding (a) any due but unpaid payments and other charges under the Lease, (b) any amounts assessed by the Servicer as a result of excessive wear and tear, (c) any excess mileage charge for the period for which the Lease was in effect, pro-rated monthly and (d) any taxes related to the termination of the Lease.

      The Contract Residuals paid by lessees to purchase Leased Vehicles and all amounts assessed and collected by the Servicer in connection with the Excess Mileage and Excess Wear and Tear Charges upon return of the Leased Vehicles will be available to the Issuer to make payments in respect of the Securities. As a consequence of the frequency of prepayments by lessees prior to the related Lease Maturity Dates, many of the Leases are not expected to run to their full terms. See “Maturity, Prepayment and Yield Considerations.”
Early Termination
      Each Lease allows the related lessee to terminate the Lease before the related Lease Maturity Date (each, a “Lessee Initiated Early Termination”) provided that the lessee is not in default. A lessee wishing to terminate a Lease will be required to pay the required Disposition Amount (under some lease contracts) plus an “Early Termination Charge” equal to the lesser of (i) the difference, if any, between (a) the sum of the present value of (1) the remaining Monthly Payments and (2) the Contract Residual of the related Leased Vehicle and (b) a wholesale value assigned to the Leased Vehicle by NMAC in accordance with accepted practices in the automobile industry (or by written agreement between NMAC, on behalf of the Titling Trust, and the lessee) and (ii) the remaining Monthly Payments.
      Each Lease also allows the lessor to terminate the Lease and repossess the related Leased Vehicle upon a lessee default (each, a “Credit Termination”). Events of default under a Lease include, but are not limited to:
      (1) the failure by a lessee to make a payment when due,
      (2) the failure of the lessee to provide truthful information on the credit application,
      (3) the failure of the lessee to maintain insurance coverage required by the Lease,
      (4) the failure of the lessee to timely or properly perform any obligation under the Lease,
      (5) the bankruptcy or other insolvency of the lessee or
      (6) any other act by the lessee constituting a default under applicable law.
      If the lessor terminates a Lease early due to a Credit Termination, the lessee will owe an amount determined by adding the following:

(1)	the Disposition Amount (including payments accrued under the Lease through the date of termination),
      (2) the Early Termination Charge,
      (3) collection, repossession, transportation, storage and Disposition Expenses and
      (4) reasonable attorneys’ fees and court costs, to the extent permitted by law.
      A Lease may also terminate prior to its Lease Maturity Date if the related Leased Vehicle has been lost, stolen or damaged beyond economic repair (each, a “Casualty Termination” and, together with a Lessee Initiated Early Termination and a Credit Termination, “Early Lease Terminations”). If the Leased Vehicle is stolen (and not recovered) or destroyed, and, so long as the lessee has complied with the lessee’s insurance obligations under the Lease and is not otherwise in default, the lessee’s insurance covers the casualty, the Servicer will accept the amount of the applicable deductible paid by the lessee and the actual cash value paid by the lessee’s insurance company (“Insurance Proceeds”) in full satisfaction of the lessee’s obligations under the Lease. If the Insurance Proceeds exceed the amount of the lessee’s obligations under the Lease, the excess will not be refunded to the lessee unless otherwise required by applicable law and will be available to the Issuer to make payments in respect of the Notes. Conversely, if the Insurance Proceeds are less than the amount of the lessee’s obligations under the Lease, the shortfall will reduce the amount available to the Issuer for distribution to the Securityholders. If the lessee owes any past due payments or other amounts under the Lease, the Servicer may use the related Security Deposit to offset such amounts.
Characteristics of the Leases

Securitized Portfolio
      The securitized portfolio information presented in this prospectus is stated as of the Cutoff Date and is calculated based on the Securitization Value of the Leases allocated to the 2005-A SUBI. As of the Cutoff Date, the Leases allocated to the 2005-A SUBI had an aggregate Securitization Value of approximately $1,550,442,391.02.

Eligibility Criteria and Portfolio Characteristics
      The Leases were selected from a pool of eligible leases that all met several criteria. The criteria for the Leases include, among others, that, as of the Cutoff Date, each Lease:

•	relates to a Nissan or an Infiniti automobile, light duty truck, minivan or sport utility vehicle, of a model year of 2001 or later,

•	is written with respect to a Leased Vehicle that was at the time of the origination of the related Lease a new Nissan or Infiniti motor vehicle,

•	was originated in the United States on or after September 27, 2001, by a Dealer (a) for a lessee with a United States address, (b) in the ordinary course of such Dealer’s business and (c) pursuant to a Dealer agreement that provides for recourse to the Dealer in the event of certain defects in the Lease, but not for default by the lessee,

•	has a remaining term to maturity, as of the Cutoff Date, of not less than 5 months and not greater than 58 months,

•	provides for level payments that fully amortize the Adjusted Capitalized Cost of the Lease at a contractual annual percentage rate (the “Lease Rate”) to the related Contract Residual over the Lease Term and, in the event of a Lessee Initiated Early Termination, provides for payment of an Early Termination Charge,

•	is not more than 29 days past due as of the Cutoff Date,

•	is owned, and the related Leased Vehicle is owned by the Titling Trust, free of all liens (including tax liens, mechanics’ liens, and other liens that arise by operation of law), other than any Administrative Lien,

•	was originated in compliance with, and complies in all material respect with, all material applicable legal requirements, including, to the extent applicable, the Federal Consumer Credit Protection Act, Regulation M of the Board of Governors of the Federal Reserve, all state leasing and consumer protection laws and all state and federal usury laws,

•	is the valid, legal, and binding full-recourse payment obligation of the related lessee, enforceable against such lessee in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, affecting the enforcement of credits’ rights in general or (b) general principles of equity,

•	is payable solely in U.S. dollars,

•	the related lessee of which is a person located in any state within the United States or the District of Columbia and is not (a) NMAC or any of its affiliates, or (b) the United States of America or any state or any agency or potential subdivision thereof, and

•	has a Securitization Value, as of its origination date, of no greater than $47,672.

      The Leases, in the aggregate, possess the following characteristics:

	Average		Minimum	Maximum

Securitization Value	$22,714.77		$6,335.92	$47,671.20
Base Residual	$13,788.55		$2,820.32	$30,096.00
Seasoning (Months)(1)(3)	11.04	(2)	2	49
Remaining Term (Months)(1)	31.98	(2)	5	58
Original Term (Months)(1)	43.02	(2)	24	60
Base Residual as a % of Securitization
Value as of the Cutoff Date	60.70%
Base Residual as a % of MSRP	47.37%

(1)	As of the Cutoff Date.

(2)	Weighted average by Securitization Value as of the Cutoff Date.

(3)	“Seasoning” is the number of months elapsed since origination of a Lease.
     The “Adjusted Capitalized Cost” for each lease is the difference between (i) the sum of (a) the value of the vehicle agreed upon between the Dealer and the lessee, plus (b) the cost of any items that the lessee pays over the Lease Term, such as taxes, fees, service contracts and insurance, and (ii) the amount of any net trade-in allowance, rebate, non-cash credit or cash paid by the lessee.

Calculation of the Securitization Value
      Under the Servicing Agreement, the Servicer will calculate a “Securitization Value” for each lease equal to the following:

Calculation Date	Securitization Value Formula

as of any date other than its Lease Maturity Date:	the present value, calculated using the Securitization Rate, of the sum of (a) the aggregate Monthly Payments remaining on the Lease and (b) the Base Residual of the related Leased Vehicle and
as of its Lease Maturity Date:	the Base Residual of the related Leased Vehicle.
      The Securitization Value represents the amount of financing that will be raised against each Lease and will at any given time during the term of the Lease represent the principal amount of Securities that can be amortized by the sum of the Monthly Payments due in respect of the Leased Vehicle over the remaining Lease Term, plus the Base Residual of the Leased Vehicle, in each case discounted at an annualized rate equal to the Securitization Rate. The “Securitization Rate” will equal 8.15%.

Distribution of the Leased Vehicles by Model
      The distribution of the Leased Vehicles as of the Cutoff Date by model was as follows:

				Percentage of
		Percentage of		Average
	Number of	Total Number of	Securitization	Securitization
Model	Leases	Leases(1)	Value(1)	Value(1)

Altima	20,335	29.79%	$360,451,272.10	23.25%
G35(2)	6,540	9.58	192,862,196.33	12.44
Pathfinder	7,818	11.45	192,859,305.19	12.44
Maxima	7,849	11.50	182,628,685.89	11.78
Murano	5,897	8.64	155,970,938.26	10.06
FX35	2,765	4.05	93,882,566.27	6.06
Xterra	3,998	5.86	76,776,861.46	4.95
Titan	2,938	4.30	76,145,737.21	4.91
Quest	3,477	5.09	76,133,043.44	4.91
350Z	2,537	3.72	73,644,094.68	4.75
Crew Cab	1,489	2.18	31,552,821.83	2.04
Sentra	1,793	2.63	21,431,632.06	1.38
Frontier	735	1.08	12,833,513.72	0.83
FX45	86	0.13	3,269,722.59	0.21

Total:	68,257	100.00%	$1,550,442,391.02	100.00%

Based on a Securitization Rate of 8.15%.

(1)	Balances and percentages may not add to total due to rounding.

(2)	Includes Coupe model.

Distribution of the Leases by Original Lease Term
      The distribution of the Leases as of the Cutoff Date by original Lease Term was as follows:

				Percentage of
		Percentage of		Average
	Number of	Total Number of	Securitization	Securitization
Months	Leases	Leases(1)	Value(1)	Value(1)

24	3,429	5.02%	$62,055,416.63	4.00%
36	14,163	20.75	301,327,426.28	19.43
37	1	0.00	22,837.45	0.00
39	19,565	28.66	447,411,899.92	28.86
41	1	0.00	20,309.87	0.00
42	7,915	11.60	195,065,089.09	12.58
48	13,070	19.15	328,937,509.82	21.22
58	1	0.00	23,075.19	0.00
60	10,112	14.81	215,578,826.78	13.90

Total:	68,257	100.00%	$1,550,442,391.02	100.00%

Based on a Securitization Rate of 8.15%.

(1)	Balances and percentages may not add to total due to rounding.

Distribution of the Leases by Remaining Lease Term
      The distribution of the Leases as of the Cutoff Date by remaining lease term was as follows:

				Percentage of
		Percentage of		Average
	Number of	Total Number of	Securitization	Securitization
Months	Leases	Leases(1)	Value(1)	Value(1)

5-6	3	0.00%	$47,772.94	0.00%
7-12	337	0.49	4,904,741.78	0.32
13-18	5,259	7.70	88,290,371.82	5.69
19-24	9,314	13.65	168,274,028.90	10.85
25-30	19,893	29.14	431,630,246.86	27.84
31-36	18,882	27.66	468,754,861.25	30.23
37-42	7,544	11.05	197,504,847.08	12.74
43-48	4,403	6.45	116,011,352.01	7.48
49-54	1,904	2.79	54,199,967.20	3.50
55-58	718	1.05	20,824,201.18	1.34

Total:	68,257	100.00%	$1,550,442,391.02	100.00%

Based on a Securitization Rate of 8.15%.

(1)	Balances and percentages may not add to total due to rounding.

Distribution of the Leases by Maturity
      The distribution of the Leases as of the Cutoff Date by quarter of maturity was as follows:

				Percentage of		Percentage of
		Percentage of		Aggregate		Aggregate
	Number of	Total Number of	Securitization	Securitization		Base
Quarters	Leases	Leases(1)	Value(1)	Value(1)	Base Residual(1)	Residual(1)

1st Quarter 2006	1	0.00%	$14,660.86	0.00%	$11,546.80	0.00%
2nd Quarter 2006	11	0.02	164,258.32	0.01	133,871.55	0.01
3rd Quarter 2006	81	0.12	1,556,684.16	0.10	1,231,091.15	0.13
4th Quarter 2006	1,821	2.67	28,257,102.27	1.82	21,465,643.14	2.28
1st Quarter 2007	2,504	3.67	42,565,083.02	2.75	31,954,160.58	3.40
2nd Quarter 2007	4,244	6.22	73,518,994.89	4.74	54,595,082.96	5.80
3rd Quarter 2007	4,368	6.40	79,274,480.56	5.11	55,422,587.86	5.89
4th Quarter 2007	8,559	12.54	172,552,442.77	11.13	117,066,277.16	12.44
1st Quarter 2008	9,716	14.23	214,752,720.03	13.85	143,605,973.75	15.26
2nd Quarter 2008	10,037	14.70	245,446,960.22	15.83	155,394,876.22	16.51
3rd Quarter 2008	9,685	14.19	234,776,659.12	15.14	133,469,022.86	14.18
4th Quarter 2008	5,356	7.85	138,691,231.57	8.95	75,682,598.09	8.04
1st Quarter 2009	3,708	5.43	97,489,936.04	6.29	50,095,932.73	5.32
2nd Quarter 2009	3,405	4.99	90,282,693.19	5.82	43,449,021.88	4.62
3rd Quarter 2009	1,780	2.61	46,342,172.86	2.99	21,287,073.20	2.26
4th Quarter 2009	983	1.44	27,220,438.65	1.76	12,122,469.18	1.29
1st Quarter 2010	974	1.43	27,748,034.33	1.79	12,135,588.49	1.29
2nd Quarter 2010	826	1.21	24,156,492.58	1.56	9,859,918.30	1.05
3rd Quarter 2010	198	0.29	5,631,345.59	0.36	2,182,325.84	0.23

Total:	68,257	100.00%	$1,550,442,391.02	100.00%	$941,165,061.74	100.00%

Based on a Securitization Rate of 8.15%.

(1)	Balances and percentages may not add to total due to rounding.

Distribution of the Leases by State(1)
      The distribution of the Leases by state of registration was as follows:

				Percentage of
		Percentage of		Aggregate
	Number of	Total Number of	Securitization	Securitization
State of Registration	Leases(1)	Leases(1)(2)	Value(2)(3)	Value(2)(3)

New York	10,738	15.73%	$230,168,987.76	14.85%
California	8,543	12.52	203,308,687.66	13.11
New Jersey	7,738	11.34	170,150,868.90	10.97
Florida	7,130	10.45	159,862,708.30	10.31
Texas	5,573	8.16	139,082,802.41	8.97
Illinois	2,469	3.62	60,599,451.26	3.91
Pennsylvania	2,696	3.95	58,436,511.56	3.77
Ohio	2,483	3.64	54,261,553.99	3.50
Georgia	1,738	2.55	41,261,728.08	2.66
Massachusetts	1,724	2.53	37,706,102.96	2.43
Connecticut	1,610	2.36	33,485,362.23	2.16
Arizona	1,361	1.99	30,819,267.18	1.99
North Carolina	1,303	1.91	29,817,698.44	1.92
Michigan	1,374	2.01	29,596,981.31	1.91
Virginia	1,173	1.72	27,961,851.75	1.80
Indiana	900	1.32	19,773,671.02	1.28
Maryland	745	1.09	19,163,952.04	1.24
Minnesota	820	1.20	18,041,741.89	1.16
Washington	691	1.01	17,132,895.30	1.11
Nevada	699	1.02	16,213,298.60	1.05
Colorado	673	0.99	15,323,506.52	0.99
Tennessee	627	0.92	14,202,080.60	0.92
Missouri	569	0.83	12,957,128.54	0.84
Wisconsin	573	0.84	12,727,221.56	0.82
South Carolina	445	0.65	10,365,269.73	0.67
Kentucky	479	0.70	10,125,880.08	0.65
New Hampshire	456	0.67	10,066,799.52	0.65
Oklahoma	380	0.56	9,430,190.30	0.61
Utah	357	0.52	8,447,691.09	0.54
Oregon	282	0.41	6,617,745.02	0.43
Delaware	284	0.42	6,502,720.95	0.42
Iowa	283	0.41	6,431,796.46	0.41
Kansas	215	0.31	4,968,696.23	0.32
Nebraska	221	0.32	4,584,530.68	0.30
Vermont	143	0.21	3,058,815.30	0.20
Maine	122	0.18	2,496,667.80	0.16
Arkansas	95	0.14	2,284,435.91	0.15
New Mexico	86	0.13	2,124,856.36	0.14
West Virginia	89	0.13	1,963,943.63	0.13
Idaho	77	0.11	1,846,443.20	0.12
South Dakota	79	0.12	1,821,870.80	0.12
Alaska	50	0.07	1,337,584.77	0.09
North Dakota	49	0.07	1,129,485.96	0.07
Montana	48	0.07	1,110,858.79	0.07
District of Columbia	44	0.06	1,084,719.92	0.07
Wyoming	23	0.03	585,328.69	0.04

Total	68,257	100.00%	$1,550,442,391.02	100.00%

Based on a Securitization Rate of 8.15%.

(1)	Determined as of the original registration of the vehicle.

(2)	Balances and percentages may not add to total due to rounding.

(3)	Determined as of the Cutoff Date.

Security Deposits
      The Titling Trust’s rights related to the Leases will include all rights under the Leases to the refundable security deposit paid by the lessees at the time the Leases are originated (the “Security Deposit”). As part of its general servicing obligations, the Servicer will retain possession of each Security Deposit remitted by the lessees and will apply the proceeds of these Security Deposits in accordance with the terms of the Leases, its customary and usual servicing procedures and applicable law. The Servicer will not be required to segregate Security Deposits from its own funds (except for Security Deposits paid in connection with Leases originated in New York, which Security Deposits must be segregated). Any income earned from any investment on the Security Deposits by the Servicer shall be for the account of the Servicer as additional servicing compensation (except for income earned on Security Deposits paid in connection with Leases originated in New York, which income, if any, must be reserved for the lessee who initially paid the related Security Deposit).
Representations, Warranties and Covenants
      The Leases and Leased Vehicles will be described in a schedule appearing as an exhibit to the SUBI Trust Agreement that will identify for each Lease:

•	the identification number of the Lease,

•	the identification number of the related Leased Vehicle,

•	the related Lease Maturity Date and

•	the Securitization Value of the Lease and the related Leased Vehicle on NMAC’s books as of the Cutoff Date.
      In the Servicing Agreement, NMAC will make representations and warranties with respect to each Lease and related Leased Vehicle as described in the second paragraph under “The Leases — Characteristics of the Leases — General.” NMAC will make certain other representations and warranties, including, among other things, that each Lease and, to the extent applicable, the related Leased Vehicle or lessee:

(1)	was originated by a Dealer located in the United States (a) in the ordinary course of its business and (b) in compliance with NMAC’s customary credit and collection policies and practices,

(2)	has been validly assigned to the Titling Trust by the related Dealer and is owned by the Titling Trust, free of all liens, encumbrances or rights of others (other than the holder of any Administrative Lien),

(3)	is a U.S. dollar-denominated obligation,

(4)	constitutes “tangible chattel paper,” as defined under the UCC,

(5)	is not recourse to the Dealer,

(6)	is a lease as to which no selection procedure was used that was believed by NMAC to be adverse to the holders of interests in the 2005-A SUBI,

(7)	was created in compliance in all material respects with all applicable federal and state laws, including consumer credit, truth in lending, equal credit opportunity and applicable disclosure laws,

(8)	as of the Cutoff Date, (a) is a legal, valid and binding payment obligation of the related lessee, enforceable against the lessee in accordance with its terms, as amended, (b) has not been satisfied, subordinated, rescinded, canceled or terminated, (c) is a lease as to which no right of rescission, setoff, counterclaim or defense has been asserted or threatened in writing, (d) is a lease as to which no default (other than payment defaults continuing for a period of no more than 29 days as of the Cutoff Date), breach or violation shall have occurred and no continuing condition that, with notice or lapse of time or both, would constitute a default, breach or violation shall have occurred and (e) is a lease as to which none of the foregoing shall have been waived (other than deferrals and waivers of late payment charges or fees permitted under the Servicing Agreement),

(9)	had an original term of not less than 24 months and not greater than 60 months,

(10)	an executed copy of the documentation associated therewith is located at an address specified by the Servicer, and

(11)	the Servicer has determined that the lessee has agreed to obtain and maintain physical damage and liability insurance covering the related Leased Vehicle as required under the Lease.
      The Servicing Agreement will also provide that if the Titling Trustee, the Servicer, the Owner Trustee, the Indenture Trustee or the Transferor discovers a breach of any representation, warranty or covenant referred to in the preceding paragraph that materially and adversely affects the Issuer’s interest in the related Lease or Leased Vehicle, which breach is not cured in all material respects prior to the end of the Collection Period which includes the 60th day (or, if the Servicer elects, an earlier date) after the date that the Servicer discovers such breach (whether pursuant to such notice or otherwise), the Lease and related Leased Vehicle (and any other related SUBI Assets) will be reallocated to the UTI or transferred to the Servicer on the deposit date related to such Collection Period. In connection with this reallocation, the Servicer will be required to deposit (or cause to be deposited) into the 2005-A SUBI Collection Account the Repurchase Payment on the Deposit Date following the end of the Collection Period.
      The Repurchase Payment must be made by the Servicer as of the day on which the related cure period ended. Upon such payment, the related Lease and Leased Vehicle shall no longer constitute SUBI Assets. The foregoing payment obligation will survive any termination of NMAC as servicer under the Servicing Agreement. Under some circumstances, the Servicer will be required to make Repurchase Payments in respect of Leases as to which the Servicer grants a Term Extension and, in certain circumstances, the Titling Trust, or the Titling Trustee on behalf of the Titling Trust, will be required to make Repurchase Payments in respect of Leases as to which the related lessee changes the domicile of or title to a Leased Vehicle to Alabama or any other jurisdiction in which the Issuer is not qualified to do business.
MATURITY, PREPAYMENT AND YIELD CONSIDERATIONS
General
      The rate of payment of principal of the Notes will depend on the rate of payments on the Leases and the related Leased Vehicles (including scheduled payments on and prepayments and liquidations of the Leases) and losses on the Leases and related Leased Vehicles, which cannot be predicted with certainty.
      A prepayment of a Lease in full (including payment in respect of the Contract Residual of the related Leased Vehicle) may be in the form of:

•	proceeds resulting from Early Lease Terminations, including Net Insurance Proceeds and Net Liquidation Proceeds, or

•	Repurchase Payments made or caused to be made by the Servicer.
      “Net Insurance Proceeds” means, with respect to any Leased Vehicle, Lease or lessee, all related Insurance Proceeds, net of the amount thereof (a) applied to the repair of the related Leased Vehicle, (b) released to the lessee in accordance with applicable law or the customary servicing procedures of the Servicer or (c) representing other related expenses incurred by the Servicer not otherwise included in liquidation expenses or Disposition Expenses that are recoverable by the Servicer under the Servicing Agreement.
      The rate of prepayment on the Leases (including payment in respect of the Contract Residual of the related Leased Vehicle) may be influenced by a variety of economic, social and other factors, including the availability of competing lease programs and the conditions in the used motor vehicle market. In general, prepayments of Leases will shorten the weighted average life of the Notes, which is the average amount of time during which each dollar of the principal amount of a Note is outstanding. As the rate of payment of principal on the Notes will depend primarily on the rate of payment — including prepayments — of the

Leases, the final payment of principal of a class of Notes could occur significantly earlier than the applicable final scheduled payment date. If Lease prepayments cause the principal of a class of Notes to be paid earlier than anticipated, the related noteholders will bear the risk of being able to reinvest principal payments at interest rates at least equal to the applicable Note Rate.
      Historical levels of lease delinquencies and defaults, leased vehicle repossessions and losses and residual value losses are discussed under “Nissan Motor Acceptance Corporation — Delinquency, Repossession and Loss Data.” NMAC can give no assurances that the Leases will experience the same rate of prepayment or default or any greater or lesser rate than NMAC’s historical rate, or that the residual value experience of Leased Vehicles related to Leases that are scheduled to reach their Lease Maturity Dates will be the same as NMAC’s historical residual value loss experience for all of the retail leases in its portfolio (including leases that NMAC has sold to third parties but continues to service).
      The effective yield on, and average life of, the Notes will depend upon, among other things, the amount of scheduled and unscheduled payments on or in respect of the Leases and related Leased Vehicles and the rate at which such payments are paid to the holders of Notes. In the event of prepayments of the Leases (and payment of the Contract Residual of the related Leased Vehicles), Noteholders who receive such amounts may be unable to reinvest the related payments received on their Notes at yields as high as the related Note Rate. The timing of changes in the rate of prepayments on the Leases and payments in respect of the related Leased Vehicles may also significantly affect an investor’s actual yield to maturity and the average life of the Notes. A substantial increase in the rate of payments on or in respect of the Leases and related Leased Vehicles (including prepayments and liquidations of the Leases) may shorten the final maturity of, and may significantly affect the yield on, the Notes.
      The yield to an investor who purchases Notes in the secondary market at a price other than par will vary from the anticipated yield if the rate of prepayment on the Leases is actually different than the rate the investor anticipates at the time it purchases the Notes.
      In sum, the following factors will affect an investor’s expected yield:

(1)	the price the investor paid for the related Notes,

(2)	the rate of prepayments, including losses, in respect of the Leases and the related Leased Vehicles and

(3)	the investor’s assumed reinvestment rate.
      These factors do not operate independently, but are interrelated. For example, if the rate of prepayments on the Leases and the related Leased Vehicles is slower than anticipated, the investor’s yield will be lower if interest rates exceed the investor’s expectations and higher if interest rates fall below the investor’s expectations. Conversely, if the rate of prepayments on or in respect of the Leases and the related Leased Vehicles is faster than anticipated, the investor’s yield will be higher if interest rates surpass the investor’s expectations and lower if interest rates fall below the investor’s expectations.
      In addition, if not previously paid prior to such time, the Notes will be prepaid in full if the Servicer exercises its option to purchase the 2005-A SUBI Certificate from the Issuer in connection with an Optional Purchase.
Weighted Average Life of the Notes
      The following information is provided solely to illustrate the effect of prepayments of the Leases and the related Leased Vehicles on the unpaid principal amounts of the Notes and the weighted average life of the Notes under the assumptions stated below, and is not a prediction of the prepayment rates that might actually be experienced with respect to the Leases. It is expected that at the time the redemption option becomes available to the Servicer, only the Certificates will be outstanding.
      Prepayments on motor vehicle leases may be measured by a prepayment standard or model. The prepayment model used in this prospectus is expressed in terms of percentages of “ABS,” which means a prepayment model that assumes a constant percentage of the original number of leases in the pool prepay each month. The base prepayment assumption (the “100% Prepayment Assumption”) assumes that the original principal balance of the leases will prepay as follows:

(1)	In month one, prepayments will occur at 0.31% ABS and increase by 0.04% ABS each month until reaching 1.47% ABS in the 30th month of the life of the lease.

(2)	In month 31, prepayments increase to 1.80% ABS and remain at that level until the 36th month of the life of the lease.

(3)	In month 37, prepayments decrease to 1.45% ABS and remain at that level until the original outstanding principal balance of the contract has been paid in full.
      Neither any ABS rate nor the 100% Prepayment Assumption purports to be a historical description of the prepayment experience or a prediction of the anticipated rate prepayment of the Leases. We cannot assure you that the Leases will prepay at the levels of the Prepayment Assumption or at any other rate.
      The tables below were prepared on the basis of certain assumptions, including that:

•	as of the Cutoff Date, 11 months have elapsed since the inception of the leases,

•	all Monthly Payments are timely received and no Lease is ever delinquent,

•	no Repurchase Payment is made in respect of any Lease,

•	there are no losses in respect of the Leases,

•	payments on the Securities are made on the 15th day of each month, whether or not the day is a Business Day,

•	the servicing fee is 1.00% per annum,

•	all prepayments on the Leases are prepayments in full (and the residual values of the related Leased Vehicles are paid in full),

•	the Reserve Account is initially funded with an amount equal to $15,504,423.91,

•	the Securitization Value as of the Cutoff Date is $1,550,442,391.02, based on a Securitization Rate of 8.15% and

•	the Closing Date is October 25, 2005.
      No representation is made as to what the actual levels of losses and delinquencies on the Leases will be. Because payments on the Leases and the Leased Vehicles will differ from those used in preparing the following tables, distributions of principal of the Notes may be made earlier or later than as set forth in the tables. Investors are urged to make their investment decisions on a basis that includes their determination as to anticipated prepayment rates under a variety of the assumptions discussed herein.

      The following tables set forth the percentages of the unpaid principal amount of each class of the Notes that would be outstanding after each of the dates shown, based on a rate equal to 0%, 25%, 50%, 75% and 100% of the Prepayment Assumption. As used in the table, “0% Prepayment Assumption” assumes no prepayments on a lease, “25% Prepayment Assumption” assumes that a lease will prepay at 25% of the Prepayment Assumption and so forth.
Percentage of Class A-1 Note Balance Outstanding to Maturity

	Prepayment Assumption

Payment Date	0%	25%	50%	75%	100%

Closing Date	100.00%	100.00%	100.00%	100.00%	100.00%
Nov-05	91.96%	90.62%	89.23%	87.78%	86.26%
Dec-05	83.87%	81.15%	78.32%	75.36%	72.26%
Jan-06	75.72%	71.59%	67.27%	62.75%	58.01%
Feb-06	67.51%	61.93%	56.09%	49.96%	43.53%
Mar-06	59.25%	52.19%	44.78%	36.99%	28.80%
Apr-06	50.93%	42.35%	33.33%	23.84%	13.84%
May-06	42.54%	32.42%	21.76%	10.52%	0.00%
Jun-06	34.10%	22.41%	10.07%	0.00%	0.00%
Jul-06	25.58%	12.30%	0.00%	0.00%	0.00%
Aug-06	16.90%	2.01%	0.00%	0.00%	0.00%
Sep-06	8.12%	0.00%	0.00%	0.00%	0.00%
Oct-06	0.00%	0.00%	0.00%	0.00%	0.00%
Nov-06	0.00%	0.00%	0.00%	0.00%	0.00%

Weighted Average Life to Maturity (years)(1)	0.52	0.45	0.39	0.34	0.31

(1)	The weighted average life of the Class A-1 Notes is determined by (a) multiplying the amount of each distribution in reduction of principal amount by the number of years from the Closing Date to the date indicated, (b) adding the results and (c) dividing the sum by the aggregate distributions in reduction of principal amount referred to in clause (a).

Percentage of Class A-2 Note Balance Outstanding to Maturity

	Prepayment Assumption

Payment Date	0%	25%	50%	75%	100%

Closing Date	100.00%	100.00%	100.00%	100.00%	100.00%
Nov-05	100.00%	100.00%	100.00%	100.00%	100.00%
Dec-05	100.00%	100.00%	100.00%	100.00%	100.00%
Jan-06	100.00%	100.00%	100.00%	100.00%	100.00%
Feb-06	100.00%	100.00%	100.00%	100.00%	100.00%
Mar-06	100.00%	100.00%	100.00%	100.00%	100.00%
Apr-06	100.00%	100.00%	100.00%	100.00%	100.00%
May-06	100.00%	100.00%	100.00%	100.00%	98.77%
Jun-06	100.00%	100.00%	100.00%	97.31%	84.78%
Jul-06	100.00%	100.00%	98.42%	84.92%	70.58%
Aug-06	100.00%	100.00%	87.50%	72.29%	56.10%
Sep-06	100.00%	92.38%	76.46%	59.50%	41.39%
Oct-06	99.32%	82.85%	65.30%	46.57%	26.49%
Nov-06	90.50%	72.55%	53.40%	32.88%	10.80%
Dec-06	78.70%	59.39%	38.72%	16.50%	0.00%
Jan-07	67.05%	46.38%	24.20%	0.28%	0.00%
Feb-07	55.51%	33.51%	9.83%	0.00%	0.00%
Mar-07	43.61%	20.32%	0.00%	0.00%	0.00%
Apr-07	30.84%	6.34%	0.00%	0.00%	0.00%
May-07	16.93%	0.00%	0.00%	0.00%	0.00%
Jun-07	2.09%	0.00%	0.00%	0.00%	0.00%
Jul-07	0.00%	0.00%	0.00%	0.00%	0.00%

Weighted Average Life to Maturity (years)(1)	1.38	1.23	1.10	0.98	0.88

(1)	The weighted average life of the Class A-2 Notes is determined by (a) multiplying the amount of each distribution in reduction of principal amount by the number of years from the Closing Date to the date indicated, (b) adding the results and (c) dividing the sum by the aggregate distributions in reduction of principal amount referred to in clause (a).

Percentage of Class A-3 Note Balance Outstanding to Maturity

	Prepayment Assumption

Payment Date	0%	25%	50%	75%	100%

Closing	100.00%	100.00%	100.00%	100.00%	100.00%
Nov-05	100.00%	100.00%	100.00%	100.00%	100.00%
Dec-05	100.00%	100.00%	100.00%	100.00%	100.00%
Jan-06	100.00%	100.00%	100.00%	100.00%	100.00%
Feb-06	100.00%	100.00%	100.00%	100.00%	100.00%
Mar-06	100.00%	100.00%	100.00%	100.00%	100.00%
Apr-06	100.00%	100.00%	100.00%	100.00%	100.00%
May-06	100.00%	100.00%	100.00%	100.00%	100.00%
Jun-06	100.00%	100.00%	100.00%	100.00%	100.00%
Jul-06	100.00%	100.00%	100.00%	100.00%	100.00%
Aug-06	100.00%	100.00%	100.00%	100.00%	100.00%
Sep-06	100.00%	100.00%	100.00%	100.00%	100.00%
Oct-06	100.00%	100.00%	100.00%	100.00%	100.00%
Nov-06	100.00%	100.00%	100.00%	100.00%	100.00%
Dec-06	100.00%	100.00%	100.00%	100.00%	95.93%
Jan-07	100.00%	100.00%	100.00%	100.00%	86.04%
Feb-07	100.00%	100.00%	100.00%	91.40%	76.20%
Mar-07	100.00%	100.00%	97.37%	82.50%	66.20%
Apr-07	100.00%	100.00%	89.00%	73.23%	55.85%
May-07	100.00%	95.28%	80.12%	63.50%	45.06%
Jun-07	100.00%	86.44%	70.29%	52.30%	31.84%
Jul-07	92.42%	77.07%	60.08%	40.91%	18.64%
Aug-07	83.32%	67.45%	49.73%	29.54%	5.71%
Sep-07	75.81%	59.37%	40.92%	19.70%	0.00%
Oct-07	68.45%	51.51%	32.40%	10.25%	0.00%
Nov-07	59.11%	41.92%	22.42%	0.00%	0.00%
Dec-07	47.44%	30.50%	11.30%	0.00%	0.00%
Jan-08	31.70%	15.47%	0.00%	0.00%	0.00%
Feb-08	16.63%	1.17%	0.00%	0.00%	0.00%
Mar-08	4.89%	0.00%	0.00%	0.00%	0.00%
Apr-08	0.00%	0.00%	0.00%	0.00%	0.00%

Weighted Average Life to Maturity (years)(1)	2.12	1.99	1.85	1.69	1.54

(1)	The weighted average life of the Class A-3 Notes is determined by (a) multiplying the amount of each distribution in reduction of principal amount by the number of years from the Closing Date to the date indicated, (b) adding the results and (c) dividing the sum by the aggregate distributions in reduction of principal amount referred to in clause (a).

Percentage of Class A-4 Note Balance Outstanding to Maturity

	Prepayment Assumption

Payment Date	0%	25%	50%	75%	100%

Closing Date	100.00%	100.00%	100.00%	100.00%	100.00%
Nov-05	100.00%	100.00%	100.00%	100.00%	100.00%
Dec-05	100.00%	100.00%	100.00%	100.00%	100.00%
Jan-06	100.00%	100.00%	100.00%	100.00%	100.00%
Feb-06	100.00%	100.00%	100.00%	100.00%	100.00%
Mar-06	100.00%	100.00%	100.00%	100.00%	100.00%
Apr-06	100.00%	100.00%	100.00%	100.00%	100.00%
May-06	100.00%	100.00%	100.00%	100.00%	100.00%
Jun-06	100.00%	100.00%	100.00%	100.00%	100.00%
Jul-06	100.00%	100.00%	100.00%	100.00%	100.00%
Aug-06	100.00%	100.00%	100.00%	100.00%	100.00%
Sep-06	100.00%	100.00%	100.00%	100.00%	100.00%
Oct-06	100.00%	100.00%	100.00%	100.00%	100.00%
Nov-06	100.00%	100.00%	100.00%	100.00%	100.00%
Dec-06	100.00%	100.00%	100.00%	100.00%	100.00%
Jan-07	100.00%	100.00%	100.00%	100.00%	100.00%
Feb-07	100.00%	100.00%	100.00%	100.00%	100.00%
Mar-07	100.00%	100.00%	100.00%	100.00%	100.00%
Apr-07	100.00%	100.00%	100.00%	100.00%	100.00%
May-07	100.00%	100.00%	100.00%	100.00%	100.00%
Jun-07	100.00%	100.00%	100.00%	100.00%	100.00%
Jul-07	100.00%	100.00%	100.00%	100.00%	100.00%
Aug-07	100.00%	100.00%	100.00%	100.00%	100.00%
Sep-07	100.00%	100.00%	100.00%	100.00%	94.82%
Oct-07	100.00%	100.00%	100.00%	100.00%	84.92%
Nov-07	100.00%	100.00%	100.00%	99.70%	74.38%
Dec-07	100.00%	100.00%	100.00%	89.96%	65.27%
Jan-08	100.00%	100.00%	97.36%	77.95%	54.53%
Feb-08	100.00%	100.00%	85.15%	66.73%	44.62%
Mar-08	100.00%	90.88%	75.55%	57.84%	36.70%
Apr-08	91.62%	78.86%	64.45%	47.83%	28.11%
May-08	78.52%	66.69%	53.35%	37.99%	19.84%
Jun-08	66.25%	55.37%	43.09%	28.99%	12.41%
Jul-08	53.70%	43.88%	32.82%	20.13%	5.27%
Aug-08	41.82%	33.09%	23.25%	11.99%	0.00%
Sep-08	31.93%	24.13%	15.34%	5.30%	0.00%
Oct-08	22.21%	15.40%	7.73%	0.00%	0.00%
Nov-08	13.36%	7.49%	0.89%	0.00%	0.00%
Dec-08	8.23%	2.88%	0.00%	0.00%	0.00%
Jan-09	3.98%	0.00%	0.00%	0.00%	0.00%
Feb-09	0.00%	0.00%	0.00%	0.00%	0.00%

Weighted Average Life to Maturity (years)(1)	2.82	2.74	2.64	2.51	2.32

(1)	The weighted average life of the Class A-4 Notes is determined by (a) multiplying the amount of each distribution in reduction of principal amount by the number of years from the Closing Date to the date indicated, (b) adding the results and (c) dividing the sum by the aggregate distributions in reduction of principal amount referred to in clause (a).

NOTE FACTORS, CERTIFICATE FACTOR AND TRADING INFORMATION
      The “Note Factor” or “Certificate Factor” for a class of Notes or the Certificates, respectively, will be a seven-digit decimal that the Servicer will compute for each Payment Date, which will represent the remaining outstanding principal amount of each class of Notes or the Certificates, as the case may be, as of such Payment Date (after giving effect to payments made on such Payment Date), expressed as a fraction of the initial outstanding principal amount of such class of Notes or the Certificates, as the case may be. Each Note Factor and the Certificate Factor will initially be 1.0000000 and will thereafter decline to reflect reductions in the principal amount of the related class of Notes or the Certificate Balance, respectively. A noteholder’s or certificateholder’s portion of the principal amount of the Notes or the Certificates, respectively, will be the product of (i) the original denomination of the Note or Certificate and (ii) the applicable Note Factor or the Certificate Factor, as the case may be.
      On each Payment Date, the Indenture Trustee, pursuant to the Indenture, and the Owner Trustee, pursuant to the Trust Agreement, will provide to all registered holders of Notes and the Certificates, respectively (which, in the case of the Notes, will be Cede & Co. (“Cede”) as the nominee of DTC unless Definitive Notes are issued under the limited circumstances described herein), unaudited reports concerning payments received on or in respect of the Leases and the Leased Vehicles, the Note Factor for each class of Notes and the Certificate Factor for the Certificates, and various other items of information. Note Owners may obtain copies of such reports upon a request in writing to the Indenture Trustee at its corporate trust office. In addition, Note Owners and certificateholders will be furnished information for tax reporting purposes during each calendar year, not later than the latest date permitted by law. For further details concerning information furnished to noteholders, Note Owners and certificateholders, you should refer to “Additional Information Regarding the Securities — Statements to Securityholders” and “Description of the Notes — Book-Entry Registration.”

DESCRIPTION OF THE NOTES
General
      The Notes will be issued under the Indenture. The Indenture, together with the SUBI Trust Agreement, the Servicing Agreement, the Trust Administration Agreement, the Trust Agreement, the SUBI Certificate Transfer Agreement, the Trust SUBI Certificate Transfer Agreement, the Cap Agreement, the Agreement of Definitions and the other transaction documents are called the “Basic Documents.” The following summaries of the material provisions of the Basic Documents and the summaries of material provisions included under “The 2005-A SUBI,” “The Titling Trust,” “The Leases — Characteristics of the Leases,” “— General” and “— Representations, Warranties and Covenants,” “Security for the Notes” and “Additional Document Provisions” do not purport to be complete and are subject to, and qualified in their entirety by reference to, the provisions of those documents. Where particular provisions of, or terms used in, a Basic Document are referred to, the actual provisions, including definitions of terms, are incorporated by reference as part of those summaries. Copies of the final signed Basic Documents will be filed with the SEC following the issuance of the Securities.
      The Notes will be issued in minimum denominations of $25,000 and integral multiples of $1,000 in excess thereof in book-entry form. The Notes initially will be registered in the name of Cede, the nominee of DTC. No Note Owner will be entitled to receive a certificate representing that owner’s Note, except as set forth below. Unless and until Notes are issued in fully registered certificated form (the “Definitive Notes”) under the limited circumstances described herein, all references herein to distributions, notices, reports and statements to noteholders will refer to the same actions made with respect to DTC or Cede, as the case may be, for the benefit of Note Owners in accordance with DTC procedures. See “— Book-Entry Registration” and “Additional Information Regarding the Securities — Definitive Securities.”
      Distributions in respect of the Certificates will be subordinated to distributions in respect of the Notes to the limited extent described under “Additional Information Regarding the Securities — Payments on the Securities.”
Interest
      Interest on the unpaid principal amount of each class of Notes will be generally paid in monthly installments on the 15th day of each month, or if such day is not a Business Day, then the next succeeding Business Day, beginning November 15, 2005 (each, a “Payment Date”), to holders of record of the Notes (the “Noteholders”) as of the Business Day immediately preceding the Payment Date (each such date, a “Deposit Date”), with the final interest payment on each class of the Notes due on the earlier of (a) the Payment Date on which the principal amount of such class of Notes is reduced to zero or (b) the applicable Note Final Scheduled Payment Date. A “Business Day” will be any day other than a Saturday, a Sunday or a day on which banking institutions in the states of Delaware, California, Illinois or New York are authorized or obligated by law, executive order or government decree to be closed.
      Until the principal amount of the Notes has been paid in full, interest will accrue (a) on the Class A-1 Notes and the Class A-4 Notes, from and including the previous Payment Date, to but excluding the current Payment Date, or with respect to the first Payment Date, from and including the Closing Date, to but excluding the first Payment Date and (b) on the Class A-2 Notes and the Class A-3 Notes, from and including the 15th day of each month, to but excluding the 15th day of the immediately succeeding month, or with respect to the first Payment Date, from and including the Closing Date, to but excluding the first Payment Date (each, an “Accrual Period”), at the rate specified below (each, a “Note Rate”):

•	for the Class A-1 Notes, 4.271% per annum,

•	for the Class A-2 Notes, 4.61% per annum,

•	for the Class A-3 Notes, 4.70% per annum, and

•	for the Class A-4 Notes, LIBOR + 0.05% per annum.

      Interest on the Class A-1 Notes and the Class A-4 Notes will be calculated on the basis of the actual number of days elapsed and a 360-day year. Interest on the Class A-2 Notes and the Class A-3 Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
      The Certificates will be subordinated to the Notes so that, if other sources available to make payments of principal and interest on the Notes are insufficient, amounts that otherwise would be paid to the Certificates generally will be available for that purpose, as more fully described under “Description of the Notes — Principal”.

Calculation of Floating Rate Interest
      The Class A-4 Notes (the “Floating Rate Notes”) will bear interest during each applicable Accrual Period at a rate per annum determined by the London Interbank Offer Rate (“LIBOR”) plus the Spread. The “Spread” is the number of basis points to be added to the related LIBOR applicable to such Floating Rate Notes.
      The rate of interest on the Floating Rate Notes will be reset for each Accrual Period on the first day of the applicable Accrual Period (each such date, an “Interest Reset Date”).
      LIBOR will be calculated for each Accrual Period on the day that is two London Business Days prior to the related Interest Reset Date (each such date, an “Interest Determination Date”). LIBOR for each Accrual Period will be the rate for deposits in U.S. dollars having a maturity of one month (commencing on the related Interest Reset Date) that appears on the Designated LIBOR Page as of 11:00 a.m. London time, on the applicable Interest Determination Date.
      With respect to an Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page, LIBOR for the applicable Interest Determination Date will be the rate calculated by the Calculation Agent as the arithmetic mean of at least two quotations obtained by the Calculation Agent after requesting the principal London offices of each of four major reference banks in the London interbank market, which may include the Calculation Agent and its affiliates, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotations for deposits in U.S. dollars for the period of one month, commencing on the second London Business Day immediately following the applicable Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such Interest Determination Date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If at least two such quotations are provided, LIBOR determined on the applicable Interest Determination Date will be the arithmetic mean of the quotations. If fewer than two quotations referred to in this paragraph are provided, LIBOR determined on the applicable Interest Determination Date will be the rate calculated by the Calculation Agent as the arithmetic mean of the rates quoted at approximately 11:00 a.m., in New York, New York, on the applicable Interest Determination Date by three major banks, which may include the Calculation Agent and its affiliates, in New York, New York selected by the Calculation Agent for loans in U.S. dollars to leading European banks in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If the banks so selected by the Calculation Agent are not quoting as mentioned in this paragraph, LIBOR for the applicable Interest Determination Date will be LIBOR in effect on the applicable Interest Determination Date.
      “London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market. “Designated LIBOR Page” means the display on Moneyline Telerate, Inc. or any successor service or any page as may replace the designated page on that service or any successor service that displays the London interbank rates of major banks for U.S. dollars.
      U.S. Bank National Association will be designated as the initial calculation agent (the “Calculation Agent”) and, as such, will calculate the interest rates on each class of the Floating Rate Notes. All determinations of interest by the Calculation Agent shall, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the Floating Rate Notes. All percentages resulting from any calculation on the Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from that calculation on the Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upwards).

Interest Rate Cap Agreement
      In order to issue the Class A-4 Notes bearing interest at floating rates, the Issuer has entered into an interest rate cap agreement with HSBC Bank USA, National Association as cap provider (the “Cap Provider”). Pursuant to the interest rate cap agreement, if LIBOR related to any Payment Date exceeds the cap rate of 5.25% (the “Cap Rate”), the Cap Provider will pay to the Issuer an amount (the “Cap Payment”) equal to the product of:

•	LIBOR for the related Payment Date minus the Cap Rate,

•	the notional amount on the cap, which will equal the aggregate outstanding principal amount of the Class A-4 Notes on the first day of the Accrual Period related to such Payment Date and

•	a fraction, the numerator of which is the actual number of days elapsed from and including the previous Payment Date, to but excluding the current Payment Date, or with respect to the first Payment Date, from and including the Closing Date, to but excluding the first Payment Date, and the denominator of which is 360.
      As more fully described under “Additional Information Regarding the Securities — Payments on the Securities,” interest payments on the Notes on a Payment Date generally will be made from the sum of:

•	Available Funds remaining after the Servicer has been paid the Payment Date Advance Reimbursement and the Servicing Fee and

•	Amounts on deposit in the Reserve Account.
Principal
      Principal payments will be made to holders of each class of Notes on each Payment Date, in the priority and in the amounts set forth under “Additional Information Regarding the Securities — Payments on the Securities.”
      On each Payment Date, Securityholders will be entitled to receive an amount (the “Principal Distribution Amount”) equal to the sum of (i) the Optimal Principal Distributable Amount and (ii) any Principal Carryover Shortfall as of the preceding Payment Date; provided, however, that on or after the Final Scheduled Payment Date for any class of Notes, and so long as no default under the Indenture has been declared, the Principal Distribution Amount will equal, until the principal balance of such class is reduced to zero, the greater of (a) such principal balance and (b) the sum of (A) the Optimal Principal Distributable Amount and (B) any Principal Carryover Shortfall as of the preceding Payment Date; provided, further, that if the amount on deposit in the Reserve Account after giving effect to all deposits and withdrawals on such Payment Date exceeds the aggregate unpaid principal amount of the Notes, the unpaid principal amount of the Notes will be paid in full.
      Notwithstanding the foregoing, the Principal Distribution Amount shall not exceed the Securities Balance and the aggregate amount of principal paid in respect of a class of Notes will not exceed its Initial Note Balance.
      The funds available to make principal distributions on a Payment Date (the “Available Principal Distribution Amount”) will equal the excess of (i) the sum of (a) Available Funds remaining after the Servicer has been paid the Payment Date Advance Reimbursement and the Servicing Fee (together with any unpaid Servicing Fees in respect of one or more prior Collection Periods), and (b) the Reserve Account Draw Amount, over (ii) accrued interest that has been paid on the Notes on that Payment Date. Principal payments will be made to Securityholders on each Payment Date in an amount equal to the lesser of (a) the Principal

Distribution Amount and (b) the Available Principal Distribution Amount (the “Monthly Principal Distributable Amount”).
      The “Principal Carryover Shortfall” will mean, as of the close of business on any Payment Date, the excess, if any, of the Principal Distribution Amount over the Monthly Principal Distributable Amount.
      On each Payment Date, unless the maturity of the Notes has been accelerated following an Indenture Default, principal payments shall be made sequentially so that no principal will be paid on any class of Notes until each class of Notes with a lower numerical designation has been paid in full. Thus, no principal will be paid on the Class A-2 Notes until the principal on the Class A-1 Notes has been paid in full, no principal will be paid on the Class A-3 Notes until the principal on the Class A-2 Notes has been paid in full and no principal will be paid on the Class A-4 until the principal on the Class A-3 Notes has been paid in full. Any remaining principal payment will then be paid to the Certificates until they have been paid in full.
      On any Payment Date, the “Note Balance” and the “Certificate Balance” will equal the Initial Note Balance or the Initial Certificate Balance, as the case may be, reduced by all payments of principal made on or prior to such Payment Date on the Notes or the Certificates, as the case may be.
      On each Payment Date after the maturity of the Notes has been accelerated following an Indenture Default, principal will be allocated first to the Class A-1 Notes, until they have been paid in full, second, pro rata among all other classes of the Notes until they have been paid in full, and third, to the Certificates. See “Additional Information Regarding the Securities — Payments on the Securities” and “Additional Document Provisions — The Indenture — Indenture Defaults.”
      The “Optimal Principal Distributable Amount” for any Payment Date and the related Collection Period will equal the sum of the following amounts:

•	for each Leased Vehicle for which the related Lease did not terminate during that Collection Period, the difference between the Securitization Value of the Lease at the beginning and at the end of that Collection Period,

•	for each Leased Vehicle for which the related Lease reached its Lease Maturity Date during that Collection Period, the Securitization Value of the Lease as of the Lease Maturity Date,

•	for each Leased Vehicle purchased by the Servicer before its Lease Maturity Date, the Repurchase Payment, and

•	for each Lease that became subject to an Early Lease Termination during the related Collection Period, the Securitization Value of the Lease as of the effective date of the Early Lease Termination.
      To the extent not previously paid prior to such dates, the outstanding principal amount of each class of Notes will be payable in full on the Payment Date in the months specified below (each, a “Note Final Scheduled Payment Date”):

•	for the Class A-1 Notes, November 2006,

•	for the Class A-2 Notes, January 2008,

•	for the Class A-3 Notes, October 2008 and

•	for the Class A-4 Notes, August 2011.

•	The actual date on which the Note Balance of a class of Notes is paid may be earlier than the applicable Note Final Scheduled Payment Date based on a variety of factors, including the factors described under “Risk Factors — The timing of principal payments is uncertain” and “Maturity, Prepayment and Yield Considerations.”
Optional Purchase
      The Notes may be redeemed in whole, but not in part, on any Payment Date when an Optional Purchase can be exercised. The redemption price will equal the Note Balance plus accrued interest thereon at the applicable Note Rate through the related Accrual Period. The foregoing notwithstanding, it is expected that at the time this redemption option becomes available to the Servicer, only the Certificates will be outstanding. See “Additional Information Regarding the Securities — Optional Purchase.”
The Indenture Trustee
      U.S. Bank National Association will be the Indenture Trustee under the Indenture. The Indenture Trustee is a national banking association and its corporate trust office is located at 209 South LaSalle Street, Suite 300, Chicago, Illinois 60604. The fees and expenses of the Indenture Trustee will be paid by the Administrative Agent. See “Additional Document Provisions — Miscellaneous Provisions — Fees and Expenses.” The Transferor, the Servicer and their respective affiliates may maintain normal commercial banking relationships with the Indenture Trustee and its affiliates.
Book-Entry Registration
      The information in this section concerning DTC and DTC’s book-entry system has been provided by DTC. The Issuer has not independently verified the accuracy of this information.
      The Notes will be issued in book-entry form. DTC will act as securities depository for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede, the nominee of DTC. An investor acquiring an interest in the Notes, as reflected on the books of the clearing agency, or a person maintaining an account with such clearing agency (each, a “Note Owner”) may hold its interest through DTC in the United States, or Clearstream Banking societe anonyme (“Clearstream Banking Luxembourg”) or the Euroclear System (“Euroclear”) in Europe, which in turn holds through DTC. One fully registered Note will be issued with respect to each $500 million in principal amount of each class of Notes or such smaller amount as is necessary. It is anticipated that the only Noteholder will be Cede, the nominee of DTC. Note Owners will not be recognized by the Indenture Trustee as “Noteholders,” as that term will be used in the Indenture, and Note Owners will only be permitted to exercise the rights of Noteholders indirectly through DTC and its participating members, as further described below.
      DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” and a “securities intermediary” within the meaning of the New York Uniform Commercial Code (the “UCC”), and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold the securities for its participants and facilitate the clearance and settlement of securities transactions between DTC participants (“Direct Participants”) and facilitates the clearance and settlement of the securities transactions participants through electronic book-entry changes in accounts of participants, thereby eliminating need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, (“NSCC,” “GSCC,” “MBSCC” and “EMCC,” also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s Ratings Services highest rating: AAA. The rules applicable to DTC and its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.
      DTC’s participating members include securities brokers and dealers, including the Underwriters, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a member, either directly or indirectly. Transfers between participating members will occur in accordance with DTC rules. The rules applicable to DTC and its participating members are on file with the SEC.
      Clearstream Banking Luxembourg and Euroclear will hold omnibus positions on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries (collectively, the “Depositaries”) which in turn will hold those positions in customers’ securities accounts in the Depositaries’ names on the books of DTC.
      Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Banking Participants and Euroclear Participants will occur in accordance with their applicable rules and operating procedures.
      Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Banking Luxembourg or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary. However, each of these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Banking Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.
      Because of time-zone differences, credits of securities received in Clearstream Banking Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Those credits or any transactions in those securities settled during that processing will be reported to the relevant Euroclear or Clearstream Banking Luxembourg participant on that business day. Cash received in Clearstream Banking Luxembourg or Euroclear as a result of sales of Securities by or through a Clearstream Banking Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream Banking Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.
      Note Owners that are not participating members, either directly or indirectly, but desire to purchase, sell or otherwise transfer ownership of, or an interest in, Notes may do so only through direct or indirect participating members. Participating members will receive a credit for the Notes on DTC’s records. The ownership interest of each Note Owner will in turn be recorded on the respective direct or indirect participating member’s records. Note Owners will not receive written confirmation from DTC of their purchase of Notes, but Note Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participating member through which the Note Owner entered into the transaction. Transfers of ownership interests in the Notes will be accomplished by entries made on the books of participating members acting on behalf of Note Owners. Note Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.
      To facilitate subsequent transfers, all Notes deposited by participating members with DTC will be registered in the name of Cede, the nominee of DTC. The deposit of Notes with DTC and their registration in the name of Cede will not change the beneficial ownership of the Notes. DTC will have no knowledge of the actual Note Owners and its records will reflect only the participating members to whose accounts those Notes are credited, which may or may not be the Note Owners. Participating members, both direct and indirect, will remain responsible for keeping account of their holdings on behalf of their customers.
      Conveyance of notices and other communications by DTC to participating members, by direct participating members to indirect participating members and by direct and indirect participating members to

Note Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
      DTC’s practice is to credit participating members’ accounts on each Payment Date in accordance with their respective holdings of Notes shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that Payment Date. Payments by direct and indirect participating members to Note Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participating members and not of DTC, the Indenture Trustee or the Transferor, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal of and interest on the Notes to DTC will be the responsibility of the Indenture Trustee, disbursement of the payments to participating members will be the responsibility of DTC and disbursement of the payments to Note Owners will be the responsibility of the participating members. As a result, under the book-entry format, Note Owners may experience some delay in their receipt of payments. DTC will forward the payments to its participating members, which will then forward them to indirect participating members or Note Owners.
      Because DTC can only act on behalf of participating members, who in turn act on behalf of indirect participating members and certain banks (including the Underwriters), the ability of a Note Owner to pledge Notes to persons or entities that do not participate in the DTC system, or otherwise take actions with respect to the Notes, may be limited due to the lack of a physical certificate for the Notes.
      Neither DTC nor Cede will consent or vote with respect to the Notes. Under its usual procedures, DTC will mail an omnibus proxy to the Indenture Trustee as soon as possible after each applicable Deposit Date for such a consent or vote. The omnibus proxy will assign Cede’s consenting or voting rights to those participating members who have notes credited to their accounts with the participating members on that Deposit Date. These participating members will be identified in a listing attached to the omnibus proxy.
      Clearstream Banking Luxembourg is incorporated under the laws of Luxembourg as a professional depository. Clearstream Banking Luxembourg holds securities for its participating organizations (“Clearstream Banking Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Banking Participants through electronic book-entry changes in accounts of Clearstream Banking Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream Banking Luxembourg in any of various currencies, including United States dollars. Clearstream Banking Luxembourg provides to Clearstream Banking Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Banking Luxembourg interfaces with domestic markets in several countries. As a professional depository, Clearstream Banking Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Banking Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include any underwriters, agents or dealers with respect to any class or series of Securities offered by this prospectus. Indirect access to Clearstream Banking Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Banking Participant, either directly or indirectly.
      Euroclear was created in 1968 to hold securities for participants of the Euroclear System (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of various currencies, including United States dollars. The Euroclear System includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. The Euroclear System is operated by Euroclear Bank S.A./ N.V. (the “Euroclear Operator” or “Euroclear”), under contract with Euroclear Clearance System S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The

Cooperative establishes policy for the Euroclear System on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include any underwriters, agents or dealers with respect to any class or series of Securities offered by this prospectus. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
      Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.
      Payments with respect to Notes held through Clearstream Banking Luxembourg or Euroclear will be credited to the cash accounts of Clearstream Banking Participants or Euroclear Participants in accordance with the relevant system’s rules and procedures, to the extent received by its Depositary. Those payments will be subject to tax withholding in accordance with relevant United States tax laws and regulations. See “Certain Material Federal Income Tax Consequences.” Clearstream Banking Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a Securityholder on behalf of a Clearstream Banking Participant or Euroclear Participant only in accordance with its relevant rules and procedures and subject to its Depositary’s ability to effect those actions on its behalf through DTC.
      Although DTC, Clearstream Banking Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream Banking Luxembourg and Euroclear, they are under no obligation to perform or continue to perform those procedures and those procedures may be discontinued at any time.
      None of the Servicer, the Transferor, the Administrative Agent or the Indenture Trustee will have any liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Notes held by Cede, DTC, Clearstream Banking Luxembourg or Euroclear, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DESCRIPTION OF THE CERTIFICATES
General
      The Certificates will be issued under the Trust Agreement in minimum denominations of $250,000 in definitive form. Payments on the Certificates will be subordinated to payments on the Notes to the extent described in this prospectus. The Certificates will not bear interest.
Principal
      Principal payments will be made to certificateholders on each Payment Date in the priority and in the amount set forth under “Additional Information Regarding the Securities — Payments on the Securities.” No principal payment will be made on the Certificates until the Notes have been paid in full. See “Additional Information Regarding the Securities — Payments on the Securities” and “Additional Document Provisions — The Indenture — Indenture Defaults.”
Optional Purchase
      The Certificates will be subject to prepayment in whole, but not in part, on any Payment Date relating to an Optional Purchase. Certificateholders will receive an aggregate amount in respect of the Certificates equal to the Certificate Balance. Any such distribution will effect early retirement of the Certificates. See “Additional Information Regarding the Securities — Optional Purchase.”
ADDITIONAL INFORMATION REGARDING THE SECURITIES
Payments on the Securities

General
      As more fully described under “The 2005-A SUBI,” the 2005-A SUBI Certificate will evidence a beneficial interest in the 2005-A SUBI Assets, which are comprised of Leased Vehicles and related Leases having an aggregate Securitization Value of approximately $1,550,442,391.02 (based on a Securitization Rate of 8.15%). On or prior to the tenth calendar day of each month (or, if such day is not a business day, the next business day), the Servicer will inform the Trustees of, among other things, the amount of (a) collections, (b) advances to be made by the Servicer, (c) the Servicing Fee payable to the Servicer, in each case with respect to the month immediately preceding the month in which the related Payment Date occurs (each, a “Collection Period”), (d) the Optimal Principal Distributable Amount and (e) based on Available Funds and other amounts available for distribution on the related Payment Date as described below, the amount to be distributed to the Securityholders.
      The Trustees will make distributions to the Securityholders out of amounts on deposit in the related Distribution Accounts. The amount to be distributed to the Servicer and the Securityholders will be determined in the manner described below.

Determination of Available Funds
      The amount of funds available for distribution on a Payment Date will generally equal the sum of Available Funds and amounts on deposit in the Reserve Account.
      “Available Funds” for a Payment Date and the related Collection Period will equal the sum of: (a) Collections, (b) Advances required to be made by the Servicer, (c) in the case of an Optional Purchase, the Optional Purchase Price and (d) any Cap Payments and Cap Termination Payments made by the Cap Provider to the Issuer.
      The “Available Funds Shortfall Amount” for a Payment Date and the related Collection Period will equal the amount by which Available Funds are less than the amount necessary to make the distributions in clauses (a) through (d) of the first paragraph under “— Deposits to the Distribution Accounts; Priority of

Payments — 2005-A SUBI Collection Account,” except that the Optimal Principal Distributable Amount rather than the Monthly Principal Distributable Amount will be used for purposes of clause (d).

Deposits to the Distribution Accounts; Priority of Payments
      2005-A SUBI Collection Account. On each Payment Date, the Servicer will allocate amounts on deposit in the 2005-A SUBI Collection Account with respect to the related Collection Period as described below and will instruct the Titling Trustee, acting through the Trust Agent, to cause the following deposits and distributions to be made in the following amounts and order of priority:

(a)	to the Servicer, the Payment Date Advance Reimbursement,

(b)	to the Servicer, the Servicing Fees, together with any unpaid Servicing Fees in respect of one or more prior Collection Periods,

(c)	to the Note Distribution Account, to pay interest due on the outstanding Notes on that Payment Date (including any overdue interest), and, to the extent permitted under applicable law, interest on any overdue interest thereon at the applicable Note Rate,

(d)	to the Note Distribution Account, (i) the Monthly Principal Distributable Amount, which will be allocated to pay principal first, to the Class A-1 Notes, until they have been paid in full, second, to the Class A-2 Notes, until they have been paid in full, third, to the Class A-3 Notes, until they have been paid in full and fourth, to the Class A-4 Notes until they have paid in full, unless the maturity of the Notes has been accelerated following an Indenture Default, or (ii) if the maturity of the Notes has been accelerated following an Indenture Default (unless and until such acceleration has been rescinded), the principal payments (A) first to the Class A-1 Notes and then second, pro rata, to the Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes until they have been paid in full, then (B) to the Certificate Distribution Account, any remaining amounts to be allocated to pay principal to the Certificates until they have been paid in full.

(e)	while any of the Notes remain outstanding and unless the maturity of the Notes has been accelerated following an Indenture Default, to the Reserve Account, the remaining amounts to the extent necessary to meet the Reserve Amount Requirement (the “Excess Amounts”), and

(f)	to the Certificate Distribution Account for the Transferor
      The “Payment Date Advance Reimbursement” for a Payment Date will equal the sum of all outstanding (a) Sales Proceeds Advances (1) in respect of Leased Vehicles that were sold during the related Collection Period or (2) that have been outstanding as of the end of that Collection Period for at least 90 days and (b) Monthly Payment Advances as to which the related lessee has made all or a portion of the advanced Monthly Payment or that have been outstanding as of the end of the Collection Period for at least 90 days.
      Reserve Account. On each Payment Date, after taking into account amounts available to be distributed to Securityholders from the 2005-A SUBI Collection Account, the Servicer will identify the Reserve Account Draw Amount on deposit in the Reserve Account with respect to the related Collection Period and will instruct the Indenture Trustee to make the following deposits and distributions from the Reserve Account in the following amounts (but not to exceed the Reserve Account Draw Amount) and order of priority:

(a)	to the Note Distribution Account, to pay any remaining interest due on the outstanding Notes on that Payment Date, and, to the extent permitted under applicable law, interest on any overdue interest at the applicable Note Rate, and

(b)	to the related Distribution Account, the remaining Monthly Principal Distributable Amount, which will be allocated to pay principal sequentially on the Notes and Certificates in the amounts and order of priority described under “Description of the Notes — Principal.”
      On each Payment Date, if, after giving effect to the distributions set forth above, the amount on deposit in the Reserve Account exceeds the Reserve Account Requirement, any such excess shall be released to the

Transferor. Upon any such distributions, the Securityholders will have no further rights in, or claims to such amounts.
      The final distribution to any Securityholder will be made only upon surrender and cancellation of the certificate representing its Securities at an office or agency of the Issuer specified in the notice of termination. Any funds remaining in the Issuer, after the related Trustee has taken certain measures to locate the related Securityholders and those measures have failed, will be distributed to the Transferor.
      None of the Securityholders, the Indenture Trustee, the Owner Trustee, the Transferor or the Servicer will be required to refund any amounts properly distributed or paid to them, whether or not there are sufficient funds on any subsequent Payment Date to make full distributions to the Securityholders.
Statements to Securityholders
      On each Payment Date, the Indenture Trustee will include with each distribution to each Noteholder of record, as of the close of business on the related Deposit Date (which shall be Cede as the nominee of DTC unless Definitive Notes are issued under the limited circumstances described herein) and each Rating Agency, a statement, setting forth with respect to such Payment Date or the related Deposit Date or Collection Period, as the case may be, among other things, the following:

(i)	the amount of collections allocable to the 2005-A SUBI Certificate,

(ii)	the amount of Available Funds,

(iii)	the amount of interest accrued during the related Accrual Period on each class of Notes,

(iv)	the Class A-1 Note Balance, the Class A-2 Note Balance, the Class A-3 Note Balance and the Class A-4 Note Balance and the Certificate Balance, in each case before giving effect to payments on such Payment Date,

(v)	(A) the Reserve Account Requirement, (B) the amount deposited in the Reserve Account, if any, (C) the Reserve Account Draw Amount, if any, (D) the balance on deposit in the Reserve Account after giving effect to withdrawals therefrom and deposits thereto in respect of such Payment Date and (E) the change in such balance from the immediately preceding Payment Date,

(vi)	the amount being distributed to each class of the Noteholders (the “Note Distribution Amount”) and to the Certificateholders (the “Certificate Distribution Amount”),

(vii)	the amount of the Note Distribution Amount allocable to interest on and principal of each class of the Notes and any Principal Carryover Shortfall for each class of the Notes,

(viii)	the amount of any principal paid on, and Principal Carryover Shortfall for, the Certificates,

(ix)	the Note Factor for each class of the Notes and the Certificate Factor for the Certificates, in each case after giving effect to the distribution of the Note Distribution Amount and the Certificate Distribution Amount, respectively,

(x)	the amount of Residual Value Losses and Residual Value Surplus for such Collection Period,

(xi)	the amount of Sales Proceeds Advances and Monthly Payment Advances included in Available Funds,

(xii)	the amount of any Payment Date Advance Reimbursement for such Collection Period,

(xiii)	the amount of the Cap Payments and the Cap Termination Payments received by the Issuer from the Cap Provider under the Cap Agreement, and

(xiv)	the Servicing Fee for such Collection Period.
      Each amount set forth pursuant to clauses (iii), (iv), (vi), (vii) and (viii) above will be expressed in the aggregate and as a dollar amount per $1,000 of original principal amount of a Note or Certificate, as applicable. Copies of such statements may be obtained by the Noteholders or Note Owners by a request in writing addressed to the Indenture Trustee. In addition, within the prescribed period of time for tax reporting purposes after the end of each calendar year, the Indenture Trustee (during the term of the Indenture) will mail to each person who at any time during such calendar year was a Noteholder a statement containing such information as is reasonably necessary to permit the Noteholder to prepare its state and federal income taxes.
Optional Purchase
      In order to avoid excessive administrative expenses, the Servicer will be permitted at its option to purchase the 2005-A SUBI Certificate from the Issuer on any Payment Date if, either before or after giving effect to any payment of principal required to be made on such Payment Date, (a) the then-outstanding Securities Balance is less than or equal to 5% of the sum of the Initial Note Balance and the Initial Certificate Balance or (b) the principal amount of the Notes has been reduced to zero and all of the Certificates are owned by the Issuer, the Transferor, the Servicer (so long as NMAC or an affiliate is the Servicer) and/or their respective affiliates. The exercise of that option by the Servicer is referred to in this prospectus as an “Optional Purchase.” The purchase price for the 2005-A SUBI Certificate (the “Optional Purchase Price”) will equal the aggregate Securitization Value of the 2005-A SUBI Assets (including Leases of Defaulted Vehicles) plus the appraised value of any other property (other than cash, in which case such value shall be the amount of such funds held in cash) held as part of the Trust (less liquidation expenses); provided, however, that such price will at least be equal to or greater than the sum of the Note Balance plus accrued and unpaid interest on the Notes, the Servicing Fee (including any unpaid Servicing Fees for prior Collections Periods), and unpaid portions of any outstanding Sales Proceeds Advances and Monthly Payment Advances and the Certificate Balance. In connection with an Optional Purchase, the outstanding Notes, if any, will be redeemed on such Payment Date in whole, but not in part, for the Redemption Price. The “Redemption Price” for the Notes will equal the aggregate outstanding Note Balance, plus accrued and unpaid interest thereon at the related Note Rates (including, to the extent allowed by law, interest on overdue interest, if applicable), to but not including the Payment Date fixed for redemption. The Owner Trustee and the Indenture Trustee (to the extent the Notes are still outstanding) will give written notice of redemption to the Certificateholders and the Noteholders, as applicable. On the Payment Date fixed for redemption, the Notes will be due and payable at the Redemption Price, and no interest will accrue on the Notes after such Payment Date. If the 2005-A SUBI Certificate is held by the UTI Beneficiary after the exercise by the Servicer of the Optional Purchase, the 2005-A SUBI Assets may be reallocated to the UTI at the discretion of the UTI Beneficiary.
      It is expected that at such time as the Optional Purchase becomes available to the Servicer only the Certificates will be outstanding.
Definitive Securities
      The Certificates will be issued in definitive form. Definitive Notes will be issued in fully registered, certificated form to Note Owners rather than to DTC only if:

•	DTC is no longer willing or able to discharge its responsibilities as depository with respect to the Notes, and neither the Indenture Trustee nor the Administrative Agent is able to locate a qualified successor,

•	the Transferor, the Administrative Agent or the Indenture Trustee, at its option, to the extent permitted by applicable law, elects to terminate the book-entry system through DTC, or

•	after an Indenture Default, Note Owners representing in the aggregate at least a majority of the aggregate principal amount of the Notes, voting as a single class, advise the Indenture Trustee through DTC and its participating members in writing that the continuation of a book-entry system through DTC or its successor is no longer in the best interest of Note Owners.
      Upon the occurrence of any of the foregoing events, the Indenture Trustee will be required to notify all Note Owners, through DTC’s participating members, of the availability through DTC of Definitive Notes. Upon surrender by DTC of the certificates representing all Notes and the receipt of instructions for re-

registration, the Indenture Trustee will issue Definitive Notes to Note Owners, who thereupon will become Noteholders for all purposes of the Indenture.
      Payments on the Definitive Notes and Certificates will be made by the Indenture Trustee or the Owner Trustee, as the case may be, directly to the holders of the Definitive Notes or Certificates in accordance with the procedures set forth in this prospectus and to be set forth in the Indenture and the Trust Agreement. Interest and principal payments on the Securities on each Payment Date will be made to the holders in whose names the related Definitive Notes or Certificates, as applicable, were registered at the close of business on the related Deposit Date. Payments will be made by check mailed to the address of such holders as they appear on the Note register or Certificate register, as applicable, except that a Securityholder with Notes or Certificates having original denominations aggregating at least $1 million may request payment by wire transfer of funds pursuant to written instructions delivered to the applicable Trustee at least five Business Days prior to the Deposit Date. The final payment on the Certificates and on any Definitive Notes will be made only upon presentation and surrender of the Certificates or Definitive Notes, as applicable, at the office or agency specified in the notice of final payment to Securityholders. The Indenture Trustee or the Owner Trustee, as the case may be, or a paying agent will provide such notice to the registered Securityholders not more than 30 days nor less than 10 days prior to the date on which the final payment is expected to occur.
      Definitive Notes and Certificates will be transferable and exchangeable at the offices of the Indenture Trustee or the Owner Trustee, or the Note registrar to be set forth in the Indenture or the Certificate registrar to be set forth in the Trust Agreement, as the case may be. No service charge will be imposed for any registration of transfer or exchange, but each of the Indenture Trustee or the Owner Trustee may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.
SECURITY FOR THE NOTES
General
      On the Closing Date, the Issuer will pledge the 2005-A SUBI Certificate, the Reserve Account and the other property of the Trust Estate to the Indenture Trustee to secure the Issuer’s obligations under the Notes. The property of the Issuer — the Trust Estate — will consist of:

•	the 2005-A SUBI Certificate, which includes the right to amounts payable with respect to the 2005-A SUBI Certificate, including collections and the right to receive the amounts realized from the sale or other disposition of Leased Vehicles after the Cutoff Date,

•	the Reserve Account and any amounts deposited therein,

•	proceeds of the Cap Agreement and the rights of the Issuer under the Cap Agreement,

•	the rights of the Issuer under the Back-up Security Agreement,

•	the rights of the Issuer to the funds on deposit from time to time in the Note Distribution Account, and any other account or accounts established pursuant to the Indenture and all cash, investment property and other property from time to time deposited or credited thereto and all proceeds thereof, and

•	the other property and assets described under “The Issuer — Property of the Issuer” and the Issuer’s rights as a third-party beneficiary of the SUBI Trust Agreement and the Servicing Agreement.
The Accounts

The 2005-A SUBI Collection Account
      On or prior to the Closing Date, the Titling Trustee, at the direction of the Servicer, will establish a trust account for the benefit of the holders of interests in the 2005-A SUBI, into which collections on or in respect of the Leases and the Leased Vehicles will generally be deposited (the “2005-A SUBI Collection Account”).

      Deposits into the 2005-A SUBI Collection Account. As more fully described under “Additional Document Provisions — The Servicing Agreement — Collections” and “— Monthly Remittance Condition,” the Servicer may reallocate a Matured Vehicle or Defaulted Vehicle from the 2005-A SUBI to the UTI for purposes of implementing NMAC’s LKE program. In connection with such reallocation, NILT Trust, as UTI Beneficiary, will cause to be deposited into the 2005-A SUBI Collection Account such Reallocation Payments no later than two Business Days after the reallocation, unless the Monthly Remittance Condition is satisfied. If the Monthly Remittance Condition is satisfied, the Servicer will be permitted to retain the Reallocation Payments received during a Collection Period until such amounts are required to be disbursed on the next Payment Date. In addition, on each Deposit Date, the following additional amounts, if any, in respect of the related Collection Period and Payment Date will be deposited into the 2005-A SUBI Collection Account: Advances made by the Servicer, the Repurchase Payments and the Reallocation Payments, and, in the case of an Optional Purchase, the Optional Purchase Price. See “Additional Document Provisions — The Servicing Agreement — Collections” and “— Monthly Remittance Condition.”
      “Reallocation Payments” will mean the proceeds allocated from the UTI to the 2005-A SUBI in connection with any reallocation of a Matured Vehicle or Defaulted Vehicle from the 2005-A SUBI to the UTI in an amount equal to the Net Liquidation Proceeds for such Matured Vehicle or Defaulted Vehicle.
      Withdrawals from the 2005-A SUBI Collection Account. On each Payment Date, the Titling Trustee shall transmit or shall cause to be transmitted the sum of all Available Funds from the 2005-A SUBI Collection Account for the related Collection Period in the amounts and in the priority, and to such accounts as set forth under “Additional Information Regarding the Securities — Payments on the Securities — Deposits to the Distribution Accounts; Priority of Payments.”
      If, on any date, the Servicer supplies the Titling Trustee and the Indenture Trustee with an officer’s certificate setting forth the basis for such withdrawal, the Titling Trustee shall remit to the Servicer, without interest and before any other distribution from the 2005-A SUBI Collection Account on that date, monies from the 2005-A SUBI Collection Account representing unreimbursed Disposition Expenses.

The Reserve Account
      On or before the Closing Date the Servicer, on behalf of the Issuer, will establish a trust account in the name of the Indenture Trustee for the benefit of the Securityholders (the “Reserve Account”). The Reserve Account will be established to provide additional security for payments on the Notes and the Certificates. On each Payment Date, amounts on deposit in the Reserve Account, together with Available Funds, will be available to make the distributions described under “Additional Information Regarding the Securities — Payments on the Securities — Deposits to the Distribution Accounts; Priority of Payments.”
      The Reserve Account initially will be funded by the Issuer with a deposit of $15,504,423.91, representing approximately 1.00% of the aggregate Securitization Value of the Leases as of the Cutoff Date, and the amounts on deposit in the Reserve Account will be pledged to the Indenture Trustee. To the extent the amount deposited in the Reserve Account is less than the Reserve Account Requirement, on each Payment Date, monies on deposit in the Reserve Account will be supplemented by the deposit of:

•	any Excess Amounts and

•	income received on the investment of funds on deposit in the 2005-A SUBI Collection Account and the Reserve Account.
      On each Payment Date, a withdrawal will be made from the Reserve Account in an amount (the “Reserve Account Draw Amount”) equal to the lesser of (1) the Available Funds Shortfall Amount for that Payment Date, calculated as described under “Additional Information Regarding the Securities — Payments on the Securities — Determination of Available Funds,” or (2) the amount on deposit in the Reserve Account after giving effect to all deposits thereto on the related Deposit Date or that Payment Date.

      On any Payment Date on which the amount on deposit in the Reserve Account, after giving effect to all withdrawals therefrom and deposits thereto in respect of that Payment Date, exceeds the Reserve Account Requirement, any such excess shall be released to the Transferor.
      The “Reserve Account Requirement” on any Payment Date will equal $46,513,271.73 (which is 3.00% of the aggregate Securitization Value of the Leases as of the Cutoff Date). The Reserve Account Requirement on each Payment Date may be reduced pursuant to a downward adjustment formula acceptable to the Rating Agencies.

The Distribution Accounts
      On or before the Closing Date, (a) the Transferor, on behalf of the Issuer, will establish a trust account in the name of the Indenture Trustee for the benefit of the Noteholders, into which amounts released from the 2005-A SUBI Collection Account and, when necessary, from the Reserve Account, for distribution to the Noteholders will be deposited and from which all distributions to the Noteholders will be made (the “Note Distribution Account”) and (b) the Owner Trustee, at the direction of the Transferor, will establish a trust account in the name of the Owner Trustee on behalf of the Certificateholders, into which amounts released from the 2005-A SUBI Collection Account and, when necessary, from the Reserve Account, for distribution to the Certificateholders will be deposited and from which all distributions to the Certificateholders will be made (the “Certificate Distribution Account” and, together with the Note Distribution Account, the “Distribution Accounts”). For further information regarding these deposits and payments, you should refer to “— The 2005-A SUBI Collection Account” and “— The Reserve Account.”
      On or before each Payment Date, (a) the Titling Trustee shall deposit or cause to be deposited from the 2005-A SUBI Collection Account and (b) the Indenture Trustee shall deposit or cause to be deposited from the Reserve Account, if necessary, respectively, the amounts allocable to the Noteholders and the Certificateholders, as set forth in “Additional Information Regarding the Securities — Payments on the Securities — Deposits to the Distribution Accounts; Priority of Payments” for the related Payment Date in the Note Distribution Account and the Certificate Distribution Account, respectively. On each Payment Date, the Trustees will distribute the allocated amounts for the related Collection Period to the Securityholders.

Maintenance of the Accounts
      The Note Distribution Account and the Reserve Account will be maintained with the Indenture Trustee and the 2005-A SUBI Collection Account (together with the Note Distribution Account and the Reserve Account, the “Accounts”), will be maintained with the Trust Agent, respectively, so long as either (a) the short-term unsecured debt obligations of the Indenture Trustee or the Trust Agent, as the case may be, are rated in the highest short-term rating category by Standard & Poor’s Ratings Services and Moody’s (excluding any “+” signs associated with such rating) or (b) the Indenture Trustee or the Trust Agent, as the case may be, is a depository institution or trust company having a long-term unsecured debt rating acceptable to each Rating Agency and corporate trust powers and the related Account is maintained in a segregated trust account of the Indenture Trustee or the Trust Agent, as the case may be (the “Required Deposit Rating”). Each of the Accounts will be segregated trust accounts. If either of the Indenture Trustee or the Trust Agent at any time does not have the Required Deposit Rating, the Servicer shall, with the assistance of the Indenture Trustee or the Trust Agent, as the case may be, as necessary, cause the related Account to be moved to a depository institution or trust company organized under the laws of the United States or any constituent state of the United States that has the Required Deposit Rating. If the Certificate Distribution Account does not at any time have the Required Deposit Rating, the Owner Trustee, or the Transferor on behalf of the Owner Trustee, if the Certificate Distribution Account is not then held by the Owner Trustee or an affiliate thereof, shall establish a new account meeting such Required Deposit Rating and move any funds.
      On the Payment Date on which all Securities have been paid in full and following payment of any remaining obligations of the Issuer under the Basic Documents, any amounts remaining on deposit in the Accounts — after giving effect to all withdrawals therefrom and deposits thereto in respect of that Payment Date — will be paid to the Transferor.

Permitted Investments
      When funds are deposited in (a) the 2005-A SUBI Collection Account and (b) the Reserve Account, they will be invested at the direction of the Servicer and the Administrative Agent, respectively, in one or more Permitted Investments maturing no later than the Deposit Date immediately succeeding the date of that investment. Notwithstanding the foregoing, Permitted Investments on which the entity at which the related account is located is the obligor may mature on the related Deposit Date. “Permitted Investments” will be limited to highly rated obligations, instruments or securities that meet the criteria of each Rating Agency from time to time as being consistent with its then-current ratings of the Notes which mature no later than the business day prior to the date on which such funds are required to be available for application pursuant to the Basic Documents.
      On each Payment Date, all net income or other gain from the investment of funds on deposit in the Reserve Account and the 2005-A SUBI Collection Account in respect of the related Collection Period will be deposited into the Reserve Account.
ADDITIONAL DOCUMENT PROVISIONS
The Indenture

Indenture Defaults
      The following events (each, an “Indenture Default”) will be events of default under the Indenture:
      (1) a default for five days or more in the payment of interest on any Note, when the same becomes due and payable;
      (2) a default in the payment of principal of a class of Notes on the related Note Final Scheduled Payment Date or on a Payment Date fixed for redemption of the Notes;
      (3) a default in the observance or performance of any covenant or agreement of the Issuer, or any representation or warranty of the Issuer made in the Indenture or in any certificate or other writing delivered under the Indenture that proves to have been inaccurate in any material respect at the time made, which default or inaccuracy materially and adversely affects the interests of the Noteholders, and the continuation of that default or inaccuracy for a period of 60 days (or for such longer period not in excess of 90 days as may be reasonably necessary to remedy such failure; provided that (A) such failure is capable of remedy within 90 days or less and (B) a majority of the Outstanding Amount of Notes, voting as a single class, consent to such longer cure period) after written notice thereof is given to the Issuer by the Indenture Trustee or to the Issuer and the Indenture Trustee by the holders of not less than the majority of the aggregate principal amount of the Notes, voting as a single Class; or
      (4) certain events of bankruptcy, insolvency, receivership or liquidation of the Issuer (which, if involuntary, remains unstayed for more then 90 days).
      Noteholders holding at least a majority of the aggregate principal amount of the Notes outstanding, voting together as a single class, may waive any past default or Indenture Default prior to the declaration of the acceleration of the maturity of the Notes, except a default in the payment of principal of or interest on the Notes, or in respect of any covenant or provision in the Indenture that cannot be modified or amended without unanimous consent of the Noteholders.

Remedies
      If an Indenture Default occurs and is continuing, the Indenture Trustee or the holders of at least a majority of the aggregate principal amount of the Notes, voting as a single class, may declare the principal of the Notes to be immediately due and payable. This declaration may be rescinded by the holders of at least a majority of the aggregate principal amount of the Notes, voting together as a single class, before a judgment or decree for payment of the amount due has been obtained by the Indenture Trustee if:

•	the Issuer has deposited with the Indenture Trustee an amount sufficient to pay (1) all interest on and principal of the Notes as if the Indenture Default giving rise to that declaration had not occurred and (2) all amounts advanced by the Indenture Trustee and its costs and expenses, and

•	all Indenture Defaults — other than the nonpayment of principal of the Notes that has become due solely due to that acceleration — have been cured or waived.
      If the Notes have been declared due and payable following an Indenture Default, the Indenture Trustee may institute proceedings to collect amounts due, exercise remedies as a secured party, including foreclosure or sale of the Trust Estate, or elect to maintain the Trust Estate and continue to apply proceeds from the Trust Estate as if there had been no declaration of acceleration. The Indenture Trustee may not, however, unless it is required to sell the Trust Estate under the Trust Agreement as a result of the bankruptcy or insolvency of the Issuer, sell the Trust Estate following an Indenture Default — other than the occurrence of an Indenture Default described in the first two bullet points in the definition thereof — unless:

•	100% of the Noteholders consent thereto,

•	the proceeds of that sale are sufficient to pay in full the principal of and the accrued interest on all outstanding Notes, or

•	the Indenture Trustee determines that the Trust Estate would not be sufficient on an ongoing basis to make all payments on the Notes as such payments would have become due if such obligations had not been declared due and payable, and the Indenture Trustee obtains the consent of holders of at least 66 2/3% of the aggregate principal amount of the Notes outstanding, voting together as a single class.
      The Indenture Trustee may, but is not required to, obtain and rely upon an opinion of an independent accountant or investment banking firm as to the sufficiency of the Trust Estate to pay interest on and principal of the Notes on an ongoing basis. Any sale of the Trust Estate, other than a sale resulting from the bankruptcy, insolvency or termination of the Issuer, is subject to the requirement that an opinion of counsel be delivered to the effect that such sale will not cause the Titling Trust or the Issuer to be classified as an association, or a publicly traded partnership, taxable as a corporation for federal income tax purposes.
      In the event of a sale of the Trust Estate, either as a result of the bankruptcy or insolvency of the Issuer or following the occurrence of an Indenture Default under the circumstances described in the prior paragraph, at the direction of the Indenture Trustee or the Noteholders, the proceeds of such sale, together with available monies on deposit in the Reserve Account, will be distributed in the following priority: first, to the Indenture Trustee for amounts due as compensation or indemnity payments pursuant to the terms of the Indenture; second, to the Servicer for reimbursement of all outstanding advances; third, to the Servicer for amounts due in respect of unpaid Servicing Fees; fourth, to the Noteholders to pay due and unpaid interest — including any overdue interest and, to the extent permitted under applicable law, interest on any overdue interest at the related Note Rate or Note Rates; fifth, to the holders of the Class A-1 Notes to pay due and unpaid principal on the Class A-1 Notes; sixth, to the holders of all other classes of Notes to pay due and unpaid principal on those classes of Notes, which shall be allocated to such classes of Notes on a pro rata basis; seventh, to the Certificateholders for amounts due and unpaid in accordance with the terms of the Certificates; and eighth, any remaining amounts to the Transferor.
      Subject to the provisions of the Indenture relating to the duties of the Indenture Trustee, if an Indenture Default occurs and is continuing, the Indenture Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Noteholders if the Indenture Trustee reasonably believes it will not be adequately indemnified against the costs, expenses and liabilities that might be incurred by it in complying with that request. Subject to such provisions for indemnification and certain limitations contained in the Indenture, the holders of at least a majority of the aggregate principal amount of the Notes outstanding, voting together as a single class, will have the right to direct the time, method and place of conducting any proceeding or any remedy available to the Indenture Trustee or exercising any trust power conferred on the Indenture Trustee.
      No Noteholder will have the right to institute any proceeding with respect to the Indenture unless:

•	that Noteholder previously has given the Indenture Trustee written notice of a continuing Indenture Default,

•	Noteholders holding not less than 25% of the aggregate principal amount of the Notes outstanding have made written request of the Indenture Trustee to institute that proceeding in its own name as Indenture Trustee,

•	the Noteholder has offered the Indenture Trustee reasonable indemnity,

•	the Indenture Trustee has for 60 days failed to institute that proceeding and

•	no direction inconsistent with that written request has been given to the Indenture Trustee during that 60-day period by Noteholders holding at least a majority of the aggregate principal amount of the Notes, voting as a single class.
      Neither the Indenture Trustee nor the Owner Trustee in their respective individual capacities, nor any holder of a Certificate, nor any of their respective owners, beneficiaries, agents, officers, directors, employees, successors or assigns will, in the absence of an express agreement to the contrary, be personally liable for the payment of interest on or principal of the Notes or for the obligations of the Issuer or the Indenture Trustee, in its capacity as Indenture Trustee, contained in the Indenture.

Certain Covenants
      Under the Indenture, the Issuer will covenant that it will not:

•	sell, transfer, exchange or otherwise dispose of any of its assets, except as expressly permitted by the Indenture and the other Basic Documents,

•	claim any credit on or make any deduction from the principal of and interest payable on the Notes — other than amounts withheld under the Internal Revenue Code of 1986, as amended (the “Code”) or applicable state law — or assert any claim against any present or former Noteholder because of the payment of taxes levied or assessed upon any part of the Trust Estate, or

•	permit (1) the validity or effectiveness of the Indenture to be impaired, (2) any person to be released from any covenants or obligations with respect to the Notes under the Indenture except as may be expressly permitted thereby, (3) any lien, charge, excise, claim, security interest, mortgage or other encumbrance (other than the lien of the Indenture) to be created on or extend to or otherwise arise upon or burden the Issuer’s assets or any part thereof, or any interest therein or the proceeds therefrom or (4) except as provided in the Basic Documents, the lien of the Indenture to not constitute a first priority security interest in the Trust Estate.
      The Issuer also may not (i) engage in any activities other than financing, acquiring, owning, pledging and managing the 2005-A SUBI Certificate as contemplated by the Indenture and the other Basic Documents; (ii) incur, assume or guarantee any indebtedness other than indebtedness incurred in accordance with the Basic Documents; or (iii) except as otherwise permitted in the Basic Documents, dissolve or liquidate in whole or in part.

Replacement of the Indenture Trustee
      Noteholders holding at least a majority of the aggregate principal amount of the Notes outstanding, voting together as a single class, may remove the Indenture Trustee without cause by so notifying the Indenture Trustee and the Issuer, and following that removal may appoint a successor Indenture Trustee; provided, that the Rating Agency Condition shall have been satisfied. Any successor Indenture Trustee must at all times satisfy all applicable requirements of the Trust Indenture Act of 1939, and in addition, have a combined capital and surplus of at least $50,000,000 and a long-term debt rating of “A” or better by Standard & Poor’s Ratings Services and Moody’s or be otherwise acceptable to each Rating Agency.
      The Indenture Trustee may resign at any time by so notifying the Issuer, the Servicer and each Rating Agency. The Issuer will be required to remove the Indenture Trustee if the Indenture Trustee:

•	ceases to be eligible to continue as the Indenture Trustee,

•	is adjudged to be bankrupt or insolvent,

•	commences a bankruptcy proceeding, or

•	otherwise becomes incapable of acting.
      Upon the resignation or removal of the Indenture Trustee, or the failure of the Noteholders to appoint a successor Indenture Trustee following the removal without cause of the Indenture Trustee, the Issuer will be required promptly to appoint a successor Indenture Trustee.

Duties of Indenture Trustee
      Except during the continuance of an Indenture Default, the Indenture Trustee will:

•	perform such duties, and only such duties, as are specifically set forth in the Indenture,

•	rely, as to the truth of the statements and the correctness of the opinions expressed therein, on certificates or opinions furnished to the Indenture Trustee that conform to the requirements of the Indenture, and

•	examine any such certificates and opinions that are specifically required to be furnished to the Indenture Trustee by the Indenture to determine whether or not they conform to the requirements of the Indenture.
      Upon the continuance of an Indenture Default, the Indenture Trustee will be required to exercise the rights and powers vested in it by the Indenture and use the same degree of care and skill in the exercise thereof as a prudent person would exercise or use under the circumstances in the conduct of that person’s own affairs.

Compensation and Indemnity
      The Servicer will:

•	pay the Indenture Trustee from time to time reasonable compensation for its services,

•	reimburse the Indenture Trustee for all reasonable expenses, advances and disbursements reasonably incurred by it in connection with the performance of its duties as Indenture Trustee, and

•	indemnify the Indenture Trustee for, and hold it harmless against, any loss, liability or expense, including reasonable attorneys’ fees and expenses, incurred by it in connection with the performance of its duties as Indenture Trustee.
      The Indenture Trustee will not be indemnified by the Servicer against any loss, liability or expense incurred by it through its own willful misconduct, negligence or bad faith, except that the Indenture Trustee will not be liable:

•	for any error of judgment made by it in good faith, unless it is proved that the Indenture Trustee was negligent in ascertaining the pertinent facts,

•	with respect to any action it takes or omits to take in good faith in accordance with a direction received by it from the Noteholders in accordance with the terms of the Indenture, and

•	for interest on any money received by it except as the Indenture Trustee and the Issuer may agree in writing.

      The Indenture Trustee will not be deemed to have knowledge of any event unless an officer of the Indenture Trustee has actual knowledge of the event or has received written notice of the event in accordance with the provisions of the Indenture.

Access to Noteholder Lists
      If Definitive Notes are issued in the limited circumstances set forth in “Additional Information Regarding the Securities — Definitive Securities,” or the Indenture Trustee is not the Note registrar, the Issuer will furnish or cause to be furnished to the Indenture Trustee a list of the names and addresses of the Noteholders:

•	as of each Deposit Date, within five days after the applicable Deposit Date and

•	within 30 days after receipt by the Issuer of a written request for that list, as of not more than ten days before that list is furnished.

Annual Compliance Statement
      The Issuer will be required to file an annual written statement with the Indenture Trustee certifying the fulfillment of its obligations under the Indenture.

Indenture Trustee’s Annual Report
      The Indenture Trustee will be required to mail each year to each Noteholder of record a brief report relating to its eligibility and qualification to continue as Indenture Trustee under the Indenture, any amounts advanced by the Indenture Trustee under the Indenture, the outstanding principal amount, the Note Rate and the Note Final Scheduled Payment Date in respect of each class of Notes, the indebtedness owing by the Issuer to the Indenture Trustee in its individual capacity, the property and funds physically held by Indenture Trustee and any action taken by the Indenture Trustee that materially affects the Notes and that has not been previously reported.

Satisfaction and Discharge of Indenture
      The Indenture will be discharged with respect to the collateral securing the Notes upon the delivery to the Indenture Trustee for cancellation of all of the Notes or, with some limitations — including receipt of certain opinions with respect to tax matters — upon deposit with the Indenture Trustee of funds sufficient for the payment in full of the Notes, including interest, and any fees due and payable to the Owner Trustee or the Indenture Trustee.
The Trust Agreement

Authority and Duties of the Owner Trustee
      The Owner Trustee will administer the Issuer in the interest of the Certificateholders, subject to the lien of the Indenture, in accordance with the Trust Agreement and the other Basic Documents.
      The Owner Trustee will not be required to perform any of the obligations of the Issuer under the Trust Agreement or the other Basic Documents that are required to be performed by:

•	the Servicer under the Servicing Agreement or the SUBI Trust Agreement,

•	the Transferor under the Trust Agreement, the Indenture or the SUBI Certificate Transfer Agreement,

•	the Administrative Agent under the Trust Administration Agreement, or

•	the Indenture Trustee under the Indenture.

Restrictions on Actions by Owner Trustee
      The Owner Trustee may not:

•	initiate or settle any claim or lawsuit involving the Issuer, unless brought by the Servicer to collect amounts owed under a Lease,

•	file an amendment to the Certificate of Trust (unless such amendment is required to be filed under applicable law),

•	amend the Indenture in circumstances where the consent of any holder of the Notes is required,

•	amend any other Basic Document other than pursuant to, and in accordance with, the amendment provision set forth in such Basic Document, or

•	appoint a successor Owner Trustee or Indenture Trustee,
unless (1) the Owner Trustee provides 30 days’ written notice thereof to the Certificateholders and each Rating Agency and (2) Certificateholders holding at least 25% of the aggregate principal amount of the Certificates (which for this purpose includes Certificates held by the Issuer, the Transferor, the Servicer and their respective affiliates) do not object in writing to any such proposed amendment within 30 days of that notice.

Actions by Certificateholders and Owner Trustee with Respect to Certain Matters
      The Owner Trustee may not, except upon the occurrence of a Servicer Default subsequent to the payment in full of the Notes and in accordance with the written directions of Certificateholders holding 66 2/3% of the aggregate principal amount of the Certificates, remove the Servicer with respect to the 2005-A SUBI Assets or appoint a successor servicer with respect thereto. However, the Owner Trustee will not be required to follow any directions of the Certificateholders if doing so would be contrary to any obligation of the Owner Trustee or the Issuer. The Owner Trustee may not sell the 2005-A SUBI Certificate except in the event of the bankruptcy or dissolution of the Transferor, or upon an Indenture Default (including the bankruptcy or dissolution of the Issuer). Upon any such sale of the 2005-A SUBI Certificate, the 2005-A SUBI Assets will be distributed to the purchaser thereof and will no longer constitute Titling Trust Assets, and the Leased Vehicles may be retitled as directed by that purchaser.
      The right of the Transferor or the Certificateholders to take any action affecting the Trust Estate will be subject to the rights of the Indenture Trustee under the Indenture.

Resignation and Removal of the Owner Trustee
      The Owner Trustee may resign at any time upon written notice to the Administrative Agent, the Servicer, the Transferor, the Indenture Trustee and the Certificateholders, whereupon the Transferor will be obligated to appoint a successor Owner Trustee. The Transferor or Certificateholders holding at least a majority of the aggregate principal amount of the Certificates (which for this purpose includes Certificates held by the Issuer, the Transferor, the Servicer and their respective affiliates) may remove the Owner Trustee if the Owner Trustee becomes insolvent, ceases to be eligible or becomes legally unable to act. Upon removal of the Owner Trustee, the Transferor will appoint a successor Owner Trustee. The Transferor will be required to deliver notice of such resignation or removal of the Owner Trustee and the appointment of a successor Owner Trustee to each Rating Agency.
      The Owner Trustee and any successor thereto must at all times:

•	be able to exercise corporate trust powers,

•	be subject to supervision or examination by federal or state authorities,

•	have a combined capital and surplus of at least $50,000,000 and

•	have a long-term debt rating of “A” or better by Standard & Poor’s Ratings Service and Moody’s or be otherwise acceptable to each Rating Agency.
      Each Rating Agency must receive prior written notice of such proposed successor Owner Trustee. Any co-trustee or separate trustee appointed for the purpose of meeting applicable state requirements will not be required to meet these eligibility requirements.

Termination
      The Trust Agreement will terminate upon (a) the final distribution of all funds or other property or proceeds of the Trust Estate in accordance with the terms of the Indenture, including the final distribution on the Notes pursuant to the Indenture and the final distribution on the Certificates pursuant to the Trust Agreement, (b) the final distribution on the Certificates on the first Payment Date following the day on which the amount on deposit in the Reserve Account equals or exceeds the then-outstanding Securities Balance or (c) an Optional Purchase by the Servicer.

Liabilities and Indemnification
      The Transferor will indemnify the Owner Trustee for any expenses incurred by the Owner Trustee in the performance of its duties under the Trust Agreement. The Transferor will not be entitled to make any claim upon the Trust Estate for the payment of any such liabilities or indemnified expenses. The Transferor will not indemnify the Owner Trustee for expenses resulting from the willful misconduct, bad faith or negligence of the Owner Trustee, or for the inaccuracy of any representation or warranty of the Owner Trustee in the Trust Agreement. The Owner Trustee will not be liable for:

•	any error in judgment of an officer of the Owner Trustee made in good faith, unless it is proved that such officer was negligent in ascertaining the facts,

•	any action taken or omitted to be taken in accordance with the instructions of any certificateholder, the Indenture Trustee, the Transferor, the Administrative Agent or the Servicer,

•	payments on the Securities in accordance with their terms or

•	the default or misconduct of the Administrative Agent, the Servicer, the Transferor or the Indenture Trustee.
      No provision in the Trust Agreement or any other Basic Document will require the Owner Trustee to expend or risk funds or otherwise incur any financial liability in the performance of any of its rights or powers under the Trust Agreement or under any other Basic Document if the Owner Trustee has reasonable grounds for believing that reimbursement of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it. In addition, the Owner Trustee will not be responsible for or in respect of the validity or sufficiency of the Trust Agreement or for the due execution thereof by the Transferor or for the form, character, genuineness, sufficiency, value or validity of any of the Trust Estate or for or in respect of the validity or sufficiency of the other Basic Documents, other than the execution of and the certificate of authentication of the Certificates, and the Owner Trustee will in no event be deemed to have assumed or incurred any liability, duty or obligation to any Securityholder or any third party dealing with the Issuer or the Trust Estate, other than as expressly provided for in the Trust Agreement and the other Basic Documents.
The SUBI Trust Agreement

The 2005-A SUBI, Other SUBIs and the UTI
      The UTI Beneficiary is the initial beneficiary of the Titling Trust. The UTI Beneficiary may from time to time assign, transfer, grant and convey, or cause to be assigned, transferred, granted and conveyed, to the Titling Trustee, in trust, Titling Trust Assets. The UTI Beneficiary will hold the UTI, which represents a beneficial interest in all Titling Trust Assets other than (a) any Titling Trust Assets allocated to Other SUBIs (“Other SUBI Assets”) and (b) the 2005-A SUBI Assets (collectively, the “UTI Assets”). The UTI Beneficiary has pledged the UTI as security for certain borrowings advanced to it and may in the future create and sell or pledge Other SUBIs in connection with financings similar to the transaction described in this prospectus or other transactions. Each holder or pledgee of the UTI will be required to expressly waive any claim to all Titling Trust Assets other than the UTI Assets and to fully subordinate any such claims to those other Titling Trust Assets in the event that the waiver is not given full effect. Each holder or pledgee of any Other SUBI will be required to expressly waive any claim to all Titling Trust Assets, except for the related Other SUBI Assets, and to fully subordinate those claims to the Titling Trust Assets or any other SUBI in the event that the waiver is not given effect. Except under the limited circumstances described under “Additional Legal Aspects of the Titling Trust and the 2005-A SUBI — The 2005-A SUBI”, the 2005-A SUBI Assets will not be available to make payments in respect of, or pay expenses relating to, the UTI or any Other SUBI. Any Other SUBI Assets evidenced by any Other SUBIs will not be available to make payments in respect of, or pay expenses relating to, the 2005-A SUBI or the Titling Trust Assets allocated to the UTI.
      Each Other SUBI will be created pursuant to a supplement to the Titling Trust Agreement, which will amend the Titling Trust Agreement only with respect to the Other SUBI or other SUBIs to which it relates. The 2005-A SUBI Supplement will amend the Titling Trust Agreement only as it relates to the 2005-A SUBI and no other supplement to the Titling Trust Agreement will amend the Titling Trust Agreement as it relates to the 2005-A SUBI.
      All Titling Trust Assets, including the 2005-A SUBI Assets, will be owned by the Titling Trustee on behalf of the beneficiaries of the Titling Trust. The 2005-A SUBI Assets will be segregated from the rest of the Titling Trust Assets on the books and records of the Titling Trustee and the Servicer, and the holders of other beneficial interests in the Titling Trust — including the UTI and any Other SUBIs — will have no rights in or to the 2005-A SUBI Assets. Liabilities of the Titling Trust will be respectively allocated to the 2005-A SUBI Assets, the UTI Assets and the Other SUBI Assets if incurred in each case with respect thereto, or will be allocated pro rata among all Titling Trust Assets if incurred with respect to the Titling Trust Assets generally.

Special Obligations of the UTI Beneficiary
      The UTI Beneficiary will be liable for all debts and obligations arising with respect to the Titling Trust Assets or the operation of the Titling Trust, except that its liability with respect to any pledge of the UTI and any assignee or pledgee of a SUBI or a SUBI Certificate or any Other SUBI or Other SUBI Certificate shall be as set forth in the financing documents relating thereto. To the extent the UTI Beneficiary pays or suffers any liability or expense with respect to the Titling Trust Assets or the operation of the Titling Trust, the UTI Beneficiary will be indemnified, defended and held harmless out of the assets of the Titling Trust against any such liability or expense, including reasonable attorneys’ fees and expenses.

Titling Trustee Duties and Powers; Fees and Expenses
      Under the SUBI Trust Agreement, the Titling Trustee will be required (a) to apply for and maintain, or cause to be applied for and maintained, all licenses, permits and authorizations necessary or appropriate to accept assignments of Leases and Leased Vehicles and to carry out its duties as Titling Trustee and (b) when required by applicable state law or administrative practice, to file or cause to be filed applications for certificates of title as are necessary or appropriate so as to cause the Titling Trust or the Titling Trustee on behalf of the Titling Trust to be recorded as the owner or holder of legal title of record to the Leased Vehicles owned by the Titling Trust. In carrying out these duties, the Titling Trustee will be required to exercise the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of that person’s own affairs.
      The Titling Trustee may be replaced by the UTI Beneficiary if it ceases to be qualified in accordance with the terms of the SUBI Trust Agreement or if certain representations and warranties made by the Titling Trustee therein prove to have been materially incorrect when made, or in the event of certain events of bankruptcy or insolvency of the Titling Trustee.
      The Titling Trustee will make no representations as to the validity or sufficiency of the 2005-A SUBI or the 2005-A SUBI Certificate — other than the execution and authentication of the 2005-A SUBI Certifi-

cate — or of any Lease, Leased Vehicle or related document, will not be responsible for performing any of the duties of the UTI Beneficiary or the Servicer and will not be accountable for the use or application by any owners of beneficial interests in the Titling Trust Assets of any funds paid in respect of the Titling Trust Assets or the investment of any of such monies before such monies are deposited into the Accounts relating to the 2005-A SUBI, any Other SUBI and the UTI. The Titling Trustee will not independently verify any Leases or Leased Vehicles. The duties of the Titling Trustee will generally be limited to the acceptance of assignments of leases, the titling of vehicles in the name of the Titling Trust or the Titling Trustee on behalf of the Titling Trust, the creation of the 2005-A SUBI, Other SUBIs and UTI, the creation of the 2005-A SUBI Collection Account and other accounts and the receipt of the various certificates, reports or other instruments required to be furnished to the Titling Trustee under the SUBI Trust Agreement, in which case the Titling Trustee will only be required to examine them to determine whether they conform to the requirements of the SUBI Trust Agreement.
      The Titling Trustee will be under no obligation to exercise any of the rights or powers vested in it by the SUBI Trust Agreement, to make any investigation of any matters arising thereunder or to institute, conduct or defend any litigation thereunder or in relation thereto at the request, order or direction of the UTI Beneficiary, the Servicer or the holders of a majority in interest in the 2005-A SUBI, unless such party or parties have offered to the Titling Trustee reasonable security or indemnity against any costs, expenses or liabilities that may be incurred therein or thereby. The reasonable expenses of every such exercise of rights or powers or examination will be paid by the party or parties requesting such exercise or examination or, if paid by the Titling Trustee, will be a reimbursable expense of the Titling Trustee.
      The Titling Trustee may enter into one or more agreements with such person or persons, including, without limitation, any affiliate of the Titling Trustee, as are by experience and expertise qualified to act in a trustee capacity and otherwise acceptable to the UTI Beneficiary. The Titling Trustee has engaged U.S. Bank as trust agent. Under the SUBI Trust Agreement, the Trust Agent shall perform each and every obligation of the Titling Trustee under the SUBI Trust Agreement.

Indemnity of Titling Trustee and Trust Agent
      The Titling Trustee and the Trust Agent will be indemnified and held harmless out of and to the extent of the Titling Trust Assets with respect to any loss, liability, claim, damage or reasonable expense, including reasonable fees and expenses of counsel and reasonable expenses of litigation (collectively, a “loss”), arising out of or incurred in connection with (a) any of the Titling Trust Assets, including, without limitation, any loss relating to Leases or Leased Vehicles, any personal injury or property damage claims arising with respect to any such Leased Vehicle or any loss relating to any tax arising with respect to any Titling Trust Asset, or (b) the Titling Trustee’s or the Trust Agent’s acceptance or performance of the Trust’s duties contained in the SUBI Trust Agreement. Notwithstanding the foregoing, neither the Titling Trustee nor the Trust Agent will be indemnified or held harmless out of the Titling Trust Assets as to such a loss:

•	for which the Servicer shall be liable under the Servicing Agreement,

•	incurred by reason of the Titling Trustee’s or the Trust Agent’s willful misfeasance, bad faith or negligence, or

•	incurred by reason of the Titling Trustee’s or the Trust Agent’s breach of its respective representations and warranties made in the SUBI Trust Agreement or the Servicing Agreement.

Termination
      The Titling Trust will dissolve and the obligations and responsibilities of the UTI Beneficiary and the Titling Trustee will terminate upon the later to occur of the full payment of all amounts owed under the Titling Trust Agreement, the Trust Agreement and the Indenture and under any financing in connection with an Other SUBI.

Issuer as Third-Party Beneficiary
      As the holder of the 2005-A SUBI Certificate, the Issuer will be a third-party beneficiary of the SUBI Trust Agreement. Therefore, the Issuer may, and, upon the direction of holders of the Notes and the Certificates holding at least a majority of the aggregate unpaid principal amount of the Notes and the Certificates, unless a higher percentage is required by either the Trust Agreement or the Indenture, voting together as a single class, will, exercise any right conferred by the SUBI Trust Agreement upon a holder of any interest in the 2005-A SUBI. However, during the term of the Indenture, the Issuer will pledge the 2005-A SUBI Certificate to the Indenture Trustee and any action with respect to the 2005-A SUBI must be approved by the Noteholders in such percentage as is required by the Indenture. See “— Miscellaneous Provisions — Amendment Provisions.”
The Servicing Agreement

General
      Under the Servicing Agreement, the Servicer will perform on behalf of the Titling Trust all of the obligations of the lessor under the Leases, including, but not limited to, collecting and processing payments, responding to inquiries of lessees, investigating delinquencies, sending payment statements, paying costs of the sale or other disposition of Matured Vehicles or Defaulted Vehicles, overseeing the Leases, commencing legal proceedings to enforce Leases and servicing the Leases, including accounting for collections, furnishing monthly and annual statements to the Titling Trustee with respect to distributions and generating federal income tax information. In this regard, the Servicer will make reasonable efforts to collect all amounts due on or in respect of the Leases and, in a manner consistent with the Servicing Agreement, will be obligated to service the Leases with the same degree of care and diligence as (i) NMAC employs in servicing leases and leased vehicles serviced by NMAC in its own account that are not assigned to the Titling Trust or (ii) if NMAC is no longer the Servicer, is customarily exercised by prudent servicers employed to service retail leases of automobiles, sport utility vehicles, minivans or light duty trucks, as applicable, for themselves or others. The Issuer will be a third-party beneficiary of the Servicing Agreement.
      The Servicing Agreement will require the Servicer to obtain all licenses and make all filings required to be held or filed by the Titling Trust in connection with the ownership of Leases and Leased Vehicles and take all necessary steps to maintain evidence of the Titling Trust’s ownership on the certificates of title to the Leased Vehicles.
      The Servicer will be responsible for filing all periodic sales and use tax or property, real or personal, tax reports, periodic renewals of licenses and permits, periodic renewals of qualifications to act as a statutory trust and other periodic regulatory filings, registrations or approvals arising with respect to or required of the Titling Trustee or the Titling Trust.

Custody of Lease Documents and Certificates of Title
      To reduce administrative costs and ensure uniform quality in the servicing of the Leases and NMAC’s own portfolio of leases, the Titling Trustee will appoint the Servicer as its agent, bailee and custodian of the Leases, the certificates of title relating to the Leased Vehicles, the insurance policies and insurance records and other documents related to the Leases and the related lessees and Leased Vehicles. Such documents will not be physically segregated from other leases, certificates of title, insurance policies and insurance records or other documents related to other leases and vehicles owned or serviced by the Servicer, including leases and vehicles that are UTI Assets or Other SUBI Assets. The accounting records and computer systems of NMAC will reflect the allocation of the Leases and Leased Vehicles to the 2005-A SUBI and the interest of the holders of the 2005-A SUBI Certificate therein. UCC financing statements reflecting certain interests in the Leases will be filed as described under “Additional Legal Aspects of the Leases and Leased Vehicles — Back-up Security Interests.”

Collections
      General. Under the Servicing Agreement, except as otherwise permitted under the Monthly Remittance Condition and described under “— Monthly Remittance Condition,” the Servicer will deposit collections received into the 2005-A SUBI Collection Account within two Business Days of receipt thereof. “Collections” with respect to any Collection Period will include all net collections collected or received in respect of the 2005-A SUBI Assets during such Collection Period, that are allocable to the Securities, including (in each case to the extent not duplicative):

•	all Monthly Payments and Payments Ahead (when such Payments Ahead are received), amounts paid to the Servicer to purchase a Leased Vehicle and other payments under the Leases (other than Administrative Charges),

•	all Repurchase Payments,

•	all Pull-Forward Payments,

•	all Reallocation Payments,

•	all Residual Value Surplus,

•	all Excess Mileage and Excess Wear and Tear Charges,

•	all Monthly Sale Proceeds,

•	all Net Liquidation Proceeds,

•	all Net Insurance Proceeds,

•	all Recoveries,

•	all Remaining Net Auction Proceeds, and

•	all Remaining Payoffs.
      “Early Termination Purchase Option Price” will mean, with respect to any Lease that is terminated prior to its Lease Maturity Date, the amount paid by the related obligor or a Dealer to purchase the related Leased Vehicle.
      “Liquidated Lease” will mean a Lease that is terminated and charged off by the Servicer in connection with a Credit Termination.
      “Liquidation Proceeds” will mean the gross amount received by the Servicer in connection with the attempted realization of the full amounts due or to become due under any Lease and of the Base Residual of the Leased Vehicle, whether from the sale or other disposition of the related Leased Vehicle (irrespective of whether or not such proceeds exceed the related Base Residual), the proceeds of any repossession, recovery or collection effort, the proceeds of recourse or similar payments payable under the related dealer agreement, receipt of insurance proceeds and application of the related Security Deposit and the proceeds of any disposition fees or other related proceeds.
      “Monthly Early Termination Sale Proceeds” will mean, with respect to a Collection Period, all (i) amounts paid by lessees or Dealers with respect to Early Termination Purchase Option Price payments during such Collection Period and (ii) Net Auction Proceeds received by the Servicer in such Collection Period for Leased Vehicles with respect to which the related Leases were terminated and that were sold in such Collection Period on or after the termination of the related Leases prior to their respective Lease Maturity Dates, reduced by amounts required to be remitted to the related lessees under applicable law.
      “Monthly Sales Proceeds” will mean the sum of the Monthly Early Termination Sale Proceeds and the Monthly Scheduled Termination Sale Proceeds.
      “Monthly Scheduled Termination Sale Proceeds” will mean, with respect to a Collection Period, all (i) amounts paid by lessees or Dealers if either the lessee or a Dealer elects to purchase a Leased Vehicle for its Contract Residual following a termination of the related Lease at its Lease Maturity Date and (ii) Net Auction Proceeds received by the Servicer during such Collection Period for Leased Vehicles that matured and were sold in such Collection Period on or after the termination of the related Leases at their respective Lease Maturity Dates plus all Net Insurance Proceeds, reduced by amounts required to be remitted to the related lessees under applicable law.
      “Net Liquidation Proceeds” will mean Liquidation Proceeds reduced by the related expenses.
      “Payment Ahead” will mean any payment of all or a part of one or more Monthly Payments remitted by a lessee with respect to a Lease in excess of the Monthly Payment due with respect to such Lease, which amount the lessee has instructed the Servicer to apply to Monthly Payments due in one or more subsequent Collection Periods.
      “Recoveries” will mean, with respect to a Collection Period, the sum of all amounts received (net of taxes) with respect to Leases that (a) became Liquidated Leases before such Collection Period and (b) have reached their respective Lease Maturity Dates or were terminated as a result of Early Lease Terminations before such Collection Period and with respect to which the proceeds from the sale of the related Leased Vehicles were received before such Collection Period, minus any amounts remitted to the related lessees as required by law.
      “Remaining Net Auction Proceeds” will mean Net Auction Proceeds less amounts included in Monthly Scheduled Termination Sale Proceeds, Monthly Early Termination Sale Proceeds and Liquidation Proceeds.
      “Remaining Payoffs” will mean amounts paid to the Servicer to purchase Leased Vehicles, less amounts included in Monthly Scheduled Termination Sale Proceeds and Monthly Early Termination Sale Proceeds.
      Monthly Remittance Condition. The Servicing Agreement will require the Servicer to make all deposits of Collections received on or in respect of the Leases and the Leased Vehicles to be deposited into the 2005-A SUBI Collection Account on the second Business Day following receipt thereof. However, so long as the Monthly Remittance Condition is satisfied, the Servicer may retain such amounts received during a Collection Period until such amounts are required to be disbursed on the next Payment Date. If NMAC is the Servicer and no Servicer Default has occurred and is continuing, the “Monthly Remittance Condition” will be satisfied if (a) NMAC’s short-term unsecured debt obligations are rated at least “P-1” by Moody’s and “A-1” by Standard & Poor’s Ratings Services (in each case, so long as Moody’s or Standard & Poor’s Ratings Services is a Rating Agency); (b) NMAC maintains a letter of credit or other form of enhancement acceptable to the Rating Agencies to support NMAC’s obligation to deposit collections into the Collection Account; or (c) NMAC otherwise satisfies each Rating Agency’s requirements. In addition, so long as the Servicer is making Sales Proceeds Advances, the Servicer may retain all Net Auction Proceeds received during a Collection Period until such amounts are required to be disbursed on the next Payment Date. Pending deposit into the 2005-A SUBI Collection Account, Collections may be used by the Servicer at its own risk and for its own benefit and will not be segregated from its own funds.
      Net Deposits. For so long as NMAC is the Servicer, the Servicer will be permitted to deposit into the 2005-A SUBI Collection Account only the net amount distributable to the Issuer on the related Deposit Date. The Servicer will, however, account to the Issuer, the Owner Trustee, the Indenture Trustee and the Securityholders as if all of the deposits and distributions described herein were made individually. This provision has been established for the administrative convenience of the parties involved and will not affect amounts required to be deposited into the Accounts.

Sale and Disposition of Leased Vehicles
      Under the Servicing Agreement, the Servicer, on behalf of the Issuer, will sell or otherwise dispose of (a) Leased Vehicles returned to, or repossessed by, the Servicer in connection with Credit Terminations (each, a “Defaulted Vehicle”) and (b) Leased Vehicles returned to the Servicer at the scheduled end of the related leases and in connection with Lessee Initiated Early Terminations and Casualty Terminations (each, a “Matured Vehicle”). In connection with such sale or other disposition, within two Business Days of receipt (unless the Monthly Remittance Condition is met), the Servicer will deposit into the 2005-A SUBI

Collection Account all Net Auction Proceeds received during the related Collection Period. However, so long as the Servicer is making Sale Proceeds Advances, the Servicer may retain all Net Auction Proceeds received during a Collection Period until such amounts are required to be disbursed on the next Payment Date.
      Immediately prior to the sale or disposition of a Matured Vehicle or a Defaulted Vehicle, the Servicer may reallocate such Matured Vehicle or Defaulted Vehicle to the UTI for purposes of implementing NMAC’s LKE program. In connection with such reallocation, NILT Trust as the UTI Beneficiary will cause to be deposited into the 2005-A SUBI Collection Account the Reallocation Payments no later than two Business Days after such reallocation. Upon receipt of the Reallocation Payments, the Issuer shall have no claim against or interest in such Defaulted Vehicle or Matured Vehicle.
      “Net Auction Proceeds” will mean with respect to a Collection Period, all amounts received by the Servicer in connection with the sale or disposition of any Leased Vehicle that is sold at auction or otherwise disposed of by the Servicer during such Collection Period, other than Insurance Proceeds, reduced by the related Disposition Expenses and, in the case of a Matured Vehicle, any outstanding Sales Proceeds Advances.
      “Disposition Expenses” will mean with respect to a Leased Vehicle that is sold at auction or otherwise disposed of by the Servicer, all expenses and other amounts reasonably incurred by the Servicer in connection with such sale or disposition, including, without limitation, sales commissions, and expenses incurred in connection with making claims under any Contingent and Excess Liability Insurance or other applicable insurance policies. Disposition Expenses will be reimbursable to the Servicer as a deduction from Net Auction Proceeds and from amounts on deposit in the 2005-A SUBI Collection Account.
      “Residual Value Loss” for each Leased Vehicle that is returned to the Servicer following the termination of the related Lease at its Lease Maturity Date or an Early Lease Termination, will mean the positive difference, if any, between (a) the Base Residual of such Leased Vehicle, and (b) the related Net Auction Proceeds plus all Net Insurance Proceeds.
      “Residual Value Surplus” for each Leased Vehicle that is returned to the Servicer following the termination of the related Lease at its Lease Maturity Date or an Early Lease Termination, will mean the positive difference, if any, between (a) the Net Auction Proceeds from the sale of the Leased Vehicle plus all Net Insurance Proceeds and (b) the Base Residual of such Leased Vehicle.

Purchase of Leases Before their Lease Maturity Dates
      In addition to reallocations of Leases and related Leased Vehicles under the circumstances described under “The Leases — Representations, Warranties and Covenants,” if the Servicer grants a Term Extension with respect to a Lease, the Servicer will be required to (i) direct the Titling Trustee to reallocate from the 2005-A SUBI to the UTI that Lease and related Leased Vehicle or cause to be conveyed to the Servicer that Lease and related Leased Vehicle on the related Deposit Date and (ii) remit to the 2005-A SUBI Collection Account an amount equal to the Repurchase Payment with respect to that Lease. The Titling Trust (or the Titling Trustee on behalf of the Titling Trust) will be required to purchase or cause to be purchased a Lease and the related Leased Vehicle on the related Deposit Date and remit to the 2005-A SUBI Collection Account an amount equal to the Repurchase Payment with respect to that Lease if the related lessee changes the domicile of or title to a vehicle subject to a Lease to Alabama or any other restricted jurisdictions, unless the Servicer has delivered to the Trustees an officer’s certificate to the effect that vehicles may be titled in the name of the Titling Trustee on behalf of the Titling Trust and beneficial interests therein may be transferred without retitling in Alabama or any such other restricted jurisdictions.

Notification of Liens and Claims
      The Servicer will be required to notify as soon as practicable the Transferor (in the event that NMAC is not acting as the Servicer), the Indenture Trustee and the Titling Trustee of all liens or claims of any kind of a third party that would materially and adversely affect the interests of, among others, the Transferor or the Titling Trust in any Lease or Leased Vehicle. When the Servicer becomes aware of any such lien or claim with respect to any Lease or Leased Vehicle, it will take whatever action it deems reasonably necessary to cause that lien or claim to be removed.

Advances
      On each Deposit Date, the Servicer will be obligated to make, by deposit into the 2005-A SUBI Collection Account, a Monthly Payment Advance in respect of the unpaid Monthly Payment of certain Leased Vehicles, and a Sales Proceeds Advance in respect of the Securitization Value of Leases relating to certain Matured Vehicles. As used in this prospectus, an “Advance” refers to either a Monthly Payment Advance or a Sales Proceeds Advance. The Servicer will be required to make an Advance only to the extent that it determines that such Advance will be recoverable from future payments or collections on the related Lease or Leased Vehicle or otherwise. In making Advances, the Servicer will assist in maintaining a regular flow of scheduled payments on the Leases and, accordingly, in respect of the Securities, rather than guarantee or insure against losses. Accordingly, all Advances will be reimbursable to the Servicer, without interest, as described in this prospectus.
      Monthly Payment Advances. If a lessee makes a Monthly Payment that is less than the total Monthly Payment billed with respect to the lessee’s vehicle for the related Collection Period, the Servicer will advance the difference between (a) the amount of the Monthly Payment due and (b) the actual lessee payment received less amounts thereof allocated to monthly sales, use, lease or other taxes (each, a “Monthly Payment Advance”).
      The Servicer will be entitled to reimbursement of all Monthly Payment Advances from (a) subsequent payments made by the related lessee in respect of the Monthly Payment due or (b) if the Monthly Payment Advance has been outstanding for at least 90 days after the end of the Collection Period in respect of which such Monthly Payment Advance was made, from the 2005-A SUBI Collection Account.
      Sales Proceeds Advances. If the Servicer does not sell or otherwise dispose of a Leased Vehicle that became a Matured Vehicle by the end of the related Collection Period, on the related Deposit Date the Servicer will advance to the Issuer an amount equal to, if the related Lease (i) terminated early but is not a Lease in default, the Securitization Value and (ii) relates to a Leased Vehicle that matured on its scheduled termination date, the Base Residual (each, a “Sales Proceeds Advance”).
      If the Servicer sells a Matured Vehicle after making a Sales Proceeds Advance, the Net Auction Proceeds will be paid to the Servicer up to the amount of such Sales Proceeds Advance, and the Residual Value Surplus will be deposited into the 2005-A SUBI Collection Account. If the Net Auction Proceeds are insufficient to reimburse the Servicer for the entire Sales Proceeds Advance, the Servicer will be entitled to reimbursement of the difference from Collections, on the 2005-A SUBI Assets, in respect of one or more future Collection Periods and retain such amount as reimbursement for the outstanding portion of the related Sales Proceeds Advance.
      If the Servicer has not sold a Matured Vehicle within 90 days after it has made a Sales Proceeds Advance, it may be reimbursed for that Sales Proceeds Advance from amounts on deposit in the 2005-A SUBI Collection Account. Within six months of receiving that reimbursement, if the related Leased Vehicle has not been sold, the Servicer shall, if permitted by applicable law, cause that Leased Vehicle to be sold at auction and shall remit the proceeds associated with the disposition of that Leased Vehicle to the 2005-A SUBI Collection Account.

Insurance on Leased Vehicles
      Each Lease will require the related lessee to maintain in full force and effect during the related Lease Term a comprehensive collision and physical damage insurance policy covering the actual cash value of the related Leased Vehicle and naming the Titling Trust as loss payee. Additionally, the lessee will be required to maintain vehicle liability insurance in amounts equal to the greater of the amount prescribed by applicable state law, or industry standards, as set forth in the related Lease (to the extent permitted by applicable law), naming the Titling Trust or the Titling Trustee, on behalf of the Titling Trust, as an additional insured.

Because lessees may choose their own insurers to provide the required coverage, the actual terms and conditions of their policies may vary. If a lessee fails to obtain or maintain the required insurance, the related Lease will be deemed in default.
      NMAC does not require lessees to carry credit disability, credit life or credit health insurance or other similar insurance coverage that provides for payments to be made on the Leases on behalf of such lessees in the event of disability or death. To the extent that such insurance coverage is obtained on behalf of a lessee, payments received in respect of such coverage may be applied to payments on the related Lease to the extent that such lessee’s beneficiary chooses to do so.

Realization Upon Liquidated Leases
      The Servicer will use commercially reasonable efforts to repossess and liquidate Defaulted Vehicles. Such liquidation may be effected through repossession of Defaulted Vehicles and their disposition, or the Servicer may take any other action permitted by applicable law. The Servicer may enforce all rights of the lessor under the related Liquidated Lease, sell that Defaulted Vehicle in accordance with such Liquidated Lease and commence and pursue any proceedings in connection with such Liquidated Lease. In connection with any such repossession, the Servicer will follow such practices and procedures as it deems necessary or advisable and as are normal and usual in the industry, and in each case in compliance with applicable law, and to the extent more exacting, the practices and procedure used by the Servicer in respect of leases serviced by it for its own account. The Servicer will be responsible for all costs and expenses incurred in connection with the sale or other disposition of Defaulted Vehicles, but will be entitled to reimbursement to the extent such costs constitute Disposition Expenses or are expenses recoverable under an applicable insurance policy. Proceeds from the sale or other disposition of repossessed Leased Vehicles will constitute Liquidation Proceeds and will be deposited into the 2005-A SUBI Collection Account. To the extent not otherwise covered by Net Auction Proceeds or Liquidation Proceeds, the Servicer will be entitled to reimbursement of all Disposition Expenses from amounts on deposit in the 2005-A SUBI Collection Account upon presentation to the Indenture Trustee of an officer’s certificate of the Servicer. Collections in respect of a Collection Period will include all Net Auction Proceeds and Net Liquidation Proceeds collected during that Collection Period.

Servicer Records, Determinations and Reports
      The Servicer will retain or cause to be retained all data — including computerized records, operating software and related documentation — relating directly to or maintained in connection with the servicing of the Leases. Upon the occurrence and continuance of a Servicer Default and termination of the Servicer’s obligations under the Servicing Agreement, the Servicer will use commercially reasonable efforts to effect the orderly and efficient transfer of the servicing of the Leases to a successor servicer.
      The Servicer will perform certain monitoring and reporting functions on behalf of the Transferor, the Issuer, the Trustees and the Securityholders, including the preparation and delivery to the Indenture Trustee, the Titling Trustee and each Rating Agency, on or before each Determination Date, of a certificate setting forth all information necessary to make all distributions required in respect of the related Collection Period, and the preparation and delivery of statements setting forth the information described under “Additional Information Regarding the Securities — Statements to Securityholders,” and an annual officer’s certificate specifying the occurrence and status of any Servicer Default.

Evidence as to Compliance
      Under the Servicing Agreement, on or before the last day of the third month after the end of each fiscal year of the Servicer (commencing on June 30, 2006), a firm of nationally recognized independent certified public accountants who may also render other services to the Servicer or to its affiliates will furnish the Issuer, the Indenture Trustee and each Rating Agency with an annual statement as to compliance by the Servicer during the Servicer’s preceding fiscal year (or since the Closing Date in the case of the first such statement). The form of statement required under the Servicing Agreement may be replaced by any similar form using any standards that are now or in the future in use by Servicer of comparable assets or which otherwise comply with any note, regulation, “no action” letter or similar guidelines promulgated by the Commission.
      The Servicing Agreement will also provide for the delivery to the Issuer, the Indenture Trustee, each Rating Agency, and the Owner Trustee of an annual certificate, signed by an officer of the Servicer, stating that there has been no Servicer Default during the preceding 12 months ended March 31 — or since the Closing Date in the case of the first such certificate — or, if there has been any Servicer Default, describing each such default.
      Copies of such statements and certificates may be obtained by Noteholders or Certificateholders by a request in writing addressed to the Indenture Trustee or the Owner Trustee, as the case may be, at the related corporate trust office.

Servicing Compensation
      The Servicer will be entitled to compensation for the performance of its servicing and administrative obligations with respect to the 2005-A SUBI Assets under the Servicing Agreement. The Servicer will be entitled to receive a fee in respect of the 2005-A SUBI Assets equal to, for each Collection Period, the product of (a) 1/12, (b) 1.00% and (c) the aggregate Securitization Value of all Leases as of the first day of that Collection Period (the “Servicing Fee”). The Servicing Fee will be payable on each Payment Date and will be calculated and paid based upon a 360-day year consisting of twelve 30-day months.
      The Servicer will also be entitled to additional compensation in the form of expense reimbursement, administrative fees or similar charges paid with respect to the Leases, including disposition fees and any late payment fees now or later in effect (collectively, the “Administrative Charges”). The Servicer will pay all expenses incurred by it in connection with its servicing and administration activities under the Servicing Agreement and will not be entitled to reimbursement of such expenses. The Servicer will have no responsibility, however, to pay any losses with respect to any Titling Trust Assets.
      The Servicing Fee will compensate the Servicer for performing the functions of a third party servicer of the Leases as an agent for the Titling Trust under the Servicing Agreement, including collecting and processing payments, responding to inquiries of lessees, investigating delinquencies, sending payment statements, paying costs of the sale or other disposition of Matured Vehicles and Defaulted Vehicles, overseeing the 2005-A SUBI Assets and servicing the Leases, including making Advances, accounting for Collections, furnishing monthly and annual statements to the Titling Trustee with respect to distributions and generating federal income tax information.

Servicer Resignation and Termination
      The Servicer may not resign from its obligations and duties under the Servicing Agreement unless it determines that its duties thereunder are no longer permissible by reason of a change in applicable law or regulations. No such resignation will become effective until a successor servicer has assumed the Servicer’s obligations under the Servicing Agreement. The Servicer may not assign the Servicing Agreement or any of its rights, powers, duties or obligations thereunder except as otherwise provided therein or except in connection with a consolidation, merger, conveyance, transfer or assignment made in compliance with the Servicing Agreement.
      The rights and obligations of the Servicer under the Servicing Agreement may be terminated following the occurrence and continuance of a Servicer Default, as described under “— Servicer Defaults.”

Indemnification by the Servicer
      The Servicer will indemnify the Trustees and their respective agents for any loss, liability, claim, damage or expense that may be incurred by them as a result of any act or omission by the Servicer in connection with the performance of its duties under the Servicing Agreement, but only to the extent such liability arose out of the Servicer’s negligence, willful misconduct, bad faith or recklessness.

Servicer Defaults
      The following events constitute “Servicer Defaults” under the Servicing Agreement:

(a)	any failure by the Servicer to deliver or cause to be delivered any required payment to (i) the Indenture Trustee for distribution to the Noteholders or (ii) the Owner Trustee for distribution to the Certificateholders, which failure continues unremedied for five Business Days after discovery thereof by an officer of the Servicer or receipt by the Servicer of written notice thereof from the Indenture Trustee Noteholders or Certificateholders (which for this purpose includes Certificates held by the Issuer, the Transferor, the Servicer (so long as NMAC or an affiliate thereof is the Servicer) and their respective affiliates) evidencing at least a majority interest of the aggregate outstanding principal amount of the Securities, voting together as a single class,

(b)	any failure by the Servicer to duly observe or perform in any material respect any of its other covenants or agreements in the Servicing Agreement, which failure materially and adversely affects the rights of any holder of the 2005-A SUBI Certificate, the Noteholders or Certificateholders, as applicable, and which continues unremedied for 60 days (or for such longer period not in excess of 90 days as may be reasonably necessary to remedy such failure; provided that (1) such failure is capable of remedy within 90 days or less and (2) a majority of the applicable Securities consents to such longer cure period) after receipt by the Servicer of written notice thereof from the Indenture Trustee or the related holders evidencing at least a majority of the applicable Securities, or such default becomes known to the Servicer,

(c)	any representation, warranty or statement of the Servicer made in the Servicing Agreement, any other Basic Document to which the Servicer is a party or by which it is bound or any certificate, report or other writing delivered pursuant to the Servicing Agreement that proves to be incorrect in any material respect when made, which failure materially and adversely affects the rights of any holder of the 2005-A SUBI Certificate, the Noteholders or the Certificateholders, and continues unremedied for 60 days (or for such longer period not in excess of 90 days as may be reasonably necessary to remedy such failure; provided that (1) such failure is capable of remedy within 90 days or less and (2) a majority of the applicable Securities consents to such longer cure period) after receipt by the Servicer of written notice thereof from the Titling Trustee or the related holders evidencing at least a majority of the applicable Securities or such incorrectness becomes known to the Servicer,

(d)	the occurrence of certain events of bankruptcy, insolvency, receivership or liquidation respect of the Servicer (in each case, remains unstayed and effect for a period of 90 consecutive days).
      Upon the occurrence of any Servicer Default, the sole remedy available to the holder of the 2005-A SUBI Certificate will be to remove the Servicer and appoint a successor servicer. However, if the commencement of a bankruptcy or similar case or proceeding were the only default, the Servicer or its trustee-in-bankruptcy might have the power to prevent that removal. See “ — Removal or Replacement of the Servicer.”

Termination
      The Servicing Agreement will terminate upon the earlier to occur of (a) the dissolution of the Titling Trust or (b) with respect to the Servicer, but not as to the applicable successor servicer, the discharge of the Servicer in accordance with the terms of the Servicing Agreement, which will effect a termination only with respect to the 2005-A SUBI Assets and not with respect to any other Titling Trust Assets.

Removal or Replacement of the Servicer
      Upon the occurrence of a Servicer Default, the Titling Trustee may, to the extent such Servicer Default relates (a) to all Titling Trust Assets, upon the direction of the holders of the 2005-A SUBI, the UTI and any Other SUBI — excluding NMAC, the UTI Beneficiary or any other affiliate of the Servicer — terminate all of the rights and obligations of the Servicer under the Servicing Agreement with respect to all Titling Trust

Assets or (b) only to the 2005-A SUBI Assets, upon the direction of the holder and pledgee of the 2005-A SUBI Certificate, terminate all of the rights and obligations of the Servicer under the Servicing Agreement with respect to the 2005-A SUBI Assets. For purposes of the immediately preceding sentence, the holder and pledgee of the 2005-A SUBI Certificate will be the Indenture Trustee acting at the direction of Noteholders holding not less than 66 2/3% of the aggregate principal amount of the Notes, voting together as a single class, so long as any Notes are outstanding. After the lien of the Indenture has been released, the Owner Trustee, acting at the direction of 66 2/3% of the Certificateholders, voting together as a single class, may remove the Servicer upon a Servicer Default. In each case, the Titling Trustee will effect that termination by delivering notice thereof to the Servicer, with a copy to each Rating Agency, the Transferor, NILT Trust, and, any other holders of securities related to any Other SUBIs affected by that Servicer Default.
      Upon the termination or resignation of the Servicer, the Servicer, subject to that termination or removal, will continue to perform its functions as Servicer, in the case of (a) termination, until the earlier of the date specified in the termination notice or, if no such date is specified therein, the date of the Servicer’s receipt of such notice, and (b) resignation, until the later of (1) the date upon which the resigning Servicer becomes unable to act as Servicer, as specified in the resignation notice, or (2) a successor servicer has assumed the duties of the Servicer under the Servicing Agreement.
      In the event of a termination of the Servicer as a result of a Servicer Default with respect to the 2005-A SUBI Assets only, the Titling Trustee, acting at the direction of the holder and pledgee of the 2005-A SUBI Certificate — which holder for this purpose will be the Indenture Trustee, acting at the direction of Noteholders holding not less than 66 2/3% of the aggregate principal amount of the Notes, voting together as a single class, so long as any Notes are outstanding and thereafter the Owner Trustee acting at the direction of Certificateholders, voting together as a single class, holding no less than 66 2/3% of the aggregate balance of the Certificates — will appoint a successor servicer. The Titling Trustee will have the right to approve that successor servicer, and that approval may not be unreasonably withheld. If a successor servicer is not appointed by the effective date of the predecessor servicer’s resignation or termination, then the Trust Agent will act as successor servicer. If the Trust Agent is legally unable to act as the Servicer, then the Titling Trust will be required to appoint, or petition a court of competent jurisdiction to appoint, any established entity the regular business of which includes the servicing of motor vehicle leases or retail installment sales contracts as the successor servicer.
      Upon appointment of a successor servicer, the successor servicer will assume all of the rights and obligations of the Servicer under the Servicing Agreement; provided, however, that no successor servicer will have any responsibilities with respect to the purchase of additional leases or vehicles by the Titling Trust or with respect to making advances. Any compensation payable to a successor servicer may not be in excess of that permitted the predecessor servicer unless the holders of the UTI, the 2005-A SUBI and any Other SUBIs, as the case may be, bear such excess costs exclusively. If a bankruptcy trustee or similar official has been appointed for the Servicer, that trustee or official may have the power to prevent the Indenture Trustee, the Owner Trustee, the Noteholders or the Certificateholders from effecting that transfer of servicing. The predecessor servicer will have the right to be reimbursed for any outstanding advances made with respect to the 2005-A SUBI Assets to the extent funds are available therefore in respect of the advances made.
The Trust Administration Agreement
      NMAC, in its capacity as Administrative Agent (the “Administrative Agent”) under an administration agreement, to be dated as of the Closing Date (the “Trust Administration Agreement”), will perform the administrative obligations required to be performed by the Issuer or the Owner Trustee under the Indenture and Trust Agreement. As compensation for the performance of the Administrative Agent’s obligations under the Agreement and as reimbursement for its expenses related thereto, the Administrative Agent shall be entitled to an annual payment of compensation which shall be solely an obligation of the Servicer.

Miscellaneous Provisions

Amendment Provisions
      For so long as any Notes are outstanding, the Issuer’s rights in the 2005-A SUBI Certificate will be subject to the lien of the Indenture. The Indenture Trustee will be the holder of the 2005-A SUBI Certificate for purposes of determining whether any proposed amendment to the SUBI Trust Agreement, the Servicing Agreement or the Trust Agreement will materially adversely affect the interests of the holders of the 2005-A SUBI Certificate.
      Each of the Basic Documents (other than the Trust Administration Agreement and the Trust Agreement) may be amended without the consent of any other person; provided that (i) either (A) any amendment that materially and adversely affects the interests of the Noteholders will require the consent of Noteholders evidencing not less than a majority of the aggregate outstanding amount of the Notes voting together as a single class or (B) such amendment will not, as evidenced by an officer’s certificate of the Servicer or the Transferor, as applicable, delivered to the Indenture Trustee, materially and adversely affect the interests of the Noteholders and (ii) any amendment that adversely affects the interests of the Certificateholders, the Indenture Trustee or the Owner Trustee (or the Servicer or the Administrator, in the case of the Indenture only) will require the prior written consent of each person whose interests are adversely affected. An amendment will be deemed not to materially and adversely affect the interests of the Noteholders if the Rating Agency Condition is satisfied with respect to such amendment and the officer’s certificate described in the preceding sentence is provided to the Indenture Trustee. The consent of the Certificateholders or the Owner Trustee (or the Servicer or the Administrator, in the case of the Indenture only) will be deemed to have been given if the Servicer or Transferor, as applicable, does not receive a written objection from such person within ten (10) Business Days after a written request for such consent will have been given. The Indenture Trustee may, but will not be obligated to, enter into or consent to any such amendment that affects the Indenture Trustee’s own rights, duties, liabilities or immunities under the Basic Documents or otherwise.
      “Rating Agency Condition” means, with respect to any event or action and each Rating Agency, either (a) written confirmation by such Rating Agency that the occurrence of such event or action will not cause it to downgrade, qualify or withdraw its rating assigned to the Notes or (b) that such Rating Agency shall have been given notice of such event or action at least ten days prior to such event (or, if ten days’ advance notice is impracticable, as much advance notice as is practicable) and such Rating Agency shall not have issued any written notice that the occurrence of such event will cause it to downgrade, qualify or withdraw its rating assigned to the Notes. Notwithstanding the foregoing, no Rating Agency has any duty to review any notice given with respect to any event or action, and it is understood that such Rating Agency may not actually review notices received by it prior to or after the expiration of the ten day period described in (b) above. Further, each Rating Agency retains the right to downgrade, qualify or withdraw its rating assigned to all or any of the Notes at any time in its sole judgment even if the Rating Agency Condition with respect to an event or action had been previously satisfied pursuant to clause (a) or clause (b) above.
      Notwithstanding the foregoing, no amendment to any Basic Document (other than the Trust Administration Agreement, the Trust Agreement and the Indenture) will (i) reduce the interest rate or principal amount of any Note change the due date of any installment of principal of or interest in any Note, or the Redemption Price or delay the final scheduled payment date of any note without the consent of the holder of such note, or (ii) reduce the percentage of the aggregate outstanding principal amount of the outstanding notes, the holders of which are required to consent to any matter without the consent of the holders of at least the majority of the aggregate outstanding principal amount of the outstanding notes which were required to consent to such matter before giving effect to such amendment. Further, any of the Basic Documents (other than the Trust Administration Agreement, the Trust Agreement and the Indenture) may be amended without the consent of any of the Noteholders or any other Person to add, modify or eliminate those provisions as may be necessary or advisable in order to comply with or obtain more favorable treatment under or with respect to any law or regulation or any accounting rule or principle (whether now or in the future in effect); it being a condition to any of those amendments that the Rating Agency Condition has been met and the officer’s certificate of the Servicer or Transferor regarding no material adverse effect is delivered to the Indenture Trustee.
      Under each Basic Document, neither U.S. Bank, as trustee of NILT Trust, nor the Indenture Trustee, as applicable, will be under any obligation to ascertain whether a Rating Agency Condition has been satisfied with respect to any amendment. When the Rating Agency Condition is satisfied with respect to such amendment, the Servicer will deliver to a responsible officer of U.S. Bank and the Indenture Trustee, as applicable, an officer’s certificate to that effect, and U.S. Bank and the Indenture Trustee may conclusively rely upon the officer’s certificate from the Servicer that a Rating Agency Condition has been satisfied with respect to such amendment.
      Under the Indenture, without the consent of each Noteholder affected thereby, no amendment or supplemental indenture may, among other things:

•	change the Note Final Scheduled Payment Date of or the date of payment of any installment of principal of or interest on any Note, or reduce the principal amount thereof, the interest rate thereon or the redemption price with respect thereto;

•	reduce the percentage of the aggregate outstanding principal amount of the Notes, the consent of the Noteholders of which is required for any such amendment or supplemental indenture or the consent of the Noteholders of which is required for any waiver of compliance with provisions of the Indenture or Indenture Defaults thereunder and their consequences provided for in the Indenture;

•	reduce the percentage of the aggregate outstanding principal amount of the Notes required to direct the Indenture Trustee to direct the Issuer to sell the Trust Estate pursuant after an Indenture Default, if the proceeds of such sale would be insufficient to pay the aggregate outstanding principal amount of the Notes plus accrued but unpaid interest on the Notes;

•	modify any provision of the section in the Indenture permitting amendments with Noteholder consent, except to increase any percentage specified therein or to provide that certain additional provisions of the Indenture or the other Basic Documents cannot be modified or waived without the consent of the Noteholder of each Outstanding Note affected thereby;

•	modify any of the provisions of the Indenture in such manner as to affect the calculation of the amount of any payment of interest or principal due on any Note on any Payment Date (including the calculation of any of the individual components of such calculation);

•	permit the creation of any lien ranking prior to or on a parity with the lien of the Indenture with respect to any part of the Trust Estate or, except as otherwise permitted or contemplated herein, terminate the lien of the Indenture on any property at any time subject thereto or deprive any Noteholder of the security provided by the lien of the Indenture; or

•	impair the right to institute suit for the enforcement of payment as provided in the Indenture.
      The Trust Agreement may be amended without the consent of any other person; provided that (i) either (A) any amendment that materially and adversely affects the interests of the Noteholders or the Certificateholders will require the consent, respectively, of Noteholders evidencing not less than a majority of the aggregate outstanding amount of the Notes voting together as a single class, or of Certificateholders evidencing not less than a majority of the aggregate outstanding amount of the Certificates (provided that if the Transferor and its affiliates do not hold all of the Certificates, then the Certificates held by the Transferor and its affiliates will not be deemed Outstanding for purposes of that amendment provision) or (B) such amendment will not, as evidenced by an officer’s certificate of the Transferor delivered to the Indenture Trustee (with respect to the Noteholders) or the Certificateholders, as applicable, adversely affect the interests of the Noteholders or the Certificateholders, as the case may be and (ii) any amendment that adversely affects the interests of the Servicer or the Indenture Trustee will require the prior written consent of the Persons whose interests are adversely affected, provided, further that an Opinion of Counsel will be furnished to the Indenture Trustee and the Owner Trustee to the effect that such amendment or supplement will not affect the treatment of any outstanding Notes for federal income tax purposes, or cause the Trust or the 2005-A SUBI Certificate to be classified as an association (or a publicly traded partnership) taxable as a corporation for federal income tax purposes. An amendment will be deemed not to materially and adversely affect the interests of the Noteholders if the Rating Agency Condition is satisfied with respect to such amendment and the officer’s certificate described in the preceding sentence is provided to the Indenture Trustee. The consent of the Servicer will be deemed to have been given if the Transferor, does not receive a written objection from such person within ten (10) Business Days after a written request for such consent will have been given. The Indenture Trustee may, but will not be obligated to, enter into or consent to any such amendment that affects the Indenture Trustee’s own rights, duties, liabilities or immunities under the Basic Documents or otherwise.
      Notwithstanding the foregoing, no amendment to the Trust Agreement will (i) reduce the interest rate or principal amount of any Note, change the due date of any installment of principal of or interest in any Note, or the Redemption Price or delay the final scheduled payment date of any note without the consent of the holder of such note, or (ii) reduce the percentage of the aggregate outstanding principal amount of the outstanding notes, the holders of which are required to consent to any matter without the consent of the holders of at least the majority of the aggregate outstanding principal amount of the outstanding notes which were required to consent to such matter before giving effect to such amendment. Further, any of the Basic Documents (other than the Trust Administration Agreement, the Trust Agreement and the Indenture) may be amended without the consent of any of the Noteholders or any other Person to add, modify or eliminate those provisions as may be necessary or advisable in order to comply with or obtain more favorable treatment under or with respect to any law or regulation or any accounting rule or principle (whether now or in the future in effect); it being a condition to any of those amendments that the Rating Agency Condition has been met and the officer’s certificate of the Servicer or the Transferor, as applicable, regarding no material adverse affect is delivered to the Indenture Trustee.
      The Trust Agreement may also be amended or supplemented from time to time, at the request of the holders of no less than 66 2/3% of all outstanding Certificates (provided that if the Transferor and its affiliates do not hold all of the Certificates, then the Certificates held by the Transferor and its affiliates will not be deemed Outstanding for purposes of that amendment provision) to approve any trust purpose with respect to the Trust in addition to the purpose authorized pursuant to the Trust Agreement, upon not less that 90 days notice to each Rating Agency and each Noteholder and subject to each of (1) the prior written notice to each Rating Agency of such action, and (2) the consent of the holders of at least 66 2/3% of all outstanding Notes (including such Notes, if any, owned by the Issuer, the Transferor, the Servicer (as long as NMAC or an affiliate is the Servicer) and their respective affiliates), and provided, further that an opinion of counsel will be furnished to the Indenture Trustee and the Owner Trustee to the effect that such amendment or supplement will not affect the treatment of any outstanding Notes for federal income tax purposes, or cause the Issuer or the 2005-A SUBI Certificate to be classified as an association (or a publicly traded partnership) taxable as a corporation for federal income tax purposes.
      The Trust Administration Agreement may be amended with the written consent of the Owner Trustee but without the consent of the Noteholders or the Certificateholders, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust Administration Agreement or of modifying in any manner the rights of the Noteholders or the Certificateholders; provided, that such amendment will not, as evidenced by an officer’s certificate of the Administrative Agent or the Transferor delivered to the Indenture Trustee, materially and adversely affect the interest of any Noteholder or Certificateholder. The Trust Administration Agreement may also be amended with the written consent of the Owner Trustee and the Noteholders evidencing at least a majority of the aggregate outstanding principal amount of Notes and the Certificateholders evidencing at least a majority of the Certificate Balance for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of Trust Administration Agreement or of modifying in any manner the rights of Noteholders or Certificateholders; provided, however, that no such amendment may (i) increase or reduce in any manner the amount of, or accelerate or delay the timing of, collections of payments on the Leases or distributions that are required to be made for the benefit of the Noteholders or Certificateholders or (ii) reduce the percentage of the Noteholders or Certificateholders which are required to consent to any such amendment, without the consent of the holders of all outstanding Notes and Certificates (provided that if the Transferor and its affiliates do not hold all of the Certificates, then the Certificates held by the Transferor and its affiliates will not be deemed Outstanding for purposes of that amendment provision). Notwithstanding the foregoing, the Administrative Agent may not amend the Trust Administration Agreement without the permission of the Transferor, which permission will not be unreasonably withheld.

Bankruptcy Provisions
      Each of the parties to the Basic Documents, and each Securityholder, by accepting the related security, including each Noteholder, by accepting the Note or a beneficial interest in the related Notes, will covenant and agree that prior to the date that is one year and one day after the date upon which all obligations under each Securitized Financing (as defined below) have been paid in full, it will not institute against, or join any other person instituting against the Transferor, NILT, Inc., the Titling Trust, the Issuer and any other affiliate of the Transferor or the UTI Beneficiary, any Beneficiary, any bankruptcy, reorganization, arrangement, insolvency or liquidation Proceeding or other Proceeding under any federal or state bankruptcy or similar law. A “Securitized Financing” is (i) any financing transaction undertaken by the Transferor or the UTI Beneficiary, or any of their affiliates, that is secured directly or indirectly, by any assets of the Titling Trust or the UTI, a SUBI or any interest therein and any financing undertaken in correction with the issuance. pledge or assignment of the UTI or a SUBI, (ii) any sale, lease or other transfer by the Transferor, or the UTI Beneficiary, or any of their affiliates, of an interest in the UTI or a SUBI or (iii) any other asset securitization, secured loan or similar transaction including assets of the Titling Trust or any beneficial interest in such assets or the Titling Trust.

Securities Owned by the Issuer, the Transferor, the Servicer and their Affiliates
      In general, except as otherwise described in this prospectus and the Basic Documents, so long as any Notes are outstanding, any Securities owned by the Issuer, the Transferor, the Servicer (so long as NMAC or one of its affiliates is the Servicer) or any of their respective affiliates will be entitled to benefits under the Basic Documents equally and proportionately to the benefits afforded other owners of the Securities, except that such Securities will be deemed not to be outstanding for the purpose of determining whether the requisite percentage of the related Securityholders have given any request, demand, authorization, direction, notice, consent or other action under the Basic Documents. See “The Issuer — Formation,” “Additional Documents Provisions — The Trust Agreement — Restrictions on Actions by Owner Trustee,” “— Resignation and Removal of the Owner Trustee,” “Additional Document Provisions — The Servicing Agreement — Servicer Defaults” and “Additional Document Provisions — Miscellaneous Provisions — Amendment Provisions.”

Fees and Expenses
      The Titling Trustee. The Titling Trustee will be entitled to reasonable compensation for its services with respect to the 2005-A SUBI Assets, which will be paid by the Servicer, the amount of which will be agreed upon from time to time by the Titling Trustee and the Servicer.
      The Servicer. As more fully described under “— The Servicing Agreement — Servicing Compensation,” as compensation for the servicing of the 2005-A SUBI Assets and administering the distribution of funds in respect thereof, the Servicer will be entitled to receive the Servicing Fee on each Payment Date, together with reimbursement of fees and expenses and any late payment fees now or later in effect or similar charges paid with respect to the Leases.
      The Servicer will pay all expenses incurred by it in the performance of its duties under the Servicing Agreement, including fees and disbursements of independent accountants, taxes imposed on the Servicer and expenses incurred in connection with distributions and reports to the Trustees. The Servicer will pay the fees and expenses of the Titling Trustee.
      The Indenture Trustee. As more fully described under “Additional Document Provisions — The Indenture — Compensation and Indemnity,” the Servicer will pay the Indenture Trustee compensation for its services and reimburse it for its reasonable expenses relating thereto.

      The Owner Trustee and Paying Agent. The Administrative Agent will pay the Owner Trustee and each paying agent such fees as have been agreed upon among the Transferor, the Administrative Agent and the Owner Trustee or the paying agent, and will reimburse the Owner Trustee and each paying agent for their reasonable expenses. The Administrative Agent will not be entitled to be reimbursed from the Trust Estate for the payment of such expenses.
      The Administrative Agent. As compensation for the performance of the Administrative Agent’s obligations under the Trust Administration Agreement and as reimbursement for its expenses related thereto, the Administrative Agent will be entitled to a monthly administration fee, which fee will be paid by the Servicer and not from the proceeds of the Leases, Leased Vehicles or other Titling Trust Assets. The Administrative Agent will pay the fees and expenses of the Owner Trustee, and each paying agent.
   Governing Law
      The SUBI Trust Agreement and the Trust Agreement will be governed by the laws of the State of Delaware. The Servicing Agreement will be governed by the laws of the State of California. The Indenture, the Trust Administration Agreement, the SUBI Certificate Transfer Agreement, the Trust SUBI Certificate Transfer Agreement, the Agreement of Definitions and the Interest Rate Cap Agreement will be governed by the laws of the State of New York.
THE INTEREST RATE CAP AGREEMENT
      The following summary describes certain terms of the Cap Agreement. The summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Cap Agreement.
Payments Under the Cap Agreement
      On the Closing Date the Issuer will enter into a 1992 International Swaps and Derivatives Association, Inc. (“ISDA”) Master Agreement (such agreement, the “1992 Master Agreement”) with HSBC Bank USA, National Association, as cap provider, as modified to reflect the transactions described below (the 1992 Master Agreement, as so modified, the “Cap Agreement”). The Cap Agreement will incorporate certain relevant standard definitions in the 2000 ISDA Definitions and the Annex to the 2000 ISDA Definitions published by ISDA. Under the Cap Agreement, if LIBOR related to any Payment Date exceeds the Cap Rate, the cap provider will pay to the Issuer an amount equal to the product of:

•	LIBOR for the related Payment Date minus the Cap Rate,

•	the notional amount on the cap, which will equal the total outstanding principal amount of the Class A-4 Notes on the first day of the Accrual Period related to such Payment Date and

•	a fraction, the numerator of which is the actual number of days elapsed from and including the previous Payment Date, to but excluding the current Payment Date, or with respect to the first Payment Date, from and including the Closing Date, to but excluding the first Payment Date, and the denominator of which is 360.
      Unless the Cap Agreement is terminated early as described below under “— Early Termination of Cap Agreement,” the Cap Agreement will terminate, with respect to the Class A-4 Notes, on the earlier of (x) the Class A-4 Final Scheduled Payment Date for the Class A-4 Notes and (y) the date on which the principal balance of the Class A-4 Notes has been reduced to zero.
Description of the Cap Provider
      HSBC Bank USA, National Association (the “Bank”) is a member of the HSBC Group, one of the world’s largest banking and financial services groups. The HSBC Group is an international commercial and investment banking and financial services organization with some 9,500 offices in 80 countries and territories in Europe, the Asia-Pacific region, the Americas, the Middle East and Africa. HSBC Holdings plc, the ultimate parent company in the HSBC Group, is headquartered in London.

      The Bank is chartered as a national banking association under the laws of the United States and, as such, is regulated primarily by the OCC. The Bank’s deposits are insured by the FDIC up to applicable limits. The Bank’s domestic operations are primarily in New York State. The Bank also has banking branch offices in Pennsylvania, Florida, Oregon, Washington and California. In addition to its domestic offices, the Bank maintains foreign branch offices, subsidiaries and/or representative offices in the Caribbean, Europe, Panama, Asia, Latin America, Australia and Canada.
      The Bank is the principal subsidiary of HSBC USA Inc., an indirectly-held, wholly-owned subsidiary of HSBC North America Holdings Inc., one of the nation’s top 10 bank holding companies by assets and an indirectly-held, wholly-owned subsidiary of HSBC Holdings plc. At December 31, 2004, the Bank represented approximately 98% of the consolidated assets of HSBC USA Inc. and had assets of approximately $138 billion. The Bank had outstanding approximately $126.9 billion of obligations, including deposits totaling $81 billion and $22 billon of long-term debt, and total shareholders’ equity of US$11 billion.
      As of the date hereof, the long-term debt of the Bank has been assigned a rating of AA- by Standard & Poor’s Ratings Services and Aa2 by Moody’s. As of the date hereof, the short-term debt of the Bank has been assigned a rating of A-1+ by Standard & Poor’s Ratings Services and P-1 by Moody’s.
      Additional information about the Bank and HSBC USA Inc. may be obtained by contacting the Manager of Investor Relations and Government Affairs at HSBC, 452 Fifth Avenue, New York, New York 10018, tel. (212) 525-6191.
      The information in the preceding paragraphs has been provided by HSBC Bank USA, National Association and is not guaranteed as to accuracy or completeness, and is not to be construed as representation by the Transferor, the Issuer, NILT Trust, Nissan-Infiniti LT or the Underwriters. Except for the foregoing paragraphs HSBC Bank USA, National Association has not been involved in the preparation of, and does not accept responsibility for, this prospectus.
Conditions Precedent
      The obligations of the Cap Provider to pay certain amounts due under the Cap Agreement will be subject to the conditions precedent that no Early Termination Date (as defined below under “— Early Termination of Cap Agreement”) shall have occurred or shall have been effectively designated.
Defaults Under Cap Agreement
      Events of default under the Cap Agreement (each, a “Cap Event of Default”) are limited to: (i) the failure of the Cap Provider to pay any amount when due under the Cap Agreement after giving effect to any applicable grace period; (ii) the occurrence of certain events of insolvency or bankruptcy of the Cap Provider; and (iii) certain other standard events of default under the 1992 Master Agreement.
Cap Termination Events
      “Cap Termination Events” under the Cap Agreement consist of the following: (i) any event of default under the Indenture that results in the acceleration of the Notes or the liquidation of the Trust Estate; (ii) the Indenture is amended or supplemented without the consent of the Cap Provider in any manner which would adversely affect any of the Cap Provider’s rights or obligations under the Cap Agreement; (iii) the debt rating of HSBC Bank USA, National Association is reduced to a level below the levels satisfactory to the Rating Agencies specified in the Cap Agreement (or such lower ratings as may be permitted by Moody’s and Standard & Poor’s Ratings Services without causing a downgrade in the ratings applicable to the Notes) and the Cap Provider has failed to otherwise cure such default under the terms of the Cap Agreement; and (iv) certain standard termination events under the 1992 Master Agreement including “Illegality” (which generally relates to changes in law causing it to become unlawful for either of the parties to perform its obligations under the Cap Agreement), “Tax Event” (which generally relates to either party to the Cap Agreement receiving payments thereunder from which an amount has been deducted or withheld for or on account of certain taxes) and “Tax Event Upon Merger” (which generally relates to a party to the Cap

Agreement receiving a payment under the Cap Agreement from which an amount has been deducted or withheld for or on account of certain taxes as a result of a party merging with another entity), each as more fully described in Sections 5(b)(i), 5(b)(ii) and 5(b)(iii) of the 1992 Master Agreement.
Early Termination of Cap Agreement
      Upon the occurrence and during the continuance of any Cap Event of Default, the non-defaulting party will have the right to designate an “Early Termination Date” (as defined in the Cap Agreement). On the Early Termination Date, the Cap Agreement will terminate. With respect to Cap Termination Events, an Early Termination Date may be designated by one or both of the parties (as specified in the Cap Agreement with respect to each Cap Termination Event) and will occur only upon notice and, in certain cases, after the party causing the Cap Termination Event has used reasonable efforts to transfer its rights and obligations under such Cap Agreement to a related entity within a limited period after notice has been given of the Cap Termination Event, all as set forth in the Cap Agreement. The occurrence of an Early Termination Date under the Cap Agreement will constitute a “Cap Termination.”
      The Issuer will assign its rights under the Cap Agreement to the Indenture Trustee in connection with the Issuer’s pledge of the assets of the Issuer as collateral for the Notes. The Indenture provides that upon the occurrence of (i) any Cap Event of Default arising from any action taken, or failure to act, by the Cap Provider, or (ii) any Cap Termination Event (except as described in the following sentence) with respect to which the Cap Provider is an Affected Party, the Indenture Trustee may and will, at the direction of the Noteholders evidencing at least a majority of the aggregate of the outstanding principal balances of all such classes voting as a single class, by notice to the Cap Provider, designate an Early Termination Date with respect to the Cap Agreement. If a Cap Termination Event occurs as a result of the insolvency or bankruptcy of the Cap Provider, which event has not been otherwise cured under the terms of the Cap Agreement, the Indenture Trustee will be required by the terms of the Indenture (as assignee of the rights of the Issuer under the Cap Agreement) to terminate the Cap Agreement.
      Following an Early Termination Date, the Cap Provider may be liable to make a termination payment to the Issuer, in some cases regardless, of which party may have caused such termination (any such payment, a “Cap Termination Payment”). The amount of any Cap Termination Payment will be based on the replacement costs incurred or gains realized in replacing or providing the economic equivalent of the material terms of the interest rate cap transactions, together with amounts in respect of obligations that were due but unfulfilled at the time of termination, in accordance with the procedures set forth in the Cap Agreement (assuming, for purposes of such calculation, that all outstanding shortfalls in amounts payable as Cap Payments are due and payable on the first Payment Date that would have occurred after the Early Termination Date). Any Cap Termination Payment could, if interest rates have changed significantly, be substantial.
      With respect to certain Cap Termination Events, the Issuer may, but is not obligated to, obtain a replacement interest rate cap agreement on substantially the same terms as the Cap Agreement, provided that, (a) the new cap provider enters into a substantially similar interest rate cap agreement to the reasonable satisfaction of the Indenture Trustee (as assignee of the rights of the Issuer under the Cap Agreement) and (b) the Rating Agency Condition is satisfied.
      Upon the occurrence of any Event of Default that results in acceleration of the Notes or involving an uncured payment default under the Indenture, the principal of each class of Notes will become immediately payable and the Indenture Trustee will be obligated to liquidate the assets of the Issuer. In any such event, the ability of the Issuer to pay interest on each class of Notes will depend on (a) the price at which the assets of the Issuer are liquidated and (b) the amount of the Cap Termination Payment, if any, that may be due to the Issuer from the Cap Provider under the Cap Agreement. If the net proceeds of the liquidation of the assets of the Issuer are not sufficient to make all payments due in respect of the Notes and for the Issuer to meet its obligations, if any, in respect of the termination of the Cap Agreement, then such amounts will be allocated and applied in accordance with the priority of payments described herein. See “Additional Document Provisions — The Indenture.”
Taxation
      Neither the Issuer nor the Cap Provider is obligated under the Cap Agreement to gross up if withholding taxes are imposed on payments made under the Cap Agreement. If payments by the Cap Provider to the Issuer become subject to withholding taxes, holders of Notes evidencing at least a majority of the aggregate of the outstanding principal balances of all such classes voting as a single class may direct the Indenture Trustee to terminate the Cap Agreement, as described above under “— Cap Termination Events.”
Modification and Amendment of Cap Agreement
      The Indenture contains provisions permitting the Indenture Trustee (as assignee of the rights of the Issuer under the Cap Agreement) to enter into any amendment of the Cap Agreement (i) to cure any ambiguity or mistake, (ii) to correct any defective provisions or to correct or supplement any provision therein that may be inconsistent with any other provision therein or with the Indenture or (iii) to add any other provisions with respect to matters or questions arising under the Cap Agreement; provided, in the case of clause (iii), that such amendment will not adversely affect in any material respect the interest of any Noteholder. Any such amendment shall be deemed not to adversely affect in any material respect the interests of any Noteholder if the Rating Agency Condition is satisfied with respect to such amendment.
ADDITIONAL LEGAL ASPECTS OF THE TITLING TRUST AND THE 2005-A SUBI
The Titling Trust
      The Titling Trust is a Delaware statutory trust and has made trust filings or obtained certificates of authority to transact business in states where, in the Servicer’s judgment, such action may be required. As a Delaware statutory trust, the Titling Trust may be eligible to be a debtor in its own right under the United States Bankruptcy Code. See “Risk Factors — A transferor or servicer bankruptcy could delay or limit payments to you.” As such, the Titling Trust may be subject to insolvency laws under the United States Bankruptcy Code or similar state laws (“insolvency laws”), and claims against the Titling Trust Assets could have priority over the beneficial interest in those assets represented by the 2005-A SUBI. In addition, claims of a third party against the Titling Trust Assets, including the 2005-A SUBI Assets, to the extent such claims are not covered by insurance, would take priority over the holders of beneficial interests in the Titling Trust, such as the Indenture Trustee, as more fully described under “Security for the Notes — The Contingent and Excess Liability Insurance” and “Additional Legal Aspects of the Leases and the Leased Vehicles — Vicarious Tort Liability.”
Qualification of NILT, Inc. as Fiduciary
      State laws differ as to whether a corporate trustee that leases vehicles in that state, such as NILT, Inc., must qualify as a fiduciary. The consequences of the failure to be qualified as a fiduciary in a state where such qualification is required differ by state, but could include penalties against NILT, Inc. and its directors and officers, ranging from fines to the inability of NILT, Inc. to maintain an action in the courts of that state.
      NMAC believes that NILT, Inc. does not exercise sufficient discretion in the performance of its duties under the SUBI Trust Agreement or take such other discretionary actions that it should be considered to be exercising fiduciary powers within the meaning of any applicable state law. However, no assurance can be given that NMAC’s view will prevail. However, no state in which (1) this issue is uncertain, (2) NILT, Inc. has not taken the actions necessary to qualify as a fiduciary and (3) the consequences of this failure would be material represents a significant percentage of the value of the 2005-A SUBI Assets. Therefore, NMAC believes that the failure to be qualified as a fiduciary in any state where such qualification may ultimately be required will not materially and adversely affect the holders of the Notes. However, no assurance can be given in this regard.

Structural Considerations
      Unlike many structured financings in which the holders of the related Securities have a direct ownership interest or a perfected security interest in the underlying assets being securitized, the Issuer will not directly own the 2005-A SUBI Assets. Instead, the Titling Trust will own the Titling Trust Assets, including the 2005-A SUBI Assets, and the Titling Trustee will take actions with respect thereto in the name of the Titling Trust on behalf of and as directed by the beneficiaries of the Titling Trust (i.e., the holders of the UTI Certificate, the 2005-A SUBI Certificate and all Other SUBI Certificates). The primary asset of the Issuer will be the 2005-A SUBI Certificate evidencing a 100% beneficial interest in the 2005-A SUBI Assets, and the Owner Trustee will take action with respect thereto in the name of the Issuer and on behalf of the Securityholders and the Transferor. Beneficial interests in the Leases and Leased Vehicles represented by the 2005-A SUBI Certificate, rather than direct legal ownership, are transferred under this structure in order to avoid the administrative difficulty and expense of retitling the Leased Vehicles in the name of the transferee. The Servicer and/or the Titling Trustee will segregate the 2005-A SUBI Assets from the other Titling Trust Assets on the books and records each maintains for these assets. Neither the Servicer nor any holders of other beneficial interests in the Titling Trust will have rights in the 2005-A SUBI Assets and, except under the limited circumstances described under “— Allocation of Titling Trust Liabilities,” payments made on any Titling Trust Assets other than the 2005-A SUBI Assets will be unavailable to make payments on the Securities or to cover expenses of the Titling Trust allocable to the 2005-A SUBI Assets.
Allocation of Titling Trust Liabilities
      The Titling Trust Assets are and may in the future be comprised of several portfolios of Other SUBI Assets, together with the 2005-A SUBI Assets and the UTI Assets. The UTI Beneficiary may in the future pledge the UTI as security for obligations to third-party lenders, and may in the future create and sell or pledge Other SUBIs in connection with other financings. The Titling Trust Agreement will permit the Titling Trust, in the course of its activities, to incur certain liabilities relating to its assets other than the 2005-A SUBI Assets, or relating to its assets generally. Pursuant to the Titling Trust Agreement, as among the beneficiaries of the Titling Trust, a Titling Trust liability relating to a particular portfolio of Titling Trust Assets will be allocated to and charged against the portfolio of Titling Trust Assets to which it belongs. Titling Trust liabilities incurred with respect to the Titling Trust Assets generally will be borne pro rata among all portfolios of Titling Trust Assets. The Titling Trustee and the beneficiaries of the Titling Trust, including the Issuer, will be bound by that allocation. In particular, the Titling Trust Agreement will require the holders from time to time of the UTI Certificate and any Other SUBI Certificates to waive any claim they might otherwise have with respect to the 2005-A SUBI Assets and to fully subordinate any claims to the 2005-A SUBI Assets in the event that such waiver is not given effect. Similarly, the holders of the Securities, or beneficial interests therein, will be deemed to have waived any claim they might otherwise have with respect to the UTI Assets or any Other SUBI Assets. See “Additional Document Provisions — The SUBI Trust Agreement — The 2005-A SUBI, Other SUBIs and the UTI.”
      The Issuer and the Indenture Trustee will not have a direct ownership interest in the 2005-A SUBI Assets or a perfected security interest in the 2005-A SUBI Assets (except to the extent of the back-up security interest as discussed in “Additional Legal Aspects of the Leases and the Leased Vehicles — Back-up Security Interests”). As a result, claims of third-party creditors of the Titling Trust will generally take priority over the interests of the Trustees in those SUBI Assets. Potentially material examples of such claims could include:

(1)	tax liens arising against the Transferor, NMAC, the Titling Trust, the UTI Beneficiary or the Issuer;

(2)	liens arising under various federal and state criminal statutes;

(3)	certain liens in favor of the Pension Benefit Guaranty Corporation; and

(4)	judgment liens arising from successful claims against the Titling Trust arising from the operation of the leased vehicles constituting Titling Trust Assets.

      See “Risk Factors — If ERISA liens are placed on the titling trust assets, you could suffer a loss,” “— Vicarious tort liability may result in a loss,” “— A transferor or servicer bankruptcy could delay or limit payments to you,” “Additional Legal Aspects of the Leases and the Leased Vehicles — Vicarious Tort Liability” and “— Consumer Protection Laws” for a further discussion of these risks.
      The assets of the Titling Trust are located in several states, the tax laws of which vary. If any state or locality imposes a tax on the Titling Trust at the entity level, the UTI Beneficiary has agreed to indemnify the holders of the 2005-A SUBI Certificate and each Other SUBI Certificate for the full amount of such taxes. Should the UTI Beneficiary fail to fulfill its indemnification obligations, amounts otherwise distributable to it as holder of the UTI Certificate will be applied to satisfy such obligations. However, it is possible that Securityholders could incur a loss on their investment if the UTI Beneficiary did not have sufficient assets available, including distributions in respect of the UTI, to satisfy such state or local tax liabilities.
      The Titling Trust Agreement provides for the UTI Beneficiary to be liable as if the Titling Trust were a partnership and the UTI Beneficiary were general partner of the partnership to the extent necessary after giving effect to the payment of liabilities allocated severally to the holders of the 2005-A SUBI Certificate and any Other SUBI Certificates. However, it is possible that the Securityholders could incur a loss on their investment to the extent any such claim were allocable to the Issuer as the holder of the 2005-A SUBI Certificate, either because a lien arose in connection with the 2005-A SUBI Assets or if the UTI Beneficiary did not have sufficient assets available, including distributions in respect of the UTI, to satisfy such claimant or creditor in full.
The 2005-A SUBI
      The 2005-A SUBI will be issued pursuant to the SUBI Trust Agreement and will evidence a beneficial interest in the 2005-A SUBI Assets. The 2005-A SUBI will not represent a direct interest in the 2005-A SUBI Assets, nor will it represent an interest in any Titling Trust Assets other than such SUBI Assets. Under the allocation of Titling Trust liabilities described under “Additional Document Provisions — The SUBI Trust Agreement — The 2005-A SUBI, the Other SUBIs and the UTI,” payments made on or in respect of such other Titling Trust Assets will be unavailable to make payments on the Securities or to cover expenses of the Titling Trust allocable to the 2005-A SUBI Assets. The holders of interests in the 2005-A SUBI (including the Issuer) will bear any liability to third parties arising from a Lease or the related Leased Vehicle. If any such liability arises from a lease or leased vehicle that is an Other SUBI Asset or a UTI Asset, the Titling Trust Assets (including the 2005-A SUBI Assets) will not be subject to this liability unless the Other SUBI Assets or UTI Assets are insufficient to pay the liability. In such event, because there will be no other assets from which to satisfy this liability, to the extent that it is owed to entities other than the Titling Trustee and the beneficiaries of the Titling Trust, the other Titling Trust Assets, including the 2005-A SUBI Assets, will be available to satisfy such liabilities. Under these circumstances, investors in the Notes could incur a loss on their investment.
      Similarly, to the extent that a third-party claim that otherwise would be allocable to an Other SUBI or UTI is satisfied out of the 2005-A SUBI Assets rather than Other SUBI Assets or UTI Assets, and the claim exceeds the value of the portfolio to which it should be allocated, the Titling Trustee will be unable to reallocate the remaining Titling Trust Assets so that each portfolio will bear the expense of the claim as nearly as possible if the claim has been properly allocated. In such circumstances, investors in the Notes could incur a loss on their investment.
      The Titling Trust Agreement provides that, to the extent that such a third-party claim is satisfied out of one or more SUBI Assets rather than Other SUBI Assets or UTI Assets to which the related leases or leased vehicles are allocated, as the case may be, the Titling Trustee will reallocate the remaining Titling Trust Assets (i.e., the Other SUBI Assets and the UTI Assets) so that each portfolio will bear the expense of the claim as nearly as possible as if the claim had been allocated as provided in the Titling Trust Agreement as set forth under “Additional Document Provisions — The SUBI Trust Agreement  — The 2005-A SUBI, the Other SUBIs and the UTI.”

      The UTI Beneficiary has pledged the UTI Assets as security in connection with the financing of the acquisition of the UTI Assets and may create and sell or pledge Other SUBIs in connection with other financings. Each holder or pledgee of the UTI or any Other SUBI will be required to expressly disclaim any interest in the 2005-A SUBI Assets, and to fully subordinate any claims to the 2005-A SUBI Assets in the event that this disclaimer is not given effect.
      The Issuer will generally be deemed to own the 2005-A SUBI Certificate and, through such ownership, to have an indirect beneficial ownership interest in the Leases and the related Leased Vehicles. If a court of competent jurisdiction were to recharacterize the sale to the Issuer of the 2005-A SUBI Certificate as a financing, the Issuer (or, during the term of the Indenture, the Indenture Trustee) could instead be deemed to have a perfected security interest in the 2005-A SUBI Certificate, but in no event would the Issuer or the Indenture Trustee be deemed to have a perfected security interest in the Leased Vehicles allocated to the 2005-A SUBI.
Insolvency Related Matters
      As described under “Additional Document Provisions — The SUBI Trust Agreement — The 2005-A SUBI, Other SUBIs and the UTI” and “— The 2005-A SUBI,” each holder or pledgee of the UTI Certificate and any Other SUBI Certificate will be required to expressly disclaim any interest in the 2005-A SUBI Assets and to fully subordinate any claims to the 2005-A SUBI Assets in the event that disclaimer is not given effect. Although no assurances can be given, the Transferor believes that in the event of a bankruptcy of NMAC, the 2005-A SUBI Assets would not be treated as part of NMAC’s bankruptcy estate and that, even if they were so treated, the subordination by holders and pledgees of the UTI, the UTI Certificate, Other SUBIs and Other SUBI Certificates should be enforceable. In addition, steps have been taken to structure the transactions contemplated hereby that are intended to make it unlikely that the voluntary or involuntary application for relief by NMAC under any insolvency laws will result in consolidation of the assets and liabilities of the Titling Trust, the Transferor or the Issuer with those of NMAC. With respect to the Transferor, these steps include its creation as a separate, special purpose limited liability company of which NMAC is the sole equity member, pursuant to a limited liability agreement containing certain limitations, including the requirement that the Transferor must have at all times at least two independent directors, and restrictions on the nature of its businesses and operations and on its ability to commence a voluntary case or proceeding under any insolvency law without the unanimous affirmative vote of the member and all directors, including each independent director.
      However, delays in payments on the Notes and possible reductions in the amount of such payments could occur if:

•	a court were to conclude that the assets and liabilities of the Titling Trust, the Transferor or the Issuer should be consolidated with those of NMAC in the event of the application of applicable insolvency laws to NMAC,

•	a filing were to be made under any insolvency law by or against the Titling Trust, the Transferor or the Issuer, or

•	an attempt were to be made to litigate any of the foregoing issues.
      If a court were to conclude that the transfer of the 2005-A SUBI Certificate from the UTI Beneficiary to the Transferor, or the transfer of the 2005-A SUBI Certificate from the Transferor to the Issuer, was not a true sale, or that the Transferor and the Issuer should be treated as the same entity as NMAC for bankruptcy purposes, any of the following could delay or prevent payments on the Notes:

•	the automatic stay, which prevents secured creditors from exercising remedies against a debtor in bankruptcy without permission from the court and provisions of the United States Bankruptcy Code that permit substitution of collateral in certain circumstances,

•	certain tax or government liens on NMAC’s property (that arose prior to the transfer of a Lease to the Issuer) having a prior claim on collections before the collections are used to make payments on the Notes or

•	the Issuer not having a perfected security interest in the Leased Vehicles or any cash collections held by NMAC at the time that NMAC becomes the subject of a bankruptcy proceeding.
      In an insolvency proceeding of NMAC, (1) Repurchase Payments made by NMAC, as Servicer, in respect of certain Leases, (2) payments made by NMAC on certain insurance policies required to be obtained and maintained by lessees pursuant to the Leases, (3) unreimbursed advances made by NMAC, as Servicer, pursuant to the Servicing Agreement, and (4) payments made by NMAC to the Transferor may be recoverable by NMAC as debtor-in-possession or by a creditor or a trustee in bankruptcy of NMAC as a preferential transfer from NMAC if those payments were made within ninety days prior to the filing of a bankruptcy case in respect of NMAC or one year with respect to transfers to Affiliates. In addition, the insolvency of NMAC could result in the replacement of NMAC as Servicer, which could in turn result in a temporary interruption of payments on the Notes.
      On the Closing Date, Mayer, Brown, Rowe & Maw LLP, special insolvency counsel to the Transferor, will deliver an opinion based on a reasoned analysis of analogous case law (although there is no precedent based on directly similar facts) to the effect that, subject to certain facts, assumptions and qualifications specified therein, under present reported decisional authority and statutes applicable to federal bankruptcy cases, if NMAC or NILT Trust were to become a debtor in a case under the Bankruptcy Code, if properly litigated, a bankruptcy court properly applying current law after analyzing the facts would not disregard the separateness of NMAC or NILT Trust, from the Titling Trust or the Trust so as to substantively consolidate the assets and liabilities of Transferor, the Titling Trust, or the Issuer with the assets and liabilities of NMAC or NILT Trust. Among other things, such opinion will assume that each of the Titling Trust (or the Titling Trustee when acting on its behalf), the UTI Beneficiary and the Transferor will follow certain procedures in the conduct of its affairs, including maintaining separate records and books of account from those of NMAC and NILT Trust, not commingling its respective assets with those of NMAC and NILT Trust, doing business in a separate office from NMAC and NILT Trust and not holding itself out as having agreed to pay, or being liable for, the debts of NMAC or NILT Trust. In addition, such opinion will assume that except as expressly provided by the Titling Trust Agreement and the Servicing Agreement (each of which contains terms and conditions consistent with those that would be arrived at on an arm’s length basis between unaffiliated entities in the belief of the parties thereto), NMAC and NILT Trust generally will not guarantee the obligations of the Titling Trust, the UTI Beneficiary or the Transferor to third parties, and will not conduct the day-to-day business or activities of any thereof, other than in its capacity as Servicer acting under and in accordance with the Servicing Agreement or in its capacity as Administrative Agent under the Trust Administration Agreement. Each of NMAC, the Titling Trust, the UTI Beneficiary and the Transferor intends to follow and has represented that it will follow these and other procedures related to maintaining the separate identities and legal existences of each of the Titling Trust, the UTI Beneficiary and the Transferor. Such a legal opinion, however, will not be binding on any court.
      If a case or proceeding under any insolvency law were to be commenced by or against any of NMAC, the Titling Trust, the UTI Beneficiary or the Transferor, and a court were to order the substantive consolidation of the assets and liabilities of any of such entities with those of NMAC or NILT Trust or if an attempt were made to litigate any of the foregoing issues, delays in distributions on the 2005-A SUBI Certificate (and possible reductions in the amount of such distributions) to the Issuer, and therefore to the Securityholders, could occur. In addition, the SUBI Trust Agreement provides that if the Transferor becomes bankrupt or insolvent or the Issuer is dissolved (which could occur as a result of the bankruptcy of the Transferor), the 2005-A SUBI will be terminated and the SUBI Trust Agreement will terminate with respect to the 2005-A SUBI. In each case, the Titling Trustee will be required to distribute the 2005-A SUBI Assets to the holder of the related SUBI Certificates. Because the Issuer has pledged its rights in and to the 2005-A SUBI Certificate to the Indenture Trustee, such distribution would be made to the Indenture Trustee, who would be responsible for retitling the Leased Vehicles. The cost of such retitling would reduce amounts payable from the 2005-A SUBI Assets that are available for payments of interest on and principal of the Securities, and in such event, investors in the Notes could suffer a loss on their investment.
      The UTI Beneficiary will treat its conveyance of the 2005-A SUBI Certificate to the Transferor as an absolute sale, transfer and assignment of all of its interest therein for all purposes. However, if a case or proceeding under any insolvency law were commenced by or against the UTI Beneficiary, and the UTI Beneficiary as debtor-in-possession or a creditor, receiver or bankruptcy trustee of the UTI Beneficiary were to take the position that the sale, transfer and assignment of the 2005-A SUBI Certificate by the UTI Beneficiary to the Transferor should instead be treated as a pledge of the 2005-A SUBI Certificate to secure a borrowing by the UTI Beneficiary, delays in payments of proceeds of the 2005-A SUBI Certificate to the Issuer, and therefore to the Securityholders, could occur or (should the court rule in favor of such position) reductions in the amount of such payments could result. On the Closing Date, Mayer, Brown, Rowe & Maw LLP, special insolvency counsel to the Transferor, will deliver an opinion to the effect that, subject to certain facts, assumptions and qualifications specified therein, if the UTI Beneficiary were to become a debtor in a case under the Bankruptcy Code subsequent to the sale, transfer and assignment of the 2005-A SUBI Certificate to the Transferor, the sale, transfer and assignment of the 2005-A SUBI Certificate from the UTI Beneficiary to the Transferor would be characterized as an absolute sale, transfer and assignment, and the 2005-A SUBI Certificate and the proceeds thereof would not be property of the UTI Beneficiary’s bankruptcy estate. As indicated above, however, such a legal opinion is not binding on any court.
      As a precautionary measure, the Transferor will take the actions requisite to obtaining a security interest in the 2005-A SUBI Certificate as against the UTI Beneficiary, which the Transferor will assign to the Issuer and the Issuer will assign to the Indenture Trustee. The Indenture Trustee will perfect its security interest in the 2005-A SUBI Certificate, which will be a “certificated security” under the UCC, by possession. Accordingly, if the conveyance of the 2005-A SUBI Certificate by the UTI Beneficiary to the Transferor were not respected as an absolute sale, transfer and assignment, the Transferor (and ultimately the Issuer and the Indenture Trustee as successors in interest) should be treated as a secured creditor of the UTI Beneficiary, although a case or proceeding under any insolvency law with respect to the UTI Beneficiary could result in delays or reductions in distributions on the 2005-A SUBI Certificate as indicated above, notwithstanding such perfected security interest.
      If the Servicer were to become subject to a case under the Bankruptcy Code, certain payments made within one year of the commencement of such case (including Advances and Repurchase Payments) may be recoverable by the Servicer as debtor-in-possession or by a creditor or a trustee-in-bankruptcy as a preferential transfer from the Servicer. See “Risk Factors — A transferor or servicer bankruptcy could delay or limit payments to you.”
Legal Proceedings
      Neither the UTI Beneficiary nor the Transferor is a party to any legal proceeding. NMAC and the Titling Trust are parties to, and are vigorously defending, numerous legal proceedings, all of which NMAC and the Titling Trust, as applicable, believe constitute ordinary routine litigation incidental to the business and activities conducted by NMAC and the Titling Trust. Some of the actions naming NMAC and/or the Titling Trust are or purport to be class action suits. In the opinion of management of NMAC, the amount of ultimate liability on pending claims and actions as of the date of this prospectus should not have a material adverse effect on its condition, financial or otherwise, or on the Titling Trust, the Titling Trust Assets or the 2005-A SUBI. However, there can be no assurances in this regard.
ADDITIONAL LEGAL ASPECTS OF THE LEASES AND THE LEASED VEHICLES
Back-up Security Interests
      The Leases are “chattel paper” as defined in the UCC. Pursuant to the Delaware UCC, a non-possessory security interest in or transfer of chattel paper in favor of the Transferor may be perfected by filing a UCC-1 financing statement with the appropriate state authorities in the jurisdiction of formation of the Transferor

(i.e., the Delaware Secretary of State) and assigned to the Issuer and thereafter to the Indenture Trustee. On or prior to the Closing Date, “protective” UCC-1 financing statements will be filed in Delaware to effect this perfection. The Indenture Trustee’s back-up security interest in the Leases could be subordinate to the interest of certain other parties who take possession of the Leases before the filings described above have been completed. Specifically, the Indenture Trustee’s security interest in a Lease could be subordinate to the rights of a purchaser of such Lease who takes possession of the Lease without knowledge or actual notice of the Indenture Trustee’s security interest. The Leases will not be stamped to reflect the foregoing back-up security arrangements.
      Various liens could be imposed upon all or part of the 2005-A SUBI Assets (including the related Leased Vehicles) that, by operation of law, would take priority over the Indenture Trustee’s interest therein. Such liens could include:

(1)	tax liens arising against the Transferor, NMAC, the Titling Trust, the UTI Beneficiary or the Issuer,

(2)	mechanic’s, repairmen’s, garagemen’s and motor vehicle accident liens and certain liens for personal property taxes, in each case arising with respect to a particular Leased Vehicle allocated to the 2005-A SUBI,

(3)	liens arising under various state and federal criminal statutes and

(4)	certain liens of the Pension Benefit Guaranty Corporation in respect of certain unfunded pension liabilities of NMAC, the Transferor and their affiliates.
      Additionally, any perfected security interest of the Indenture Trustee in all or part of the property of the Issuer could also be subordinate to claims of any trustee in bankruptcy or debtor-in-possession in the event of a bankruptcy of the Transferor prior to any perfection of the transfer of the assets transferred by the Transferor to the Issuer pursuant to the Trust SUBI Certificate Transfer Agreement.
Vicarious Tort Liability
      Although the Titling Trust will own the Leased Vehicles allocated to the 2005-A SUBI and the Issuer will have a beneficial interest therein evidenced by the 2005-A SUBI Certificate, the related lessees and their respective invitees will operate the Leased Vehicles. State laws differ as to whether anyone suffering injury to person or property involving a leased vehicle may bring an action against the owner of the vehicle merely by virtue of that ownership. To the extent that applicable state law permits such an action and is not preempted by the Transportation Act, the Titling Trust and the Titling Trust Assets may be subject to liability to such an injured party. However, the laws of many states either (i) do not permit these types of suits, or (ii) the lessor’s liability is capped at the amount of any liability insurance that the lessee was required to, but failed to, maintain (except for some states, such as New York, where liability is joint and several). Furthermore, the Transportation Act provides that an owner of a motor vehicle that rents or leases the vehicle to a person shall not be liable under the law of a state or political subdivision by reason of being the owner of the vehicle, for harm to persons or property that results or arises out of the use, operation, or possession of the vehicle during the period of the rental or lease, if (i) the owner (or an affiliate of the owner) is engaged in the trade or business of renting or leasing motor vehicles; and (ii) there is no negligence or criminal wrongdoing on the part of the owner (or an affiliate of the owner). The Transportation Act is intended to preempt state and local laws that impose possible vicarious tort liability on entities owning motor vehicles that are rented or leased and should reduce the likelihood of vicarious liability being imposed on the Titling Trust.
      For example, under the California Vehicle Code, the owner of a motor vehicle subject to a lease is responsible for injuries to persons or property resulting from the negligent or wrongful operation of the leased vehicle by any person using the vehicle with the owner’s permission. The owner’s liability for personal injuries is limited to $15,000 per person and $30,000 in total per accident and the owner’s liability for property damage is limited to $5,000 per accident. However, recourse for any judgment arising out of the operation of the leased vehicle must first be had against the operator’s property if the operator is within the jurisdiction of the court.

      In contrast to California and many other states, in New York, where the largest number of Leases was originated, the holder of title of a motor vehicle, including an Titling Trust as lessor, may be considered an “owner” and thus may be held jointly and severally liable with the lessee for the negligent use or operation of such motor vehicle. In New York, there does not appear to be a limit on an owner’s liability. In the context of the denial of a motion brought by the defendant to dismiss the case, the Supreme Court of New York ruled that a finance company acting as an agent for a Titling Trust may be considered an “owner” of a motor vehicle and thus subject to joint and several liability with the lessee for the negligent use or operation of the leased motor vehicle for the duration of a lease. As a result of the ruling in New York, losses could arise if lawsuits are brought against either the Titling Trust or NMAC, as agent of the Titling Trust, in connection with the negligent use or operation of any leased vehicles owned by the Titling Trust, including the Leased Vehicles allocated to the 2005-A SUBI. This case was decided prior to the enactment of the Transportation Act. A New York court considering this issue after the enactment of the Transportation Act may reach a different conclusion given the broad federal preemption set forth in the Transportation Act.
      The Titling Trust’s insurance coverage is substantial and NMAC is a named insured under the Titling Trust’s applicable insurance policies. However, in the event that all applicable insurance coverage were to be exhausted (including the coverage provided by the Contingent and Excess Liability Insurance policies) and damages in respect of vicarious liability were to be assessed against the Titling Trust, claims could be imposed against the Titling Trust Assets, including the Leased Vehicles allocated to the 2005-A SUBI, and in certain circumstances, with respect to a leased vehicle that is an Other SUBI Asset or a UTI Asset. If any of these claims were imposed against the Titling Trust Assets, investors in the Notes could incur a loss on their investment. See “— Back-up Security Interests.”
Repossession of Leased Vehicles
      If a default by a lessee has not been cured within a certain period of time after notice, the Servicer will ordinarily retake possession of the related Leased Vehicle. Some jurisdictions limit the methods of vehicle recovery to judicial foreclosure or require that the lessee be notified of the default and be given a time period within which to cure the default prior to repossession. Other jurisdictions permit repossession without notice (although in some states a course of conduct in which the lessor has accepted late payments has been held to create a right of the lessee to receive prior notice), but only if the repossession can be accomplished peacefully. If a breach of the peace is unavoidable, the lessor must seek a writ of possession in a state court action or pursue other judicial action to repossess the Leased Vehicle.
      After the Servicer has repossessed a Leased Vehicle, the Servicer may, to the extent required by applicable law, provide the lessee with a period of time within which to cure the default under the related Lease. If by the end of such period the default has not been cured, the Servicer will attempt to sell the Leased Vehicle. The net repossession proceeds therefrom may be less than the remaining amounts due under the Lease at the time of default by the lessee.
Deficiency Judgments
      The Servicer will generally apply the proceeds of sale of a Leased Vehicle first to the expenses of resale and repossession and then to the satisfaction of the amounts due under the related Lease. While some states impose prohibitions or limitations on deficiency judgments if the net proceeds from resale of a Leased Vehicle do not cover the full amounts due under the related Lease, a deficiency judgment can be sought in those states that do not directly prohibit or limit such judgments. However, in some states, a lessee may be allowed an offsetting recovery for any amount not recovered at resale because the terms of the resale were not commercially reasonable. In any event, a deficiency judgment would be a personal judgment against the lessee for the shortfall, and a defaulting lessee would be expected to have little capital or sources of income available following repossession. Therefore, in many cases, it may not be useful to seek a deficiency judgment. Even if a deficiency judgment is obtained, it may be settled at a significant discount or may prove impossible to collect all or any portion of a judgment.

      Courts have applied general equitable principles in litigation relating to repossession and deficiency balances. These equitable principles may have the effect of relieving a lessee from some or all of the legal consequences of a default.
      In several cases, consumers have asserted that the self-help remedies of lessors violate the due process protection provided under the Fourteenth Amendment to the Constitution of the United States. Courts have generally found that repossession and resale by a lessor do not involve sufficient state action to afford constitutional protection to consumers.
Consumer Protection Laws
      Numerous federal and state consumer protection laws impose requirements upon lessors and servicers involved in consumer leasing. The federal Consumer Leasing Act of 1976 and Regulation M, issued by the Board of Governors of the Federal Reserve System, for example, require that a number of disclosures be made at the time a vehicle is leased, including:

(1)	the amount and type of all payments due at the time of origination of the lease,

(2)	a description of the lessee’s liability at the end of the Lease Term,

(3)	the amount of any periodic payments and manner of their calculation,

(4)	the circumstances under which the lessee may terminate the lease prior to the end of the Lease Term,

(5)	the capitalized cost of the vehicle and

(6)	a warning regarding possible charges for early termination.
      All states, except for the State of Louisiana, have adopted Article 2A of the UCC which provides protection to lessees through specified implied warranties and the right to cancel a lease relating to defective goods. Additionally, certain states such as California have enacted comprehensive vehicle leasing statutes that, among other things, regulate the disclosures to be made at the time a vehicle is leased. The various federal and state consumer protection laws would apply to the Titling Trust as owner or lessor of the Leases and may also apply to the Issuer as holder of the 2005-A SUBI Certificate. The failure to comply with these consumer protection laws may give rise to liabilities on the part of the Servicer, the Titling Trust and the Titling Trustee, including liabilities for statutory damages and attorneys’ fees. In addition, claims by the Servicer, the Titling Trust and the Titling Trustee may be subject to set-off as a result of any noncompliance.
      Many states have adopted laws (each, a “Lemon Law”) providing redress to consumers who purchase or lease a vehicle that remains out of conformance with its manufacturer’s warranty after a specified number of attempts to correct a problem or after a specific time period. Should any Leased Vehicle become subject to a Lemon Law, a lessee could compel the Titling Trust to terminate the related Lease and refund all or a portion of payments that previously have been paid with respect to that Lease. Although the Titling Trust may be able to assert a claim against the manufacturer of any such defective Leased Vehicle, there can be no assurance any such claim would be successful. To the extent a lessee is able to compel the Titling Trust to terminate the related Lease, the Lease will be deemed to be a Liquidated Lease and amounts received thereafter on or in respect of such Lease will constitute Liquidation Proceeds. As noted below, NMAC will represent and warrant to the Trustees as of the Cutoff Date that the Leases and Leased Vehicles comply with all applicable laws, including Lemon Laws, in all material respects. Nevertheless, there can be no assurance that one or more Leased Vehicles will not become subject to return (and the related Lease terminated) in the future under a Lemon Law.
      The Servicemembers Civil Relief Act and similar laws of many states may provide relief to members armed services, including members of the Army, Navy, Air Force, Marines, National Guard, Reservists, Coast Guard and officers of the National Oceanic and Atmospheric Administration and officers of the U.S. Public Health Service assigned to duty with the military, on active duty, who have entered into an obligation, such as a lease contract for a lease of a vehicle, before entering into military service and provide that under some circumstances the lessor may not terminate the lease contract for breach of the terms of the contract, including nonpayment. Furthermore, under the Servicemembers Civil Relief Act, a lessee may terminate a lease of a vehicle at anytime after the lessee’s entry into military service or the date of the lessee’s military orders (as described below) if (i) the lease is executed by or on behalf of a person who subsequently enters military service under a call or order specifying a period of not less than 180 days (or who enters military service under a call or order specifying a period of 180 days or less and who, without a break in service, receives orders extending the period of military service to a period of not less than 180 days); or (ii) the lessee, while in the military, executes a lease of a vehicle and thereafter receives military orders for a permanent change of station outside of the continental United States or to deploy with a military unit for a period of not less than 180 days. No early termination charge may be imposed on the lessee for such termination. No information can be provided as to the number of Leases that may be affected by these laws. In addition, current military operations of the United States, including military operations in Iraq and the Middle East, have persons in reserve status who have been called or will be called to active duty. In addition, these laws may impose limitations that would impair the ability of the Servicer to repossess a defaulted vehicle during the lessee’s period of active duty status. Thus, if a Lease goes into default, there may be delays and losses occasioned by the inability to exercise the rights of the Titling Trust with respect to the Lease and the related Leased Vehicle in a timely fashion. If a lessee’s obligations to make payments is reduced, adjusted or extended, the Servicer will not be required to advance such amounts. Any resulting shortfalls in interest or principal will reduce the amount available for distribution on the Notes and Certificates.
      The Servicer will make representations and warranties in the Servicing Agreement that, as to each Lease and the related Leased Vehicle as of the relevant vehicle representation date, the Servicer has satisfied, or has directed the related Dealer to satisfy, the provisions of Servicing Agreement with respect to such Lease and the application for the related certificate of title. If any such representation and warranty proves to be incorrect with respect to any Lease, has certain material adverse effects and is not timely cured, the Servicer will be required under the Servicing Agreement to deposit an amount equal to the Repurchase Payment in respect of the Lease and the related Leased Vehicle into the 2005-A SUBI Collection Account unless the breach is cured in all material respects. See “The Leases — Representations, Warranties and Covenants” for further information regarding the foregoing representations and warranties and the Servicer’s obligations with respect thereto.
Other Limitations
      In addition to laws limiting or prohibiting deficiency judgments, numerous other statutory provisions, including applicable insolvency laws, may interfere with or affect the ability of the Servicer to enforce the rights of the Titling Trust under the Leases. For example, if a lessee commences bankruptcy proceedings, the receipt of that lessee’s payments due under the related Lease is likely to be delayed. In addition, a lessee who commences bankruptcy proceedings might be able to assign the Lease to another party even though that Lease prohibits assignment.
CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES
General
      The following is a general discussion of certain material federal income tax consequences of the purchase, ownership and disposition of the Notes. This discussion is based upon current provisions of the Code, existing and proposed Treasury regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. The discussion does not deal with all federal tax consequences applicable to all categories of investors, some of which may be subject to special rules. In addition, this summary is generally limited to investors who will hold the Notes as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code.

      Investors should consult their own tax advisors to determine the federal, state, local and other tax consequences of the purchase, ownership and disposition of the Notes. Prospective investors should note that no rulings have been or will be sought from the Internal Revenue Service (the “IRS”) with respect to any of the federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions or challenge the conclusions reached herein. Moreover, there are no cases or IRS rulings on transactions similar to those described herein with respect to the Issuer involving debt issued by a trust with terms similar to those of the Notes. Prospective investors are urged to consult their own tax advisors in determining the federal, state, local, foreign and any other tax consequences to them of the purchase, ownership and disposition of the Notes.
      This summary does not purport to deal with all aspects of federal income taxation that may be relevant to holders of Notes in light of their personal investment circumstances nor, except for certain limited discussions of particular topics, to certain types of holders of Notes subject to special treatment under the federal income tax laws (e.g., financial institutions, broker-dealers, life insurance companies and tax-exempt organizations).
Tax Status of the Notes and the Issuer
      In the opinion of Mayer, Brown, Rowe & Maw LLP, special tax counsel to the Transferor, subject to the assumptions and qualifications contained in such opinion, for federal income tax purposes under existing law: (i) the Notes will be treated as debt and (ii) the Issuer will not be classified as an association (or publicly traded partnership) taxable as a corporation. This opinion will be based on the assumption that, among other things, the Securities will be issued pursuant to the terms of the Basic Documents and that such terms will be complied with.
Stated Interest
      Stated interest on the Notes will be taxable as ordinary income for federal income tax purposes when received or accrued in accordance with a Note Owner’s method of tax accounting.
Original Issue Discount
      A Note will be treated as issued with original issue discount (“OID”) if the excess of its “stated redemption price at maturity” over its issue price equals or exceeds a de minimis amount equal to 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years based on the anticipated weighted average life of the Note to its maturity. It is expected that the Notes will be issued with de minimis OID. Generally, the issue price of a Note should be the first price at which a substantial amount of the Notes included in the issue of which the Note is a part is sold to other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The stated redemption price at maturity of a Note is expected to equal the principal amount of the related note. Any amount not treated as OID because it is de minimis OID must be included in income (generally as gain from the sale of such note) as principal payments are received on the related Notes in the proportion that each such payment bears to the original principal amount of such note.
      If the Notes were treated as issued with OID, a Note Owner would be required to include OID in income before the receipt of cash attributable to such income using the constant-yield method. The amount of OID includible in income is the sum of the daily portions of OID with respect to the related Note for each day during the taxable year or portion of the taxable year in which the Note Owner holds such note. The amount of OID includible in income by a Note Owner would be computed by allocating to each day during a taxable year a pro rata portion of the OID that accrued during the relevant Accrual Period.
      Such OID would generally equal the product of the yield to maturity of the related Note (adjusted for the length of the Accrual Period) and its adjusted issue price at the beginning of the Accrual Period, reduced by any payments of “qualified stated interest.” Accrual Periods with respect to a Note may be any set of periods (which may be of varying lengths) selected by the Note Owner as long as (i) no Accrual Period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on either the final or first day of an Accrual Period.

      The adjusted issue price of a Note will be the sum of its issue price plus prior accruals of OID, reduced by the total payments made with respect to such Note in all prior periods, other than “qualified stated interest payments.” Qualified stated interest payments are interest payments on the Notes that are unconditionally payable at least annually at a single fixed rate applied to the outstanding principal amount of the obligation.
Market Discount
      The Notes, whether or not issued with OID, will be subject to the “market discount rules” of Section 1276 of the Code. In general, these rules provide that if the Note Owner purchases a Note at a market discount (that is, a discount from its stated redemption price at maturity (which is generally the stated principal amount) or if the related Notes were issued with OID, its original issue price (as adjusted for accrued original issue discount, that exceeds a de minimis amount specified in the Code)) and thereafter (a) recognizes gain upon a disposition, or (b) receives payments of principal, the lesser of (i) such gain or principal payment or (ii) the accrued market discount, will be taxed as ordinary interest income. Generally, the accrued market discount will be the total market discount on the related Note multiplied by a fraction, the numerator of which is the number of days the Note Owner held such Note and the denominator of which is the number of days from the date the Note Owner acquired such Note until its maturity date. The Note Owner may elect, however, to determine accrued market discount under the constant-yield method.
      Limitations imposed by the Code which are intended to match deductions with the taxation of income may defer deductions for interest on indebtedness incurred or continued, or short-sale expenses incurred, to purchase or carry a Note with accrued market discount. A Note Owner may elect to include market discount in gross income as it accrues and, if such Note Owner makes such an election, it is exempt from this rule. Any such election will apply to all debt instruments acquired by the taxpayer on or after the first day of the first taxable year to which such election applies. The adjusted basis of a Note subject to such election will be increased to reflect market discount included in gross income, thereby reducing any gain or increasing any loss on a sale or taxable disposition.
Total Accrual Election
      A Note Owner may elect to include in gross income all interest that accrues on a Note using the constant-yield method described above under the heading “— Original Issue Discount,” with modifications described below. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under “— Amortizable Bond Premium”) or acquisition premium.
      In applying the constant-yield method to a Note with respect to which this election has been made, the issue price of the Note will equal the electing Note Owner’s adjusted basis in the Note immediately after its acquisition, the issue date of the Note will be the date of its acquisition by the electing Note Owner, and no payments on the Note will be treated as payments of qualified stated interest. This election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the IRS. Note Owners should consult with their own advisers as to the effect in their circumstances of making this election.
Amortizable Bond Premium
      In general, if a Note Owner purchases a Note at a premium (that is, an amount in excess of the amount payable upon the maturity thereof), such Note Owner will be considered to have purchased such Note with “amortizable bond premium” equal to the amount of such excess. Such Note Owner may elect to amortize such bond premium as an offset to interest income and not as a separate deduction item as it accrues under a constant-yield method over the remaining term of the Note. Such Note Owner’s tax basis in the Note will be reduced by the amount of the amortized bond premium. Any such election shall apply to all debt instruments (other than instruments the interest on which is excludible from gross income) held by the Note Owner at the beginning of the first taxable year for which the election applies or thereafter acquired and is irrevocable without the consent of the IRS. Bond premium on a Note held by a Note Owner who does not elect to amortize the premium will decrease the gain or increase the loss otherwise recognized on the disposition of the Note.
Short-Term Debt
      An owner of a Note, which has a fixed maturity date not more than one year from the issue date, will generally not be required to include OID income on the Note as it accrues. However, the foregoing rule may not apply if such owner holds the instrument as part of a hedging transaction, or as a stripped bond or stripped coupon or if the holder is:

•	an accrual method taxpayer,

•	a bank,

•	a broker or dealer that holds the Note as inventory,

•	a regulated investment company or common trust fund or

•	the beneficial owner of specified pass-through entities specified in the Code.
      An owner of a Note who is not required to include OID income on the Note as it accrues will instead include the OID accrued on the Note in gross income as principal is paid thereon, at maturity and upon a sale or exchange of the Note. Such owner would be required to defer deductions for any interest expense on an obligation incurred to purchase or carry the Note to the extent it exceeds the sum of any interest income and OID accrued on such Note. However, the owner may elect to include OID in income as it accrues on all obligations having a maturity of one year or less held by the owner in that taxable year or thereafter, in which case the deferral rule of the preceding sentence will not apply. For purposes of this paragraph, OID accrues on a Note on a straight-line basis, unless the owner irrevocably elects, under Treasury regulations, to apply a constant interest method, using the owner’s yield to maturity and daily compounding.
Disposition of the Notes
      A Note Owner’s adjusted tax basis in a Note will be its cost, increased by the amount of any OID, market discount, acquisition discount and gain previously included in income with respect to the Note, and reduced by the amount of any payments on the Note that is not qualified stated interest and the amount of bond premium previously amortized with respect to the Note. A Note Owner will generally recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement and the tax basis of the Note. Such gain or loss will be capital gain or loss (except to the extent attributable to accrued but unpaid interest or as described under “— Market Discount”) and will be long-term capital gain or loss if their Note was held for more than one year.
Information Reporting and Backup Withholding
      The Indenture Trustee will be required to report annually to the IRS, and to each Note Owner, the amount of interest paid on the Notes (and the amount withheld for federal income taxes, if any) for each calendar year, except as to exempt recipients (generally, corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts, or nonresident aliens who provide certification as to their status). Each Note Owner (other than Note Owners who are not subject to the reporting requirements) will be required to provide, under penalty of perjury, a certificate containing the Note Owner’s name, address, correct federal taxpayer identification number (which includes a social security number) and a statement that the Note Owner is not subject to backup withholding. Should a non-exempt Note Owner fail to provide the required certification or should the IRS notify the Indenture Trustee or the Issuer that the Note Owner has provided an incorrect federal taxpayer identification number or is otherwise subject to backup withholding, the Indenture Trustee will be required to withhold (or cause to be withheld) on the interest otherwise payable to the Note Owner, and remit the withheld amounts to the IRS as a credit against the Note Owner’s federal income tax liability.

Tax Consequences to Foreign Investors
      The following information describes the United States federal income tax treatment of investors that are not U.S. persons (each, a “Foreign Person”). The term “Foreign Person” means any Note Owner other than (i) a citizen or resident of the United States, (ii) a corporation or partnership (including an entity treated as a corporation or a partnership for federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof (unless in the case of an entity treated as a partnership Treasury regulations are adopted that provide otherwise), (iii) an estate whose income is subject to United States federal income tax regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) such trust is eligible to and has elected to be treated as a domestic trust pursuant to the Code, despite not meeting the requirements described in (a). Interest paid or accrued to a Foreign Person that is not effectively connected with the conduct of a trade or business within the United States by the Foreign Person, will generally be considered “portfolio interest” and generally will not be subject to United States federal income tax and withholding tax, as long as the Foreign Person (i) is not actually or constructively a “10 percent shareholder” of the Issuer or NMAC, or a “controlled foreign corporation” with respect to which the Issuer or NMAC is a “related person” within the meaning of the Code, and (ii) provides an appropriate statement, signed under penalty of perjury, certifying that the Note Owner is a Foreign Person and providing that Foreign Person’s name and address. The statement may be made on a Form W-8BEN or substantially similar substitute form, and the Foreign Person must inform the withholding agent of any change in the information on the statement within 30 days of the change. If a certificate is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the withholding agent. However, in that case, the signed statement must be accompanied by Form W-8BEN or substitute form provided by the Foreign Person to the organization or institution holding the certificate on behalf of the Foreign Person. Special rules apply to partnerships, estates and trusts, and in certain circumstances certifications as to foreign status and other matters may be required to be provided by partners and beneficiaries thereof. If such interest were not portfolio interest, then it would be subject to United States federal income and withholding tax at a rate of 30 percent unless reduced or eliminated pursuant to an applicable income tax treaty.
      Any capital gain realized on the sale or other taxable disposition of a Note by a Foreign Person will be exempt from United States federal income and withholding tax provided that (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the Foreign Person, and (ii) in the case of an individual Foreign Person, the Foreign Person is not present in the United States for 183 days or more in the taxable year and certain other requirements are met.
      If the interest, gain or income on a Note held by a Foreign Person is effectively connected with the conduct of a trade or business in the United States by the Foreign Person, the Note Owner (although exempt from the withholding tax previously discussed if a duly executed Form W-8ECI is furnished) generally will be subject to United States federal income tax on the interest, gain or income at regular federal income tax rates. In addition, if the Foreign Person is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its “effectively connected earnings and profits” within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty.
      THE FEDERAL TAX DISCUSSIONS SET FORTH ABOVE ARE INCLUDED FOR GENERAL INFORMATION ONLY, AND MAY NOT BE APPLICABLE DEPENDING UPON A NOTE OWNER’S PARTICULAR TAX SITUATION. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

CERTAIN ERISA CONSIDERATIONS
General
      Subject to the following discussion the Notes may be acquired by pension, profit-sharing or other employee benefit plans, as well as individual retirement accounts, Keogh plans and other plans covered by Section 4975 of the Code (each a “Plan”). Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code prohibit a Plan from engaging in certain transactions with persons that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to such Plans. A violation of these “prohibited transaction” rules may result in an excise tax or other penalties and liabilities under ERISA and the Code for such persons or the fiduciaries of the Plan. In addition, Title I of ERISA also requires fiduciaries of a Plan subject to ERISA to make investments that are prudent, diversified and in accordance with the governing plan documents.
Prohibited Transactions
      Certain transactions involving the Issuer might be deemed to constitute or give rise to prohibited transactions under ERISA and Section 4975 of the Code with respect to a Plan that purchased Notes if assets of the Issuer were deemed to be assets of a Plan. Under a regulation issued by the United States Department of Labor (the “Plan Assets Regulation”), the assets of the Issuer would be treated as “plan assets” of a Plan for purposes of ERISA and Section 4975 of the Code only if the Plan acquires an “equity interest” in the Issuer and none of the exceptions contained in the Plan Assets Regulation is applicable. An equity interest is defined under the Plan Assets Regulation as an interest other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. Although there is little guidance on the subject, assuming the Notes constitute debt for local law purposes, the Transferor believes that, at the time of their issuance, the Notes should be treated as indebtedness without substantial equity features for purposes of the Plan Assets Regulation. This determination is based in part upon the traditional debt features of the notes, including the reasonable expectation of purchasers of notes that the notes will be repaid when due, as well as the absence of conversion rights, warrants and other typical equity features. The debt treatment of the notes for ERISA purposes could change if the issuer incurs losses. This risk of recharacterization is enhanced for notes that are subordinated to other classes of securities.
      However, without regard to whether the Notes are treated as an equity interest for such purposes, the acquisition or holding of Notes by or on behalf of a Plan could be considered to give rise to a prohibited transaction if the Issuer, the Transferor, the Servicer, the Cap Provider, the Titling Trustee, the Owner Trustee, the Indenture Trustee, any certificateholder or any of their respective affiliates, is or becomes a Party in Interest with respect to such Plan. In such case, certain exemptions from the prohibited transaction rules could be applicable, depending on the identity of the Plan fiduciary making the decision to acquire a Note and the circumstances of the transaction. Included among these exemptions are: Prohibited Transaction Class Exemption (“PTCE”) 90-1, which exempts certain transactions involving insurance company pooled separate accounts, PTCE 95-60, which exempts certain transactions involving insurance company general accounts, PTCE 91-38, which exempts certain transactions involving bank collective investment funds, PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an “in-house asset manager” and PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a “qualified professional asset manager.” Insurance company general accounts should also discuss with their legal counsel the availability of exemptive relief under Section 401(c) of ERISA. A purchaser of Notes should be aware, however, that even if the conditions specified in one or more exemptions are met, the scope of the relief provided by the applicable exemption or exemptions might not cover all acts that might be construed as prohibited transactions.
      Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements, however governmental plans may be subject to comparable state law restrictions.

      A Plan fiduciary considering the purchase of Notes should consult its tax and/or legal advisors regarding whether the assets of the Issuer would be considered plan assets, the possibility of exemptive relief from the prohibited transaction rules and other issues and their potential consequences.
      Each purchaser or transferee of a Note, by its acceptance of that Note, will be deemed to have represented that (a) it is not acquiring the note (or any interest therein) with the assets of, any “employee benefit plan” as defined in Section 3(3) of ERISA which is subject to Title I of ERISA, a “plan” as defined in Section 4975 of the Code, an entity whose underlying assets include “plan assets” of any of the foregoing, or any other plan which is subject to applicable law that is substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code; or (b) the acquisition, holding and disposition of such Note will not give rise to a nonexempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any substantially similar law.
RATINGS OF THE NOTES
      The Securities will be issued only if the Class A-1 Notes are rated in the highest short-term rating category and, the Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes are rated in the highest long-term category. The ratings of the Notes will be based primarily upon the value of the Leases and the Leased Vehicles, the Reserve Account, the Certificates and the terms of the Securities. There can be no assurance that any such rating will not be lowered or withdrawn by the assigning Rating Agency if, in its judgment, circumstances so warrant. If a rating with respect to any class of Notes is qualified, reduced or withdrawn, no person or entity will be obligated to provide any additional credit enhancement with respect to the Notes or any other Securities that have been rated.
      A rating is not a recommendation to buy, sell or hold the Notes, inasmuch as such rating does not comment as to market price or suitability for a particular investor. The rating of the Notes address the likelihood of the payments on the Notes pursuant to their terms.
      There can be no assurance as to whether any rating agency other than the assigning Rating Agency will rate the Notes or, if one does, what rating will be assigned by such other rating agency. A rating on the Notes by another rating agency, if assigned at all, may be lower than the ratings assigned to the Notes by the assigning Rating Agency.
LEGAL MATTERS
      Certain legal matters relating to the Notes will be passed upon for NMAC and the Transferor by Susan M. Derian, Esq., General Counsel to NMAC. Certain other legal matters with respect to the Notes, including federal income tax matters, will be passed upon for the Transferor, NMAC and the Issuer by Mayer, Brown, Rowe & Maw LLP. Richards, Layton & Finger P.A., will act as special Delaware counsel to the Transferor and the Issuer. Orrick, Herrington & Sutcliffe LLP, will act as counsel for the Underwriters.
UNDERWRITING
      Subject to the terms and conditions set forth in an Underwriting Agreement (the “Underwriting Agreement”), the Transferor has agreed to sell to each of the Underwriters named below (collectively, the

“Underwriters”), and each of the Underwriters has severally agreed to purchase, the principal amount of Notes set forth opposite its name below:

	Principal	Principal	Principal	Principal
	Amount of	Amounts of	Amount of	Amount of
Underwriters	Class A-1 Notes	Class A-2 Notes	Class A-3 Notes	Class A-4 Notes

Merrill Lynch, Pierce, Fenner & Smith Incorporated	36,350,000	37,000,000	67,000,000	73,350,000
Citigroup Global Markets Inc.	36,350,000	37,000,000	67,000,000	73,350,000
ABN AMRO Incorporated	24,000,000	26,500,000	49,000,000	54,000,000
Deutsche Bank Securities Inc.	24,000,000	26,500,000	49,000,000	54,000,000
Greenwich Capital Markets, Inc.	24,000,000	26,500,000	49,000,000	54,000,000
J.P. Morgan Securities Inc.	24,000,000	26,500,000	49,000,000	54,000,000
Morgan Stanley & Co. Incorporated	24,000,000	26,500,000	49,000,000	54,000,000
SG Americas Securities, LLC	24,000,000	26,500,000	49,000,000	54,000,000
The Williams Capital Group, L.P.	3,000,000	9,000,000	17,000,000	18,000,000

Total	$219,700,000	$242,000,000	$445,000,000	$488,700,000

      In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase all of the Notes if any of the Notes are purchased. This obligation of the Underwriters is subject to specified conditions precedent set forth in the Underwriting Agreement. The Transferor has been advised by the Underwriters that they propose initially to offer the Notes to the public at the prices set forth on the cover of this prospectus, and to specified dealers at that price less the initial concession not in excess of 0.0480% of the principal amount of the Notes per Class A-1 Note, 0.0750% per Class A-2 Note, 0.0840% per Class A-3 Note and 0.1140% per Class A-4 Note. The Underwriters may allow, and those dealers may reallow, a concession not in excess of 0.0384% per Class A-1 Note, 0.0600% per Class A-2 Note, 0.0672% per Class A-3 Note and 0.0912% per Class A-4 Note to some other dealers. After the initial public offering of the Notes, the public offering price and those concessions may be changed.
      The Transferor and NMAC have agreed to indemnify the Underwriters against specified liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect thereof. However, in the opinion of the SEC, certain indemnification provisions for liability arising under the federal securities laws are contrary to public policy and therefore unenforceable. In the ordinary course of their respective businesses, the Underwriters and their respective affiliates have engaged and may engage in investment banking and/or commercial banking transactions with Nissan and its affiliates.
      The Notes are new issues of securities with no established trading markets. The Transferor has been advised by the Underwriters that they intend to make a market in the Notes of each class, in each case as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Notes of any class, and that market-making may be discontinued at any time without notice at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes of any class.
      The Issuer may, from time to time, invest funds in the Accounts in Eligible Investments acquired from the Underwriters.
      NMAC or its affiliates may apply all or any portion of the net proceeds of the sale of the 2005-A SUBI Certificate to the Transferor to the repayment of debt, including “warehouse” debt secured by leases and/or to repurchase leases sold into a receivables purchase facility. One or more of the Underwriters (or (a) their respective affiliates or (b) entities for which their respective affiliates act as administrative agent and/or provide liquidity lines) may have acted as a “warehouse” lender or purchaser to NMAC or its affiliates, and may receive a portion of such proceeds as repayment of such “warehouse” debt or as repurchase proceeds.

      Additionally, certain of the Underwriters and their affiliates engage in transactions with and perform services for NMAC and its affiliates in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with NMAC and its affiliates.
      The Underwriters have advised the Transferor that in connection with the offering of the Notes, the Underwriters may engage in overallotment transactions, stabilizing transactions or syndicate covering transactions in accordance with Regulation M under the Securities and Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which creates a short position for the Underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Overallotment, stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. Neither the Transferor nor the Underwriters makes any representation or prediction as to the direction or magnitude of any of that effect on the prices for the Notes. Neither the Transferor nor the Underwriters represent that the Underwriters will engage in any such transactions. If the Underwriters engage in such transactions, they may discontinue them at any time. Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, generally requires trades in the secondary market to settle in three Business Days, unless the parties to such trade expressly agree otherwise. Because delivery of Notes to purchasers hereunder will settle more than three Business Days after the date hereof, purchasers hereunder who wish to trade notes in the secondary market on the date hereof will be required to specify an alternative settlement cycle with their secondary purchasers to prevent a failed settlement of the secondary purchase. Purchasers hereunder who wish to make such secondary trades on the date hereof should consult their own advisors.
      Each Underwriter will represent that (i) it has not offered or sold and will not offer or sell, prior to the date six months after their date of issuance, any Notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted in and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended); (ii) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (the “FSMA”) with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and (iii) it will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Transferor.
AVAILABLE INFORMATION
      The Transferor, Nissan-Infiniti LT, NILT Trust, and the Issuer have filed with the SEC a Registration Statement under the Securities Act of 1933, as amended, with respect to the Notes being offered in this prospectus. This prospectus does not contain all of the information in the Registration Statement. The Registration Statement is available for inspection and copying at the public reference facilities of the SEC at 100 F Street NE, Washington, D.C. 20549. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. NMAC, on behalf of the Issuer, will file or cause to be filed with the SEC periodic reports required under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

INDEX OF PRINCIPAL TERMS
      Set forth below is a list of certain of the more important capitalized terms used in this prospectus and the pages on which the definitions of such terms may be found

Term	Page

0% Prepayment Assumption	50
25% Prepayment Assumption	50
100% Prepayment Assumption	49
1992 Master Agreement	92
ABS	48
Accounts	69
Accrual Period	55
Adjusted Capitalized Cost	41
Administrative Agent	87
Administrative Charges	85
Administrative Lien	21
Advance	83
ALG	24
ALG Residual	25
Available Funds	63
Available Funds Shortfall Amount	63
Available Principal Distribution Amount	57
Bank	92
Base Residual	24
Basic Documents	55
Basic Servicing Agreement	20
Business Day	55
Calculation Agent	56
Cap Agreement	92
Cap Event of Default	93
Cap Payment	57
Cap Provider	57
Cap Rate	57
Cap Termination	94
Cap Termination Events	93
Cap Termination Payment	94
Casualty Termination	39
Cede	54
Certificate Balance	58
Certificate Distribution Account	69
Certificate Distribution Amount	65
Certificate Factor	54
Certificateholders	16
Certificates	16
Clearstream Banking Luxembourg	59
Clearstream Banking Participants	61
Closing Date	16
Code	72
Collection Period	63
Collections	80
Contingent and Excess Liability Insurance	28
Contract Residual	25
Cooperative	61
Credit Termination	39
Cutoff Date	19
Dealers	16
Defaulted Vehicle	81
Definitive Notes	55
Depositaries	60
Deposit Date	55
Designated LIBOR Page	56
Direct Participants	59
Disposition Amount	38
Disposition Expenses	82
Distribution Accounts	69
DTCC	59
Early Lease Terminations	39
Early Termination Charge	39
Early Termination Date	94
Early Termination Purchase Option Price	80
ERISA	109
EMCC	59
Euroclear	59
Euroclear Operator	61
Euroclear Participants	61
Excess Amounts	64
Excess Mileage and Excess Wear and Tear Charges	26
FICO Scores	24
Floating Rate Notes	56
Foreign Person	108
FSMA	112
Global Securities	A-1
GSCC	59
Indenture	18
Indenture Default	70

Term	Page

Indenture Trustee	18
Indirect Participants	59
Initial ALG Residual	25
Initial Certificate Balance	16
Initial Note Balance	16
insolvency laws	95
Illegality	93
Insurance Proceeds	39
Interest Determination Date	56
Interest Reset Date	56
IRS	105
ISDA	92
Issuer	16
Lease Maturity Date	38
Lease Rate	40
Lease Term	38
Leased Vehicles	16
Leases	16
Lemon Law	103
Lessee Initiated Early Termination	39
LIBOR	56
Liquidated Lease	80
Liquidation Proceeds	80
LKE	38
London Business Day	56
Loss	78
Matured Vehicle	81
Maximum Residualized MSRP	25
MBSCC	59
Monthly Early Termination Sale Proceeds	80
Monthly Payment	38
Monthly Payment Advance	83
Monthly Principal Distributable Amount	58
Monthly Remittance Condition	81
Monthly Sales Proceeds	80
Monthly Scheduled Termination Sale Proceeds	80
Moody’s	17
MRM Residual	25
MSRP	25
Net Auction Proceeds	82
Net Insurance Proceeds	47
Net Liquidation Proceeds	81
Nissan	24
NMAC	16
NNA	25
Note Balance	58
Note Distribution Account	69
Note Distribution Amount	65
Note Factor	54
Note Final Scheduled Payment Date	58
Note Owner	59
Note Rate	55
Noteholders	55
Notes	16
NSCC	59
OID	105
Optimal Principal Distributable Amount	58
Optional Purchase	66
Optional Purchase Price	66
Other SUBI	16
Other SUBI Assets	76
Other SUBI Certificates	20
Owner Trustee	18
Parties in Interest	109
Payment Ahead	81
Payment Date	55
Payment Date Advance Reimbursement	64
Permitted Investments	70
Plan	109
Plan Assets Regulation	109
Principal Carryover Shortfall	58
Principal Distribution Amount	57
PTCE	109
Pull-Forward	30
Pull-Forward Payment	30
QI	38
Rating Agencies	17
Rating Agency Condition	88
Reallocation Payments	68
Recoveries	81
Redemption Price	66
Remaining Net Auction Proceeds	81
Remaining Payoffs	81
Replacement Vehicles	38
Repurchase Payment	22
Required Deposit Rating	69
Reserve Account	68

Term	Page

Reserve Account Draw Amount	68
Reserve Account Requirement	69
Residual Value Loss	82
Residual Value Surplus	82
Sales Proceeds Advance	83
SEC	i
Securities	16
Securitization Rate	24
Securitization Value	24
Security Deposit	46
Securityholders	16
Servicer Defaults	86
Servicing Agreement	21
Servicing Fee	85
Servicer	20
Spread	56
Standard & Poor’s Ratings Services	17
SUBI Certificate Transfer Agreement	23
SUBI Trust Agreement	22
Tax Event	93
Tax Event Upon Merger	93
Term Extension	29
Terms and Conditions	62
Titling Trust	16
Titling Trust Agreement	20
Titling Trust Assets	21
Titling Trustee	20
Transferor	16
Transportation Act	13
Trust	16
Trust Administration Agreement	87
Trust Agent	20
Trust Agreement	18
Trust Estate	19
Trust SUBI Certificate Transfer Agreement	23
Trustees	18
2005-A SUBI	16
2005-A SUBI Assets	16
2005-A SUBI Certificate	16
2005-A SUBI Collection Account	67
2005-A SUBI Supplement	22
U.S. Bank	20
UCC	59
Underwriters	111
Underwriting Agreement	110
UTI	16
UTI Assets	76
UTI Beneficiary	16
UTI Certificates	20

ANNEX A
GLOBAL CLEARANCE, SETTLEMENT AND
TAX DOCUMENTATION PROCEDURES
      Except in specified circumstances, the globally offered Notes (the “Global Securities”) will be available only in book-entry form. Investors in the Global Securities may hold those Global Securities through DTC, Clearstream Banking Luxembourg or Euroclear. The Global Securities will be tradable as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle in same-day funds.
      Secondary market trading between investors holding Global Securities through Clearstream Banking Luxembourg and Euroclear will be conducted in the ordinary way in accordance with their normal rules and operating procedures and in accordance with conventional eurobond practice (i.e., three calendar day settlement).
      Secondary market trading between investors holding Global Securities through DTC will be conducted according to the rules and procedure applicable to U.S. corporate debt obligations and prior asset-backed securities issues.
      Secondary cross-market trading between Clearstream Banking Luxembourg or Euroclear and DTC Participants holding securities will be effected on a delivery-against-payment basis through the depositaries of Clearstream Banking Luxembourg and Euroclear (in that capacity) and as DTC Participants.
      Non-U.S. holders (as described below) of Global Securities will be subject to U.S. withholding taxes unless those holders meet specified requirements and deliver appropriate U.S. tax documents to the securities clearing organizations or their participants.
Initial Settlement
      All Global Securities will be held in book-entry form by DTC in the name of Cede & Co. as nominee of DTC. Investors’ interests in the Global Securities will be represented through financial institutions acting on their behalf as direct and indirect Participants in DTC. As a result, Clearstream Banking Luxembourg and Euroclear will hold positions on behalf of their participants through their depositaries, which in turn will hold those positions in accounts as DTC Participants.
      Investors electing to hold their Global Securities through DTC will follow DTC settlement practice. Investor securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.
      Investors electing to hold their Global Securities through Clearstream Banking Luxembourg or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no “lock-up” or restricted period. Global Securities will be credited to securities custody accounts on the settlement date against payment in same-day funds.
Secondary Market Trading
      Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.
      Trading between DTC Participants. Secondary market trading between DTC Participants will be settled using the procedures applicable to prior asset-backed securities issues in same-day funds.
      Trading between Clearstream Banking Luxembourg and/or Euroclear Participants. Secondary market trading between Clearstream Banking Luxembourg Participants or Euroclear Participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

      Trading between DTC Seller and Clearstream Banking Luxembourg or Euroclear Participants. When Global Securities are to be transferred from the account of a DTC Participant to the account of a Clearstream Banking Luxembourg Participant or a Euroclear Participant, the purchaser will send instructions to Clearstream Banking Luxembourg or Euroclear through a Clearstream Banking Luxembourg Participant or Euroclear Participant at least one business day prior to settlement. Clearstream Banking Luxembourg or Euroclear will instruct the respective Depositary, as the case may be, to receive the Global Securities against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment date to and excluding the settlement date, on the basis of the actual number of days in that accrual period and a year assumed to consist of 360 days. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by the respective Depositary to the DTC Participant’s account against delivery of the Global Securities. After settlement has been completed, the Global Securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Clearstream Banking Luxembourg Participant’s or Euroclear Participant’s account. The securities credit will appear the next day (European time) and the cash debt will be back-valued to, and the interest on the Global Securities will accrue from, the value date (which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the Clearstream Banking Luxembourg or Euroclear cash debt will be valued instead as of the actual settlement date.
      Clearstream Banking Luxembourg Participants and Euroclear Participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream Banking Luxembourg or Euroclear. Under this approach, they may take on credit exposure to Clearstream Banking Luxembourg or Euroclear until the Global Securities are credited to their accounts one day later.
      As an alternative, if Clearstream Banking Luxembourg or Euroclear has extended a line of credit to them, Clearstream Banking Luxembourg Participants or Euroclear Participants can elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Clearstream Banking Luxembourg Participants or Euroclear Participants purchasing Global Securities would incur overdraft charges for one day, assuming they clear the overdraft when the Global Securities are credited to their accounts. However, interest on the Global Securities would accrue from the value date. Therefore, in many cases the investment income on the Global Securities earned during that one-day period may substantially reduce or offset the amount of those overdraft charges, although this result will depend on each Clearstream Banking Luxembourg Participant’s or Euroclear Participant’s particular cost of funds.
      Since the settlement is taking place during New York business hours, DTC Participants can employ their usual procedures for sending Global Securities to the respective European Depositary for the benefit of Clearstream Banking Luxembourg Participants or Euroclear Participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC Participants a cross-market transaction will settle no differently than a trade between two DTC Participants.
      Trading between Clearstream Banking Luxembourg or Euroclear Seller and DTC Purchaser. Due to time zone differences in their favor, Clearstream Banking Luxembourg Participants and Euroclear Participants may employ their customary procedures for transactions in which Global Securities are to be transferred by the respective clearing system, through the respective Depositary, to a DTC Participant. The seller will send instructions to Clearstream Banking Luxembourg or Euroclear through a Clearstream Banking Luxembourg Participant or Euroclear Participant at least one business day prior to settlement. In these cases, Clearstream Banking Luxembourg or Euroclear will instruct the Relevant Depositary, as appropriate, to deliver the Global Securities to the DTC Participant’s account against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment to and excluding the settlement date on the basis of the actual number of days in that accrual period and a year assumed to consist of 360 days. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. The payment will then be reflected in the account of the Clearstream Banking Luxembourg Participant or Euroclear Participant the following day, and receipt of the cash proceeds in the Clearstream Banking Luxembourg Participant’s or Euroclear Participant’s account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). Should the Clearstream Banking Luxembourg Participant or Euroclear Participant have a line of credit with its respective clearing system and elect to be in debt in anticipation of receipt of the sale proceeds in its account, the back valuation will extinguish any overdraft incurred over that one-day period. If settlement is not completed on the intended value date (i.e., the trade fails), receipt of the cash proceeds in the Clearstream Banking Luxembourg Participant’s or Euroclear Participant’s account would instead be valued as of the actual settlement date.
      Finally, day traders that use Clearstream Banking Luxembourg or Euroclear and that purchase Global Securities from DTC Participants for delivery to Clearstream Banking Luxembourg Participants or Euroclear Participants should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

(1)	borrowing through Clearstream Banking Luxembourg or Euroclear for one day (until the purchase side of the day trade is reflected in their Clearstream Banking Luxembourg or Euroclear accounts) in accordance with the clearing system’s customary procedures;

(2)	borrowing the Global Securities in the U.S. from a DTC Participant no later than one day prior to settlement, which would give the Global Securities sufficient time to be reflected in their Clearstream Banking Luxembourg or Euroclear account in order to settle the sale side of the trade; or

(3)	staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC Participant is at least one day prior to the value date for the sale to the Clearstream Banking Luxembourg Participant or Euroclear Participant.
Material U.S. Federal Income Tax Documentation Requirements
      A beneficial owner of Global Securities holding securities through Clearstream Banking Luxembourg or Euroclear (or through DTC if the holder has an address outside the U.S.) will be subject to the 30% U.S. withholding tax that generally applies to payments of interest (including original issue discount) on registered debt issued by U.S. persons, unless (1) each clearing system, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business in the chain of intermediaries between that beneficial owner and the U.S. entity required to withhold tax complies with applicable certification requirements and (2) that beneficial owner takes appropriate steps to obtain an exemption or reduced tax rate. See “Certain Material Federal Income Tax Consequences” in the prospectus.

$1,395,400,000
Nissan Auto Lease Trust 2005-A
Asset Backed Notes
Nissan Auto Lease Trust 2005-A
Nissan Auto Leasing LLC II
Transferor
Nissan Motor Acceptance Corporation
Servicer
$219,700,000 4.271% Asset Backed Notes, Class A-1
$242,000,000 4.61% Asset Backed Notes, Class A-2
$445,000,000 4.70% Asset Backed Notes, Class A-3
$488,700,000 Floating Rate Asset Backed Notes, Class A-4

PROSPECTUS

Underwriters
Merrill Lynch & Co.
Citigroup
ABN AMRO Incorporated
Deutsche Bank Securities
JPMorgan
Morgan Stanley
RBS Greenwich Capital
SG Corporate & Investment Banking
The Williams Capital Group, L.P.
   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. Any representation to the contrary is a criminal offense.
   We are not offering the Notes in any state where the offer is not permitted.